   As filed with the Securities and Exchange Commission on January 31, 2000

                                                       Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                SUMMIT BANCORP.
            (Exact name of registrant as specified in its charter)

         New Jersey                           6711                                22-1903313
(State or other jurisdiction      (Primary Standard Industrial        (I.R.S. Employer Identification Number)
     of incorporation)             Classification Code Number)

                      301 Carnegie Center, P.O. Box 2066
                       Princeton, New Jersey 08543-2066
                                (609) 987-3200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Richard F. Ober, Jr., Esq.
            Executive Vice President, General Counsel and Secretary
                      301 Carnegie Center, P.O. Box 2066
                       Princeton, New Jersey 08543-2066
                                (609) 987-3430
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                            Robert M. LaRose, Esq.
                              Thompson Coburn LLP
                             One Mercantile Center
                           St. Louis, Missouri 63101
                                (314) 552-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the merger as described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                  Proposed                   Proposed
          Title of each class of             Amount           maximum offering           maximum aggregate           Amount of
        security to be registered       to be registered       price per share         offering price /(2)/      registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.80 per share (and associated
 stock purchase rights) /(1)/           1,344,256 shares             $13.98                 $18,795,432               $4,962
====================================================================================================================================

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Estimated solely for the purposes of computing the registration fee pursuant to the provisions of Rule 457(f), and based upon the $18,795,432 aggregate book value of the 100 shares of Class A common stock and 3,061,045.20 shares of Class B common stock of MSFG, Inc. issued and outstanding as of December 31, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  MSFG, Inc.
                               14 Commerce Drive
                       Cranford, New Jersey  07016-3505

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  To Be Held February 29, 2000 at 10:00 a.m.

To our shareholders:

     A special meeting of shareholders of MSFG, Inc. will be held at 10:00 a.m., local time, on February 29, 2000, at the Plainfield Country Club, 1591 Woodland Avenue, Edison, New Jersey 08820 for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated December 31, 1999, by and among Summit Bancorp., Summit Bank (New Jersey), MSFG, Inc. and the shareholders of MSFG, Inc. who are signatories to the Agreement and Plan of Reorganization, and the transactions contemplated thereby, including the merger of a to-be-formed wholly owned subsidiary of Summit Bancorp. into MSFG, Inc., pursuant to which each share of common stock of MSFG, Inc. will be converted into the right to receive
          0.4391 of a share of common stock of Summit Bancorp., as more fully described in the accompanying Proxy Statement-Prospectus; and

     2. To transact such other business as may properly come before the special meeting.

     Shareholders of record as of the close of business on January 15, 2000 are entitled to notice of and to vote at the special meeting. All shareholders are cordially invited to attend the special meeting.

     THE BOARD OF DIRECTORS OF MSFG, INC. HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                              BY ORDER OF THE BOARD OF DIRECTORS OF
                              MSFG, INC.

                              __________________________________________________
                              Thomas J. Sharkey, Sr.
                              Chairman of the Board

Cranford, New Jersey
February ___, 2000

     Whether or not you expect to attend the special meeting, please complete, date and sign the enclosed proxy card and promptly mail the proxy card in the enclosed envelope in order to assure representation of your shares at the special meeting. No postage is required if mailed in the United States. If you attend the special meeting, you may vote either in person or by proxy. Any proxy given may be revoked by you in writing at any time before the proxy is voted at the meeting.

                          SUMMIT BANCORP. PROSPECTUS
                                _______________

                          MSFG, INC. PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 29, 2000

     The boards of directors of Summit Bancorp. and MSFG, Inc. have agreed upon a merger combining MSFG and a wholly owned subsidiary of Summit. Pursuant to the terms of the Agreement and Plan of Reorganization, dated December 31, 1999, among Summit, Summit Bank (New Jersey), MSFG and the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization, a to-be-formed wholly owned subsidiary of Summit will merge into MSFG. As a result of the merger, MSFG will be a wholly owned subsidiary of Summit. Immediately after the merger becomes effective, Summit will contribute all of the shares of MSFG to its subsidiary bank, Summit Bank (New Jersey). We cannot complete the merger unless the shareholders of MSFG approve it. A special meeting of shareholders of MSFG will be held on February 29, 2000 at the Plainfield Country Club, 1591 Woodland Avenue, Edison, New Jersey 08820 at 10:00 a.m., local time, to vote on the merger. Summit shareholders do not need to approve the merger.

     If the merger is completed, you will be entitled to receive that number of whole shares of common stock of Summit determined by multiplying the number of shares of MSFG common stock you own on the effective date of the merger by 0.4391, the exchange ratio.

     This Proxy Statement-Prospectus gives you detailed information about the merger we are proposing and it includes our Agreement and Plan of Reorganization as an appendix. It is a proxy statement that MSFG is using to solicit proxies for use at the MSFG special meeting of shareholders. It is also a prospectus relating to Summit's issuance of up to 1,344,256 shares of Summit common stock, and associated preferred stock purchase rights under Summit's shareholder rights plan, in connection with the merger.

     Summit common stock is traded on the New York Stock Exchange under the symbol "SUB." On February __, 2000, the closing sale price for Summit common stock as reported on the New York Stock Exchange Composite Tape was $_____ per share. MSFG common stock is not actively traded or regularly quoted.

     This Proxy Statement-Prospectus also includes a formal Notice of Special Meeting of Shareholders. A proxy card and return envelope are enclosed to facilitate your voting if you cannot attend the meeting. YOUR VOTE IS VERY IMPORTANT. Please mail your proxy promptly.

     The MSFG board of directors unanimously recommends that you vote "FOR" approval of the merger.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Proxy Statement-Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     The securities of Summit being offered through this document are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     This Proxy Statement-Prospectus is dated February __, 2000 and was first mailed to MSFG shareholders on or about February __, 2000.

                         FINDING IMPORTANT INFORMATION

     This Proxy Statement-Prospectus contains important information about our companies and the merger that you should read and consider carefully before you vote your shares. The principal sections of this document are located at the pages referenced in the Table of Contents. The reorganization agreement is included as an appendix to this document. In addition, we have incorporated by reference important business and financial information about Summit from documents filed with the Securities and Exchange Commission and such documents have been delivered with this Proxy Statement-Prospectus.

     Additional copies of the documents that have been delivered with this Proxy Statement-Prospectus are available to you without charge upon your written or oral request. You can obtain additional copies of the documents incorporated by reference in this document, excluding exhibits, by requesting them in writing or by telephone from Summit Bancorp., Attention: Corporate Secretary, 301 Carnegie Center, Princeton, New Jersey 08543, Telephone (609) 987-3442.

     We will mail to you any incorporated documents you request by first class mail, or another equally prompt means, within one business day after we receive your request. In order to ensure timely delivery of these documents to you, we must receive your request by February 22, 2000. See "WHERE YOU CAN FIND MORE INFORMATION" for more information about the documents incorporated by reference in this Proxy Statement-Prospectus.

                               TABLE OF CONTENTS

SUMMARY....................................................................................................................   1
  General..................................................................................................................   1
  The Companies............................................................................................................   1
  MSFG Special Meeting.....................................................................................................   2
  The Merger...............................................................................................................   2
  Market Prices and Dividends..............................................................................................   5
  Pro Forma MSFG...........................................................................................................   5
CAUTIONARY STATEMENT
  REGARDING FORWARD-LOOKING
  INFORMATION..............................................................................................................   7
INTRODUCTION...............................................................................................................   8
SPECIAL MEETING............................................................................................................   8
  Record Date..............................................................................................................   8
  Quorum and Vote Required.................................................................................................   8
  Stock Held by MSFG Directors and
     Others................................................................................................................   9
  Voting of Proxies........................................................................................................   9
  How to Revoke a Proxy....................................................................................................   9
  Solicitation of Proxies..................................................................................................   9
SELECTED FINANCIAL DATA....................................................................................................  11
COMPARATIVE AND PRO FORMA
  PER SHARE FINANCIAL
  INFORMATION..............................................................................................................  14
MARKET PRICE AND DIVIDEND
  MATTERS..................................................................................................................  15
  Market Price and Dividend History........................................................................................  15
  Dividend Limitations.....................................................................................................  16
TERMS OF THE PROPOSED MERGER...............................................................................................  16
  General..................................................................................................................  16
  Closing and Effective Time...............................................................................................  16
  Determination of Number of Shares
     to be Issued at Closing...............................................................................................  17
  Purpose and Issuance of the Shares
     Retained by Summit....................................................................................................  17
 Purpose and Issuance of Shares
     Deposited in Escrow Account...........................................................................................  18
  Exchange of Shares.......................................................................................................  19
  Conversion of MSFG Stock Options.........................................................................................  20
  Recommendation of MSFG Board.............................................................................................  20
  Background of the Merger.................................................................................................  20
  Reasons for the Merger...................................................................................................  22
  Regulatory Action........................................................................................................  23
  Interests of Certain Persons in the
     Merger................................................................................................................  23
  The Reorganization Agreement.............................................................................................  25
  Indemnification..........................................................................................................  27
  Dissenters Rights........................................................................................................  27
  New York Stock Exchange Listing..........................................................................................  28
  Accounting Treatment.....................................................................................................  28
  Certain Federal Income Tax
     Consequences of the Merger............................................................................................  28
  Resale of Summit Common Stock............................................................................................  29
  Differences in Shareholders' Rights......................................................................................  29
SUMMIT BANCORP.............................................................................................................  37
  Description of Business..................................................................................................  37
  Recent Developments......................................................................................................  38
  Management Information...................................................................................................  38
DESCRIPTION OF SUMMIT CAPITAL
  STOCK....................................................................................................................  38
  Common Stock.............................................................................................................  39
  Shareholder Rights Plans.................................................................................................  39
MSFG, INC..................................................................................................................  40
  Description of Business..................................................................................................  40
  Management's Discussion and
     Analysis of Financial Condition and
     Results of Operations.................................................................................................  42
  Beneficial Ownership of MSFG
     Common Stock..........................................................................................................  45
  Description of MSFG Capital
     Stock.................................................................................................................  45
SHAREHOLDER PROPOSALS......................................................................................................  45
OTHER MATTERS..............................................................................................................  46
LEGAL MATTERS..............................................................................................................  46
EXPERTS....................................................................................................................  47
WHERE YOU CAN FIND MORE
  INFORMATION..............................................................................................................  47
MSFG, INC. CONSOLIDATED FINANCIAL STATEMENTS...............................................................................  50
APPENDIX A................................................................................................................. A-1

                                    SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully this entire document and the documents we have referred you to in order to fully understand the merger. Generally, each of the headings in this summary is followed by a reference to other pages of this document where you can read more about that particular topic. See "WHERE YOU CAN FIND MORE INFORMATION" to find out how you can obtain more information about Summit.


General

     We are proposing to merge a to-be-formed wholly owned subsidiary of Summit into MSFG with MSFG as the surviving corporation. As a result of the merger, MSFG will be a wholly owned subsidiary of Summit. Immediately after the merger becomes effective, Summit will contribute all of the shares of MSFG to Summit Bank (New Jersey). In the merger, you will receive shares of Summit common stock for your shares of MSFG common stock as described in this Proxy Statement-Prospectus.

The Companies (see pages 37 and 40)

     Summit Bancorp. Summit Bancorp. is a New Jersey corporation and a registered bank holding company. The principal executive offices of Summit are located at 301 Carnegie Center, Princeton, New Jersey 08543. Summit's telephone number is (609) 987-3200. Summit's subsidiary banks, Summit Bank (New Jersey), Summit Bank (Pennsylvania) and Summit Bank (Connecticut), operated 484 banking offices located in New Jersey, eastern Pennsylvania and southwestern Connecticut as of September 30, 1999. Summit's subsidiary banks are engaged in a general banking business, offering the following services and products:

     .  demand and interest bearing deposit accounts;

     .  asset management accounts;

     .  business, real estate, personal and installment loans; and

     . lease financing, fiduciary, investment management, investment advisory, custodial, correspondent, capital markets, financial advisory, money desk and treasury services.

     In addition, Summit owns subsidiaries that are engaged in:

     .  securities products and services;

     .  life, health, property and casualty insurance products and services;

     .  venture capital investment;

     .  commercial finance lending, lease financing and asset based lending;

     .  letter of credit issuance;

     .  data processing; and

     . reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     MSFG, Inc. MSFG, Inc., a New Jersey corporation, is an insurance and benefits brokerage firm with several offices located in New Jersey and Pennsylvania. MSFG offers a variety of services through its subsidiaries, including business and personal insurance, bonding, health benefits, retirement benefits and administration of employee benefit plans. The principal executive offices of MSFG are located at 14 Commerce Drive, Cranford, New Jersey 07016-3505. MSFG's telephone number is
(908) 272-8100.

MSFG Special Meeting (see page 8)

     Time, Date, Place and Purpose. MSFG will hold a special meeting of its shareholders on February 29, 2000 at 10:00 a.m., local time, at the Plainfield Country Club, 1591 Woodland Avenue, Edison, New Jersey 08820 to vote on the approval of the reorganization agreement and the merger.

     Record Date, Quorum and Vote Required. You can vote at the special meeting if you owned shares of MSFG common stock at the close of business on January 15, 2000. A majority of the outstanding shares of each class of common stock of MSFG as of January 15, 2000 must be present, in person or by proxy, to constitute a quorum at the special meeting. The merger will be approved if a majority of the votes cast by the holders of Class A common stock, voting as a separate class, a majority of the votes cast by the holders of Class B common stock, voting as a separate class, and (iii) a majority of the votes cast by the holders of Class A common stock and Class B common stock, voting as a single class, is voted for approval of the reorganization agreement and the merger.

The Merger (see page 16)

     Anticipated Effective Date of the Merger. If the merger is approved by MSFG's shareholders and all the conditions to closing are satisfied or waived, we will file a certificate of merger with the State of New Jersey which will specify the date and time at which the merger will become effective.

     We currently expect that the merger will become effective during the first calendar quarter of 2000.

     A copy of the reorganization agreement is attached as Appendix A to this Proxy Statement-Prospectus.

     Exchange of Shares. In the merger, you will receive shares of Summit common stock and associated preferred stock purchase rights in exchange for the shares of MSFG common stock you own. You will be entitled to receive that number of whole shares of common stock of Summit determined by multiplying the number of shares of MSFG common stock you own on the effective date of the merger by 0.4391, the exchange ratio.

     Fractional shares of Summit common stock will not be issued in connection with the merger. Instead, the number of shares of Summit common stock to which you will be entitled upon completion of the merger will be rounded to the nearest whole share.

     Pursuant to the terms of the reorganization agreement, three percent (3%) of the shares of Summit common stock to which you will be entitled to in connection with the merger will be retained by Summit for the purpose of funding any shortfalls with respect to levels of working capital and/or shareholders' equity on the effective date of the merger as agreed upon in the reorganization agreement. Any shares of Summit common stock remaining after the final determination of any shortfalls in working capital and/or shareholders' equity will be distributed to the MSFG shareholders in accordance with their pro rata ownership interest in MSFG on the effective date of the merger.

     In addition, Thomas J. Sharkey, Jr., William Dittman, James Manhardt, Edward D. Sharkey, Ann McCormick, Ellen Del Mauro, Brian Leddy and a limited partnership of which Thomas J. Sharkey, Sr. is the general partner have agreed to deposit 161,311 shares of Summit common stock to which they are entitled to receive pursuant to the merger in an escrow account with Manchester Trust Bank, the escrow agent, to fund any indemnification claims by Summit under the reorganization agreement. Each of these shareholders will deposit that number of shares of Summit common stock determined by multiplying the 161,311 shares by a percentage determined by dividing the shareholder's share ownership in MSFG as of the closing date by the share ownership of all these shareholders as of the closing date.

     Recommendation and Reasons of MSFG Board of Directors. MSFG's board of directors unanimously recommends that MSFG shareholders vote to approve the reorganization agreement and the merger.

     MSFG's board of directors has concluded that the proposed merger is in the best interest of MSFG, its shareholders, employees and customers, and the communities which MSFG serves. The MSFG's board of directors considered a number of important factors, some of which are listed below:

     . the MSFG board of director's familiarity with, and review of, Summit's business, financial condition, results of operations and prospects;

     .  the current and prospective environment in which MSFG operates;

     . the potential for appreciation in market value of MSFG common stock on both a short- and long-term basis in comparison to the value of the Summit common stock to be issued as consideration in the merger;

     . information about Summit derived from publicly available data as well as other financial data provided by Summit and discussions with Summit management concerning the business, financial condition, results of operations and asset quality of Summit;

     . the competitive position and future growth prospects of Summit following the merger;

     . the financial and other terms and conditions of the reorganization agreement;

     .  the effect on MSFG's employees and market area of the merger; and

     . the expectation that Summit will continue to provide quality services to the customers served by MSFG and Summit's capacity to provide a wider range of services to such customers.

     Dissenters Rights. Under New Jersey law, which governs the rights of MSFG shareholders, you do not have dissenters rights in connection with the merger.

     Federal Income Tax Consequences. You will not recognize any gain or loss for federal income tax purposes as a result of the merger. MSFG has received an opinion that the federal income tax treatment for MSFG shareholders who exchange their shares of MSFG common stock for Summit common stock will be as we have discussed in this document.

     Accounting Treatment. Summit expects to account for the merger under the purchase method of accounting. Under the purchase method of accounting, the amount by which the purchase price paid by Summit exceeds the fair value of the net assets acquired will be treated as goodwill. Intangible assets, including goodwill, recorded in the transaction will be amortized over a period not to exceed 20 years.

     Conditions to the Merger. The completion of the merger depends on a number of conditions being satisfied or waived. Some of these conditions include:

     .  the approval of the merger by the shareholders of MSFG;

     . the receipt of a waiver as to the manner in which the merger will occur from the Federal Reserve System;

     . the New York Stock Exchange's indication that the shares of Summit common stock to be issued in the merger will be listed on the New York Stock Exchange; and

     . the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     There are other normal and customary conditions to completion of the merger, including receipt of legal opinions and execution and delivery of related agreements.

     Termination of Reorganization Agreement. The reorganization agreement may be terminated by the companies as follows:

     .  by mutual agreement; and

     .  by either party if the merger has not been completed by March 30, 2000.

     Interests of Certain Persons in the Merger. At the time of the closing of the merger, six officers of MSFG shall enter into employment agreements with MSFG, as a subsidiary of Summit, following the merger.

     Escrow Agreement. At the time of the closing of the merger, Thomas J. Sharkey, Jr., William Dittman, James Manhardt, Edward Sharkey, Ann McCormick, Ellen Del Mauro, Brian Leddy and a limited partnership of which Thomas J. Sharkey, Sr. is the general partner shall enter into an escrow agreement with Summit and Manchester Trust Bank, the escrow agent. Pursuant to the terms of the escrow agreement, these shareholders have agreed to deposit with the escrow agent an aggregate of 161,311 shares of Summit common stock to which they are entitled to receive pursuant to the merger to fund any indemnification claims by Summit under the reorganization agreement. Each of these shareholders will deposit that number of shares of Summit common stock determined by multiplying the 161,311 shares by a percentage determined by dividing the shareholder's share ownership in MSFG as of the closing date by the share ownership in MSFG of all of these shareholders as of the closing date. The shares shall be held in escrow for a period of not more than three years and, to the extent not used in the payment of any indemnification claims arising under the reorganization agreement, shall be returned to the shareholders in the same percentage as the shareholders had deposited the shares into the escrow account.

     Difference in Shareholders' Rights. The rights of MSFG shareholders and the rights of Summit shareholders are both determined by New Jersey law. However, the rights of MSFG sharesholders may differ from the rights of Summit shareholders due to differences between MSFG's Certificate of Incorporation and Bylaws and Summit's Restated Certificate of Incorporation and By-Laws. Upon completion of the merger, your rights as a shareholder of Summit will be governed by Summit's Restated Certificate of Incorporation and By-Laws.

                  Market Prices and Dividends (see page 15)

     Summit common stock is listed and traded on the New York Stock Exchange under the symbol "SUB." The following table presents for the periods indicated, rounded to the nearest full cent, the high and low sale prices of a share of Summit common stock as reported on the New York Stock Exchange. The table also reports quarterly dividends declared per share on Summit common stock. There is no existing market for MSFG common stock, nor has there been any trading in MSFG common stock since the inception of MSFG. In 1998, MSFG paid a cash dividend of $.01 per share of outstanding MSFG common stock.


                                            Summit Common Stock
                                                Sale Price
                                            -------------------

                                                                 Dividends
Calendar Year                        High           Low          Per Share
-------------                        ----           ---          ---------
1998............................    $53.88         $30.75           $1.17
1999............................     44.50          28.50            1.29
2000 (through February __)......

     The table below presents, rounded to the nearest full cent, the following prices for Summit common stock:

     . the closing price on December 31, 1999, which was the last full trading day prior to the public announcement of the execution of the reorganization agreement; and

     . the closing price on February __, 2000 (the most recent practicable date prior to the date of this Proxy Statement-Prospectus).

     Also set forth below for each of these dates is the pro forma equivalent in Summit common stock of a share of MSFG common stock computed by multiplying the applicable price of Summit common stock by the exchange ratio of 0.4391.

                                                   Pro Forma MSFG
                                   Summit            Equivalent
                                   ------            ----------

December 31, 1999.............    $30.625              $13.447
February __, 2000.............

     The following table presents, as of February __, 2000, the current annualized dividend rate for a share of Summit common stock and, rounded to the nearest full cent, for the pro forma equivalent in Summit common stock of a share of MSFG common stock computed by multiplying the annualized dividend rate of a share of Summit common stock by the exchange ratio of 0.4391.

                                                      Pro Forma MSFG
                              Summit                    Equivalent
                              ------                    ----------

February __, 2000........   $   1.32                  $     0.5796



     On the date that the merger is completed and on the date you receive Summit common stock certificates in exchange for your MSFG certificates, the price of a share of Summit common stock and the pro forma MSFG equivalent may be different from those set forth above. You should obtain current price quotations. In addition, the timing and amount of future dividends declared on Summit common stock will be set at the discretion of Summit's board of directors and will be determined after consideration of various factors, including, without limitation, the earnings and financial condition of Summit and its subsidiaries.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Each of us makes forward-looking statements in this Proxy Statement-Prospectus, and in the public documents to which we refer that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions we are making forward-looking statements.

     These forward-looking statements are intended to qualify for the safe harbor provided by the Private Securities Litigation Reform Act of 1995. While each of us believes that our forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. You should understand that the following important factors, in addition to those discussed elsewhere in this Proxy Statement-Prospectus and in the public documents to which we refer could affect the future results and performance of each of us and the combined company. This could cause those results to differ materially from those expressed in our forward-looking statements. Factors that might cause such a difference include the following:

     . customer loss or revenue loss following the merger may be greater than expected;

     . expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     .  difficulties in integrating our businesses may be greater than expected;

     . competition with other financial institutions may increase significantly;

     . inflation and changes in the interest rate environment may reduce our margins;

     . general economic or business conditions, either nationally or in the combined company's market areas, may be less favorable than expected;

     .  adverse changes may occur in the insurance markets;

     .  legislative or regulatory changes may adversely affect our business; and

     . our ability to enter new markets successfully and capitalize on growth opportunities may be more difficult than expected.

                                 INTRODUCTION

     We are providing this Proxy Statement-Prospectus to shareholders of MSFG in connection with the solicitation of proxies by the board of directors of MSFG for the special meeting of shareholders of MSFG to be held on February 29, 2000 at the Plainfield Country Club, 1591 Woodland Avenue, Edison, New Jersey 08820 at 10:00 a.m., local time, or any adjournments thereof. At the special meeting, the shareholders of MSFG will vote upon a proposal to approve the Agreement and Plan of Reorganization, dated December 31, 1999, between Summit, Summit Bank (New Jersey), MSFG and the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization, and the transactions contemplated thereby, including the merger.

     MSFG's board of directors has unanimously approved the reorganization agreement and unanimously recommends that MSFG shareholders vote "FOR" its approval.

                                SPECIAL MEETING

Record Date

     The record date for determining the MSFG shareholders entitled to vote on the merger at the special meeting is January 15, 2000. All holders of record of MSFG common stock, whether voting or non-voting, as of the close of business on that date are entitled to vote on the reorganization agreement at the special meeting. Each share of MSFG common stock entitles the holder to one vote on the reorganization agreement proposal. As of the record date, there was one holder of record of MSFG Class A common stock and 100 shares of MSFG Class A common stock outstanding and eligible to be voted at the special meeting and 36 holders of record of MSFG Class B common stock and 3,061,045.20 shares of MSFG Class B common stock outstanding and eligible to be voted at the special meeting. MSFG had no other outstanding voting securities entitled to vote on the reorganization agreement at the close of business on the record date.

Quorum and Vote Required

     Generally, in order to conduct business at a shareholders meeting, a quorum must be present. A majority of the shares of each class of MSFG common stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. The Class A common stock and Class B common stock will vote together as a single class on the proposal to approve the reorganization agreement. In addition, the Class A common stock and Class B common stock will vote as separate classes on the proposal to approve the reorganization agreement. The proposal to approve the reorganization agreement must be approved by (i) a majority of the votes cast at the special meeting by the holders of Class A common stock and Class B common stock, voting together as a single class, (ii) a majority of the votes cast at the special meeting by the holders of Class A common stock, voting as a separate class, and a majority of the votes cast at the special meeting by the holders of Class B common stock, voting as a separate class, and (iii) a majority of the votes cast at the special meeting by the holders of Class B common stock, voting as a separate class.

     By checking the appropriate box on the proxy card provided by MSFG's board of directors, you may vote "FOR" approval of the reorganization agreement, vote "AGAINST" approval of the reorganization agreement or "ABSTAIN" from voting.

Stock Held by MSFG Directors and Others

     The directors and executive officers of MSFG and certain persons who may be deemed to be affiliates of MSFG beneficially owned, as of January 15, 2000, all of the shares of MSFG Class A common stock and 2,851,990.81 shares of MSFG Class B common stock. This figure represents 100% of the outstanding shares of MSFG Class A common stock and approximately 93% of the outstanding shares of MSFG Class B common stock.

Voting of Proxies

     Shares represented by a proxy will be voted at the special meeting as specified in the proxy.

     Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for approval of the reorganization agreement.

     Abstentions. MSFG will count a properly executed proxy marked "ABSTAIN" as present at the meeting for purposes of determining whether there is a quorum and for purposes of determining the number of shares represented and entitled to vote at the meeting. Because the affirmative vote of a majority of the votes cast is required for approval of the merger, if you mark your proxy "ABSTAIN" it will have no effect on the approval of the reorganization agreement.

     Other Matters. If you sign the proxy card, you grant authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournment or postponements thereof. MSFG's management does not presently know of any other matters to be brought before the special meeting. As to other matters that may properly come before the special meeting, unless otherwise provided in MSFG's Certificate of Incorporation or Bylaws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

     How to Vote Shares Held Through Custodians. If you hold MSFG common stock in the name of a custodian and wish to vote those shares in person at the special meeting, you must obtain from the custodian holding the MSFG common stock in the custodian's name a properly executed "legal proxy" identifying you as a MSFG shareholder, authorizing you to act on behalf of the custodian at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

     Granting a proxy on the enclosed proxy card will not prevent you from voting in person at the MSFG special meeting or otherwise revoking your proxy. You may revoke a proxy at any time prior to the special meeting by delivering a properly signed revocation or a proxy bearing a later date, to Thomas J. Sharkey, Jr., President of MSFG, 14 Commerce Drive, Cranford, New Jersey 07016-3505 or by giving written notice of revocation in person at MSFG's special meeting prior to any vote being taken or appearing in person and voting at the special meeting.

Solicitation of Proxies

     MSFG will bear the cost of soliciting proxies. In addition to solicitation by mail, MSFG's directors, officers or employees may solicit proxies from shareholders by telephone, in person or by other means. These persons will not receive additional compensation, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. MSFG will also make arrangements with fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of those shares. MSFG will reimburse those fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation. Summit will pay the expenses incurred for the printing and mailing of this Proxy Statement-Prospectus and related filing fees.

                            SELECTED FINANCIAL DATA

     The following tables present selected historical financial information for Summit and MSFG for each of the five years in the period ended December 31, 1998 and the nine-month periods ended September 30, 1999 and 1998. This information is provided to aid your financial analysis of the merger. We derived this information from the consolidated financial statements of Summit and MSFG, including the respective notes to those financial statements contained in the Form 10-Ks and Form 10-Qs of Summit filed with the Securities and Exchange Commission, certain of which are incorporated by reference in this Proxy Statement-Prospectus and have been delivered herewith. See "WHERE YOU CAN FIND MORE INFORMATION." The unaudited selected historical financial information for Summit and MSFG for the nine-month periods ended September 30, 1999 and 1998 reflects, in the opinion of the managements of Summit and MSFG, respectively, all adjustments, comprising only normal recurring accruals, necessary for a fair presentation of the respective consolidated operating results and financial position of Summit and MSFG for these interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

SUMMIT BANCORP.
Summary of Selected Financial Data
(in thousands, except per share data)

                                           Nine Months Ended
                                              September 30,                           Year Ended December 31,
                                       ------------------------  ---------------------------------------------------------------
                                          1999         1998         1998         1997         1996         1995         1994
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       (Unaudited)  (Unaudited)
Summary of Operations:
Interest income......................  $ 1,730,474  $ 1,619,762  $ 2,175,212  $ 2,064,706  $ 1,906,996  $ 1,831,934  $ 1,572,370
Interest expense.....................      795,231      743,731    1,001,406      919,617      853,707      822,232      599,732
Net interest income..................      935,243      876,031    1,173,806    1,145,089    1,053,289    1,009,702      972,638
Provision for loan losses............      109,500       51,000       66,000       59,100       64,034       72,090       94,347
Non-interest income excluding
  securities gains...................      291,728      255,672      343,581      296,248      256,180      226,657      212,772
Securities gains.....................        7,055        4,440        6,646        5,637        3,862        8,595        4,954
Non-interest expense.................      624,610      577,738      782,807      816,691      815,591      705,459      758,355
Net income...........................      332,697      348,755      465,819      370,965      283,675      300,412      213,917
Net income per diluted share.........         1.91         1.96         2.63         2.09         1.67         1.87         1.36
Cash dividends declared per
  share..............................         0.96         0.87         1.17         1.02         0.90         0.79         0.63
Average diluted common
  shares outstanding.................      174,423      177,505      177,043      177,459      168,788      159,249      155,520

Balance Sheet Data (at period end):
Total assets.........................  $36,163,338  $31,852,214  $33,101,314  $29,964,172  $27,767,271  $26,647,452  $25,484,073
Securities...........................   11,151,693    9,806,968    9,999,304    9,267,655    8,320,520    8,026,968    8,445,936
Loans................................   22,736,054   20,300,663   21,126,577   18,888,366   17,386,059   16,413,222   15,048,579
Deposits.............................   24,351,165   22,146,853   23,145,128   22,329,436   21,629,531   21,232,926   19,981,071
Long-term debt.......................    3,970,698    2,401,826    3,572,710    1,246,750      695,793      431,754      552,736
Shareholders' equity.................    2,851,148    2,627,974    2,722,427    2,612,420    2,290,838    2,130,108    1,813,445
Book value per common
  share..............................        16.31        15.19        15.67        14.79        13.61        13.04        11.40

All sale prices and dividends shown above for Summit common stock have been adjusted for the 3-for-2 stock split paid on September 24, 1997.

MSFG, Inc.
Summary of Selected Financial Data
(in thousands, except per share data)

                                           Nine Months Ended
                                             September 30,                            Year Ended December 31,
                                       ------------------------  ---------------------------------------------------------------
                                          1999         1998         1998         1997         1996         1995         1994
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       (Unaudited)  (Unaudited)
Summary of Operations:
  Revenues...........................      $15,484      $15,306      $20,447      $19,052      $17,646      $16,212      $14,722
  Investment and other income........        1,353        1,986        2,177          882          401          555          416
  Operating expenses.................       13,115       12,751       17,668       16,540       16,048       14,845       13,495
  Interest expense...................           35           41           55           25           39           74           59
  Net income.........................        2,205        2,750        2,760        2,154        1,097        1,034        1,461
  Net income per diluted share.......          .73          .91          .91          .73          .37          .33          .46
  Average diluted common shares
    outstanding......................        3,024        3,026        3,026        2,971        2,959        3,169        3,169

Balance Sheet Data (at period end):
  Total assets.......................       32,041       28,836       28,558       25,941       22,465       22,505       22,165
  Cash and investments...............       21,505       13,777       19,657       11,957        7,501        7,107        8,291
  Accounts (brokerage) receivables...        3,592        2,962        2,473        2,846        4,869        5,251        4,854
  Intangibles........................        1,861        2,113        2,048        1,026        1,138        1,187        1,557
  Accounts (insurance premiums)
    payable..........................        7,979        8,521        7,054        7,289        7,845        9,027        9,002
  Balances due to customers..........        1,815          508          457          615        1,261          590          766
  Long-term obligations..............          700        1,087          839          152          193        1,348        2,865
  Minority interest..................          205          236          229           18           16           80           68
  Stockholders' equity...............       18,353       15,790       16,242       14,281       10,201        8,758        7,587
  Book value per common share........         6.11         5.26         5.41         4.83         3.45         2.76         2.39

           COMPARATIVE AND PRO FORMA PER SHARE FINANCIAL INFORMATION

     The per share data below shows the net income, dividends and book value per share for Summit and MSFG on an historical basis and on a pro forma basis. We derived the pro forma combined data by combining historical consolidated financial information of Summit and MSFG using the purchase method of accounting for business combinations. We derived the pro forma MSFG equivalent data by multiplying the Summit pro forma data by the exchange ratio of 0.4391.

     The pro forma information does not reflect cost savings anticipated to be realized from the merger. The purchase accounting adjustments used for the purpose of calculating the pro forma combined results are subject to final determination, based upon estimates and other evaluations of fair value, at the effective time of the merger. Therefore, the pro forma amounts reflected in the pro forma per share financial information may differ from the amounts ultimately determined. The unaudited pro forma information is not necessarily indicative of the combined financial position or results of operations of future periods.




                                   Nine Months Ended      Year Ended
                                   September 30, 1999  December 31, 1998
                                   ------------------  -----------------
Net Income Per Diluted Share
Historical:
 Summit.......................             $ 1.91            $ 2.63
 MSFG.........................                .73               .91
Pro Forma Combined............               1.91              2.63
Pro Forma MSFG Equivalent.....                .84              1.16


Dividends per Share
Historical:
 Summit.......................             $ 0.96            $ 1.17
 MSFG.........................                 --                --
Pro Forma Combined............                .96              1.17
Pro Forma MSFG Equivalent.....                .42               .51


Book Value per Share
Historical:
 Summit.......................             $16.31            $15.67
 MSFG.........................               6.11              5.41
Pro Forma Combined............              16.31             15.67
Pro Forma MSFG Equivalent.....               7.16              6.88

                       MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

     Summit common stock, including associated preferred stock purchase rights, is listed and traded on the New York Stock Exchange and is quoted under the symbol "SUB." The following table sets forth, for the periods indicated, the high and low sale prices of Summit common stock, as reported on the New York Stock Exchange, along with the quarterly cash dividends per share.

                                             Summit Common
                                               Sales Price
                                          -------------------

                                   High            Low           Dividends
                                   ----            ---           ---------
1998
First Quarter                     $53.88         $45.88             $0.27
Second Quarter                     53.50          44.75              0.30
Third Quarter                      49.44          32.75              0.30
Fourth Quarter                     45.00          30.75              0.30

1999
First Quarter                     $44.50         $37.06             $0.30
Second Quarter                     44.00          37.38              0.33
Third Quarter                      42.56          30.63              0.33
Fourth Quarter                     35.50          28.50              0.33

2000
First Quarter (through February __)

     There is no public market for the MSFG common stock and, since the inception of MSFG, there has been no trading in MSFG common stock. MSFG has no current intention of listing or including any shares of its common stock on a stock exchange or a quotation system. Shortly after the consummation of the merger, all of the shares of MSFG common stock will be held by Summit Bank (New Jersey).

     As of December 31, 1999, 100 shares of MSFG Class A common stock were outstanding and held by one shareholder and 3,061,045.20 shares of MSFG Class B common stock were outstanding and held by 36 shareholders. In 1998, MSFG paid a cash dividend of $.01 per share of outstanding MSFG common stock. MSFG does not expect to pay any dividends in the future.

     On December 31, 1999, which was the last full trading day prior to the public announcement of the signing of the reorganization agreement, the last sale price of a share of Summit common stock was $30.625. On February __, 2000, the last sale price of Summit common stock was $_____.

     On the date the merger is completed and on the date you receive a Summit stock certificate in exchange for your MSFG certificate(s), the price of a share of Summit common stock may differ from those set forth above. MSFG shareholders should obtain current price quotations. In addition, past dividends paid on Summit common stock and MSFG common stock are not necessarily indicative of future dividends which may be paid. No assurance can be given concerning dividends to be declared and paid on Summit common stock and MSFG common stock before or after the merger. The timing and amount of future dividends declared on Summit common stock will be set at the discretion of Summit's board of directors and will depend on various factors, including, without limitation, the earnings and financial condition of Summit and its subsidiaries.

Dividend Limitations

     Summit's primary source of funds to pay dividends to its shareholders is provided by dividends from its subsidiary banks. Summit's bank subsidiaries are restricted by law in the amount of dividends they may pay to Summit. In addition, some debt agreements restrict the amount of dividends Summit may pay to its shareholders. At September 30, 1999, Summit's subsidiary banks had approximately $59.1 million available, under the most restrictive limitations, for the payment of dividends to shareholders of Summit.

                         TERMS OF THE PROPOSED MERGER

     The discussion in this Proxy Statement-Prospectus of the merger and the description of the principal terms and conditions of the reorganization agreement and the merger are subject to and qualified in their entirety by reference to the reorganization agreement. A copy of the reorganization agreement is attached hereto as Appendix A and is incorporated herein by reference.

General

     The reorganization agreement provides for the acquisition of MSFG by Summit by means of a merger of a to-be-formed wholly owned subsidiary of Summit into MSFG with MSFG as the surviving corporation. As a result of the merger, MSFG will be a wholly owned subsidiary of Summit. Immediately after the merger becomes effective, Summit will contribute all of the shares of MSFG common stock to its wholly owned subsidiary, Summit Bank (New Jersey).

     Upon consummation of the merger, each outstanding share of MSFG common stock will be converted into and represent the right to receive 0.4391 of a share of Summit common stock, subject to certain holdbacks and escrows described below. Summit expects to repurchase in the open market the number of shares of Summit common stock equal to the number of shares to be delivered in connection with the merger or reissue previously acquired shares held in treasury, depending on market conditions or other factors.

Closing and Effective Time

     The merger will become effective on the date and at the time specified in the certificate of merger required to be filed with the Department of Treasury of the State of New Jersey. If MSFG shareholders approve the reorganization agreement on the scheduled date of the special meeting, subject to the satisfaction or waiver of certain other conditions described herein, we presently expect that the merger will become effective during the first calendar quarter of 2000. Either party may terminate the reorganization agreement if, among other things, the closing fails to occur on or before the later of March 30, 2000. See "THE MERGER -- The Reorganization Agreement -- Conditions to the Merger; Termination."

Determination of Number of Shares to be Issued at Closing

     In the merger, your shares of MSFG common stock will be converted into and represent the right to receive shares of Summit common stock. As discussed above, you will be entitled to receive 0.4391 of a share of Summit common stock for each share of MSFG common stock you own on the effective date of the merger, subject to certain holdbacks and escrows described below. Fractional shares of Summit common stock will not be delivered in connection with the merger. Instead, the number of shares of Summit common stock to which you will be entitled upon completion of the merger will be rounded to the nearest whole share.

     You will be entitled to receive an aggregate number of shares of Summit common stock determined by multiplying the total number of shares of MSFG common stock you own on the effective date of the merger by 0.4391, the exchange ratio in the merger. Pursuant to the terms of the reorganization agreement, three percent (3%) of the shares of Summit common stock to which you will be entitled to in connection with the merger will be retained by Summit for the purpose of funding any shortfalls with respect to levels of working capital and/or shareholders' equity on the effective date of the merger as agreed upon in the reorganization agreement. In addition, Thomas J. Sharkey, Jr., William Dittman, James Manhardt, Edward Sharkey, Ann McCormick, Ellen Del Mauro, Brian Leddy and a limited partnership of which Thomas J. Sharkey, Sr. is the general partner have agreed to deposit with Manchester Trust Bank, the escrow agent, an aggregate of 161,311 shares of Summit common stock to which they are entitled to receive pursuant to the merger to fund any indemnification claims by Summit under the reorganization agreement. Each of these shareholders will deposit that number of shares of Summit common stock determined by multiplying the 161,311 shares by a percentage determined by dividing the shareholder's share ownership in MSFG as of the closing date by the share ownership of all of these shareholders as of the closing date.

Purpose and Issuance of the Shares Retained by Summit

     Prior to the closing date of the merger, MSFG will deliver to Summit a projected consolidated balance sheet of MSFG and its subsidiaries dated as of the closing date. In the event that the projected balance sheet indicates that
(i) the stockholders' equity is less than $18,800,000 plus all retained earnings after December 31, 1999 or (ii) the working capital is less than $15,000,000, the aggregate number of shares of Summit common stock to which the shareholders of MSFG will be entitled to receive pursuant to the merger will be reduced by the greater of the two shortfalls. In the event of a shortfall, the number of shares of Summit common stock that would have otherwise been payable to MSFG shareholders upon the consummation of the merger will be reduced, but not by more than 40,348 shares in the aggregate, so that the fair market value of the shares not issued equals the dollar amount of the largest shortfall indicated on the projected balance sheet.

     Within 60 days after the closing date, MSFG shall deliver to Summit a consolidated balance sheet of MSFG and its subsidiaries which, at the option of Summit, may be audited by Moore Stephens, P.C., the independent auditors for MSFG. In the event that this balance sheet indicates a shortfall in either shareholders' equity or working capital that is greater than the projected shortfall at the time of closing as described above, the shareholders shall simultaneoously pay to Summit an amount in cash equal to the shortfall less the value of the shares reduced at the closing date as described above. If the shortfall reflected in this balance sheet is less than the shortfall reflected on the projected balance sheet, Summit shall deliver to each shareholder, pro rata, the number of shares of Summit common stock having a market value equal to the difference between the actual shortfall and the projected shortfall amounts. In the event of any dispute between Summit and MSFG, the parties shall hire a mutually acceptable Big 5 accounting firm to resolve the dispute.

     In the event of a shortfall, your share of the reduction in the aggregate number of shares of Summit common stock to be issued in the merger will be determined by dividing the total number of shares of Summit common stock subject to reduction by a percentage determined by dividing the total number of shares of MSFG common stock you own as of the closing date by the total number of shares of MSFG common stock that are outstanding as of the closing date. The aggregate number of shares of Summit common stock payable to you pursuant to the merger will not be reduced by more than 3% due to the shortfall reimbursement provisions described above. If the shares retained by Summit are not sufficient to satisfy the shortfall, the excess amount will be an indemnifiable claim by Summit.

     To the extent that all or any portion of the shares of Summit common stock that will be retained by Summit is not used to fund the shareholders' equity or working capital shortfalls, Summit will deliver the remaining shares to each of the MSFG shareholders as soon as practicable after final agreement as to the amount of the shortfall, if any, by Summit and MSFG. You will receive that number of the remaining shares of Summit common stock determined by multiplying that number of shares by your percentage stock ownership interest in MSFG as of the closing date. In addition, at your discretion, you may elect to pay your share of the shortfall, based upon your percentage ownership interest in the MSFG shares as of the closing date, in cash and receive all of the shares of Summit common stock retained by Summit from the shares of Summit common stock that would have been otherwise payable to you in the merger.

Purpose and Issuance of Shares Deposited in Escrow Account

     Thomas J. Sharkey, Jr., William Dittman, James Manhardt, Edward Sharkey, Ann McCormack, Ellen Del Mauro, Brian Leddy and a limited partnership of which Thomas J. Sharkey, Sr. is the general partner have each agreed by executing the reorganization agreement to fund an escrow account with Manchester Trust Bank, as the escrow agent, with 161,311 shares of Summit common stock to which they are entitled to receive in the merger. The escrow account has been established to fund any indemnification claims of Summit under the reorganization agreement, including claims for the reimbursement of shortfall amounts described above in excess of the value of the shares retained for that purpose by Summit. Each of the named shareholders will deposit that number of shares of Summit common stock determined by multiplying the 161,311 shares by a percentage determined by dividing the shareholder's share ownership in MSFG as of the closing date by the share ownership in MSFG of all of the named shareholders as of the closing date.

     Pursuant to the escrow agreement, Summit shall notify the escrow agent and each of the named shareholders of Summit's intention to exercise its rights to indemnification under the reorganization agreement, specifying a reasonable estimate of the dollar amount of indemnification sought and the nature and basis of the claim giving rise to the indemnification amount. To the extent that the named shareholders do not pay the indemnification claim within 15 days of the receipt of Summit's notice, the claim shall be submitted to a panel of arbitrators. The shares of Summit common stock deposited in the escrow account may be sold by the escrow agent to fund the amount of an arbitration award.

     At any time during the term of the escrow agreement, the named shareholders can collectively substitute cash or cash equivalents for the shares of Summit common stock deposited in the escrow account. In such event that the named shareholders elect to substitute cash or cash equivalents for the escrowed shares, the cash or cash equivalent amount that will be required to be deposited in the escrow account will be determined by multiplying the number of shares of Summit common stock then-held in the escrow account by $29.77. Upon release of the Summit common stock from escrow, each of the named shareholders will receive the number of shares equal to the percentage that the shareholder's initial deposit of shares of Summit common stock into the escrow account bore to the initial deposits of shares of Summit common stock into the escrow account by all named shareholders.

     The escrow agent will disburse the remaining amounts of cash and/or shares of Summit common stock not used for the funding of indemnification claims from the escrow account on the third anniversary of the closing date. If Summit has submitted an indemnification notice prior to that date, then the escrow agent shall delay the disbursement of these amounts until all such claims have been finally resolved. Each of the named shareholders will receive upon disbursement, the number of shares and the amount of cash equal to the percentage that the shareholder's initial deposit of shares of Summit common stock into the escrow account bore to the initial deposits of shares of Summit common stock into the escrow account by all named shareholders.

Exchange of Shares

     Prior to the effective time of the merger, Summit will appoint First Chicago Trust Company of New York, a division of Equiserve or another entity reasonably satisfactory to MSFG as the exchange agent for the merger. As promptly as practicable after the effective time, but in no event more than ten days after the exchange agent receives an accurate and complete list of all holders of record of outstanding MSFG common stock as of the effective time of the merger, Summit will cause the exchange agent to send to each MSFG shareholder a letter of transmittal and instructions for exchanging his or her MSFG common stock certificate(s) for a certificate representing the number of whole shares of Summit common stock.

     To effect a proper surrender and exchange of MSFG stock certificates, you must surrender to the exchange agent all of your MSFG stock certificates along with properly executed and completed letters of transmittal. Until you have properly surrendered your MSFG stock certificate(s), Summit may, at its option, refuse to pay to you dividends or other distributions, if any, payable to holders of Summit common stock. However, upon proper surrender and exchange of your MSFG stock certificate(s), Summit will pay to you the amount, without interest, of dividends and other distributions on such Summit common stock, if any, to which you were entitled but were not paid. No transfer of MSFG common stock will be made on the stock transfer books of MSFG at and after the effective time of the merger. Such transfers may be effected using the procedures set forth in the letter of transmittal.

     The exchange agent shall have reasonable discretion to determine whether letters of transmittal have been properly completed and executed and to disregard immaterial defects, and any good faith decisions of Summit regarding any matters as may be referred to it by the exchange agent shall be binding and conclusive.

     Summit will not issue stock certificates or scrip certificates for fractions of shares of Summit common stock and MSFG shareholders who would otherwise be entitled to receive fractions of shares of

Summit common stock will have none of the rights with respect to any fractions of shares, including, without limitation, the right to receive dividends, that a holder of a full share of Summit common stock would possess in respect of a full share. Instead, the number of shares to which you will be entitled in connection with the merger will be rounded to the nearest whole share.

     If a MSFG shareholder surrenders more than one MSFG stock certificate, Summit will issue to that MSFG shareholder a single Summit stock certificate representing the total number of whole shares of Summit common stock to which that owner is entitled pursuant to the reorganization agreement based on the total number of shares of MSFG common stock represented by all MSFG stock certificates surrendered by that MSFG shareholder.

     You should not surrender your MSFG stock certificates for exchange until you receive a letter of transmittal, instructions and other exchange materials from the exchange agent. However, you are urged to notify John Trelease, Chief Financial Officer and Corporate Secretary of MSFG, at (908) 931-3031 if your MSFG stock certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of obtaining replacement MSFG stock certificates.

Conversion of MSFG Stock Options

     Pursuant to the terms of the reorganization agreement, you must exercise your options to purchase shares of MSFG common stock prior to the effective date of the merger.

Recommendation of MSFG Board

     The reorganization agreement has been unanimously approved by MSFG's board of directors. MSFG's board of directors believes that the merger is in the best interests of MSFG shareholders. MSFG's board of directors unanimously recommends that MSFG shareholders vote "FOR" the proposal to approve the reorganization agreement.

Background of the Merger

     From time to time, the board of directors of MSFG has evaluated various strategic alternatives relating to the future financial and operational well-being of MSFG, including the potential acquisition of MSFG by another company. Beginning in the second half of 1997 and continuing through the first half of 1998, MSFG engaged in a number of discussions with Summit regarding the potential acquisition of MSFG by Summit. In connection with these discussions, MSFG exchanged financial information and other operational information with Summit. These initial discussions between MSFG and Summit were terminated in April of 1998 after MSFG and Summit failed to reach an agreement on the purchase price to be paid by Summit for MSFG.

     During 1999, MSFG was approached by another publicly-traded financial institution regarding the potential acquisition of MSFG. In October 1999, several representatives of the other financial institution met with MSFG board member, Thomas J. Sharkey, Sr., and several officers of MSFG to discuss the proposed acquisition.

     In early November 1999, MSFG received a preliminary term sheet from the other financial institution outlining general terms of a proposed share exchange between MSFG and the other financial institution, under which MSFG's shareholders would exchange their shares of common stock of MSFG for shares of common stock of the other financial institution.

     Also in early November 1999, Summit again expressed an interest in acquiring MSFG. On the evening of November 8, 1999, MSFG board members, Thomas
J. Sharkey, Sr. and Thomas J. Sharkey, Jr., met with Summit Vice Chairman, John Collins, to discuss Summit's renewed interest in acquiring MSFG. At that time, the parties discussed MSFG's contemplated role in the future operations of Summit's insurance business if MSFG was to be acquired by Summit.

     On November 10, 1999, Summit representatives, Stewart McClure, a Senior Executive Vice President at Summit, and John Collins met with MSFG board members, Thomas J. Sharkey, Sr. and Thomas J. Sharkey, Jr., at MSFG's offices in Cranford, New Jersey to discuss the potential acquisition of MSFG by Summit. At this meeting, MSFG informed Summit's representatives that MSFG had received a preliminary offer from the other financial institution.

     On November 17, 1999, MSFG received a letter from Summit in which Summit expressed an interest in acquiring MSFG through a share exchange similar to that proposed by the other financial institution, with MSFG's shareholders to receive shares of common stock of Summit with a dollar value of approximately $40,000,000. The letter from Summit advised MSFG that more detailed terms relating to the proposed acquisition would be forthcoming, with due diligence and the exchange of financial and operational information to occur shortly thereafter.

     In late November and early December, MSFG board members and other representatives met with the other financial institution to discuss the proposed share exchange and MSFG's role in the other financial institution's insurance operations if MSFG was acquired by the other financial institution.

     On the morning of December 3, 1999, MSFG board members, Thomas J. Sharkey, Sr. and Thomas J. Sharkey, Jr., met with Summit representatives, John Collins and Stewart McClure, to further discuss the terms and conditions of Summit's offer, including certain financial and operational issues relating to the potential acquisition of MSFG by Summit.

     After lengthy discussions among the members of MSFG's board of directors relative to the respective offers made by Summit and the other financial institution, and a careful consideration and evaluation of the terms and conditions of such offers, at the direction of the MSFG board, MSFG notified Summit on December 14, 1999 of its intent to proceed with a definitive agreement with Summit.

     In reaching their decision to pursue a transaction with Summit, the members of MSFG's board of directors considered various factors, including (i) historical dividend information pertaining to the stock being offered, (ii) the potential for price appreciation in the stock being offered, (iii) the present value of the stock being offered and (iv) the impact MSFG would have on the future results of the respective operations of Summit and the other financial institution. In evaluating the impact MSFG would have on the future results of the respective operations of Summit and the other financial institution, the MSFG board considered (a) the synergies between the operations of MSFG and the operations of Summit and the other financial institution, (b) the historical operations and practices of the respective insurance businesses of Summit and the other financial institution and the future direction of such businesses and
(c) the reputation of Summit and the other financial institution in the insurance market.

     After the final determination was made by MSFG's board of directors to accept Summit's offer, numerous discussions and negotiations took place over the final few weeks of December 1999 between MSFG and its attorneys and Summit and its attorneys, including an all day meeting on December 22, 1999 at Summit's New Jersey headquarters in Princeton, New Jersey, at which time the parties began finalizing the overall structure of the acquisition and the terms and conditions of a definitive agreement to be entered into between MSFG and Summit. Discussions and negotiations continued up until the date of the signing of a definitive agreement by MSFG and Summit which occurred on December 31, 1999. On January 3, 2000, a joint press announcement was made by MSFG and Summit relative to the prospective acquisition of MSFG by Summit.

Reasons for the Merger

     MSFG's board of directors has approved the reorganization agreement and the transactions contemplated by the reorganization agreement and determined that the merger is fair to, and in the best interests of, MSFG and its shareholders. The MSFG board of directors therefore recommends that holders of MSFG common stock vote to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.

     The MSFG board of directors believes that the merger will enable holders of MSFG common stock to realize increased value due to the premium being paid by Summit for MSFG common stock, as represented by the exchange ratio. The MSFG board of directors also believes that the merger may enable MSFG's shareholders to participate in opportunities for appreciation of Summit common stock. In addition, the Summit common stock is traded on the New York Stock Exchange, which gives you an established public market upon which to sell your stock when you choose. Without assigning any relative or specific weight, the MSFG board of directors considered the following material factors, many of which are subjective in nature, both from a short-term and long-term perspective:

     (i) the MSFG board of director's familiarity with, and review of Summit's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, profitability and the business risks associated therewith;

     (ii) the current and prospective environment in which MSFG operates, including national and local economic conditions, the highly competitive environment for insurance companies generally, the regulatory burden on insurance companies, and the trend toward consolidation in the insurance industry;

     (iii) the potential for appreciation in market value of MSFG common stock on both a short- and long-term basis, as a stand-alone entity, in comparison to the value of the Summit common stock to be issued as consideration in the merger;

     (iv) information about Summit derived from publicly available data as well as other financial data provided by Summit and discussions with Summit management concerning the business, financial conditions, results of operations and asset quality of Summit;

     (v) the competitive position and future growth prospects of Summit following the merger;

     (vi) the financial and other terms and conditions of the reorganization agreement, including the tax-free nature of the merger to the MSFG shareholders receiving shares of Summit common stock in the merger;

     (vii) the effect on MSFG's employees and market area of the merger with Summit, including potential employee retention and stay bonuses; and

     (viii) the expectation that Summit will continue to provide quality services to the customers served by MSFG and Summit's capacity, as a larger institution with a larger capital base, to provide a wider range of services to such customers.

Regulatory Action

     The merger is subject to the waiver of the Board of Governors of the Federal Reserve System with respect to the Federal Reserve's prohibition on the acquisition of an insurance company by a bank holding company. The request for the waiver is based upon the fact that Summit intends to transfer the outstanding stock of MSFG to Summit Bank (New Jersey) immediately after the merger becomes effective. Summit requested such waiver from the Federal Reserve on January 26, 2000.

     In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Summit and MSFG expect to file the notification and report forms with the FTC and the Antitrust Division on or around February 4, 2000. At any time before or after the consummation of the merger, and notwithstanding that the waiting period has been terminated, the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Summit and MSFG. At any time before or after the consummation of the merger, and notwithstanding that the waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of MSFG or businesses of Summit or MSFG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     MSFG and Summit believe that the merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, MSFG and Summit would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the merger.

Interests of Certain Persons in the Merger

     On the closing date of the merger, MSFG will enter into employment agreements with Thomas J. Sharkey, Jr., Thomas J. Sharkey, Sr., Peter Gruenberg, Brian Leddy and James O'Connor.

     The employment agreement between MSFG and Thomas J. Sharkey, Jr. provides for the employment of Mr. Sharkey as Chief Executive Officer of MSFG for an initial term ending on the third anniversary of the effective date of the merger, subject to automatic one-year extensions of the employment term annually beginning on December 31, 2000 unless Mr. Sharkey or MSFG notifies the other party of his or its intention not to extend such term. In consideration for his services under the employment agreement, Mr. Sharkey will be entitled to receive a base salary of $300,000 annually, customary health and welfare benefits, an automobile allowance of $750 per month, reimbursement of club dues and reimbursement of travel and business entertainment expenses.

     In addition, in the event that Mr. Sharkey terminates his employment with MSFG for good reason or MSFG elects not to renew the employment term for an additional year at any time during the employment period, Mr. Sharkey will be entitled to a lump-sum payment within 30 days of termination equal to his salary for the balance of the term of the employment agreement. Good reason under Mr. Sharkey's employment agreement includes such things as the assignment of duties or responsibilities not consistent with his position as Chief Executive Officer, the failure to make payments due Mr. Sharkey under his employment agreement, the relocation of Mr. Sharkey's office more than 50 miles from the current office or the failure to provide Mr. Sharkey with normal and customary employee benefits.

     The employment agreement between MSFG and Thomas J. Sharkey, Sr. provides for the employment of Mr. Sharkey as Vice Chairman of MSFG until the first anniversary of the effective date of the merger. In consideration for his services under the employment agreement, Mr. Sharkey will be entitled to receive a base salary of $100,000, customary health and welfare benefits, an automobile allowance of $750 per month, reimbursement of club dues and reimbursement of travel and business entertainment expenses.

     The employment agreement between MSFG and Peter Gruenberg provides for the employment of Mr. Gruenberg as President of Meeker Sharkey Benefit Consultants, Inc., a subsidiary of MSFG, for an initial term ending on the first anniversary of the effective date of the merger, subject to the MSFG's option to renew such agreement for additional one-year terms. In consideration for his services under the employment agreement, Mr. Gruenberg will be entitled to receive a base salary of $200,000 annually, customary health and welfare benefits, an automobile allowance of $500 per month and reimbursement of travel and business entertainment expenses.

     The employment agreement between MSFG and Brian Leddy provides for the employment of Mr. Leddy as President - Property and Casualty of MSFG for an initial term ending on the first anniversary of the effective date of the merger, subject to MSFG's option to renew such agreement for additional one-year terms. In consideration for his services under the employment agreement, Mr. Leddy will be entitled to receive a base salary of $200,000 annually, customary health and welfare benefits, an automobile allowance of $500 per month and reimbursement of travel and business entertainment expenses.

     The employment agreement between MSFG and James O'Connor provides for the employment of Mr. O'Connor as Executive Vice President - Marketing and Sales of MSFG for an initial term ending on the first anniversary of the effective date of the merger, subject to MSFG's option to renew such agreement for additional one-year terms. In consideration for his services under the employment agreement, Mr. O'Connor will be entitled to receive a base salary of $200,000 annually, customary health and welfare benefits, an automobile allowance of $500 per month and reimbursement of travel and business entertainment expenses.

     The employment agreements of each of Messrs. Gruenberg, Leddy and O'Connor contain a provision pursuant to which the individual officer will receive a lump-sum payment within 30 days of termination equal to the individual officer's salary for the balance of the term of the employment agreement, but in no case less than six months of salary, in the event that the officer terminates his employment with MSFG for good reason or if MSFG elects not to renew the officer's employment term during the employment period. Good reason in the case of the officers' employment agreements includes the same things as under Mr. Sharkey's employment agreement, except that an assignment of duties or responsibilities inconsistent with the officer's present title and office will not constitute good reason for purposes of such officers' employment agreements.

The Reorganization Agreement

     The following discussion highlights selected information from the reorganization agreement but may not contain all of the information that is important to you. To understand the reorganization agreement fully, you should read carefully the entire document which is included as Appendix A hereto.

General

     Pursuant to the terms of the reorganization agreement, Summit will form a wholly owned subsidiary which will merge into MSFG with MSFG as the surviving corporation. As a result of the merger, MSFG will be a wholly owned subsidiary of Summit. Immediately after the merger becomes effective, Summit will contribute all of the shares of MSFG common stock to Summit Bank (New Jersey). Upon consummation of the merger, the MSFG shareholders will be entitled to receive shares of Summit common stock based upon the agreed-upon exchange ratio and subject to the terms and conditions set forth above in "--Determination of Number of Shares to be Issued at Closing," "--Purpose and Issuance of Shares Retained by Summit," and "--Purpose and Issuance of Shares Deposited in Escrow Account."

MSFG Covenants

     Pursuant to the reorganization agreement, MSFG has agreed, among other things, that, until the closing of the merger or termination of the reorganization agreement, MSFG will advise Summit of any material adverse change in MSFG's business and of certain other circumstances, and the business of MSFG and its subsidiaries will be carried on substantially in the same manner as prior to the execution of the reorganization agreement. Furthermore, until the closing of the merger or termination of the reorganization agreement, without the prior written consent of Summit, MSFG will not declare or pay any dividend and will refrain from taking some other actions, including certain actions relating to changes in its capital stock, the incurrence of liabilities, the making of certain expenditures, the relinquishment of certain rights, the amendment of its Certificate of Incorporation and Bylaws and the issuance of capital stock.

     MSFG also has agreed that, until termination of the reorganization agreement or the closing of the merger, neither MSFG nor any of its subsidiaries nor any of the officers or directors of MSFG or its subsidiaries shall, and MSFG shall direct and use its best efforts to cause its employees, agents, affiliates and representatives (including investment bankers, brokers, financial or investment advisors, attorneys or accountants retained by MSFG or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals or offers with respect to, or engage in any negotiations or discussions with any person or provide any non-public information or authorize or enter into any agreement or agreement in principle concerning, or recommend, endorse or otherwise facilitate any effort or attempt to induce or implement any offer, including an exchange offer or tender offer, or proposal concerning a merger, consolidation, business combination or takeover transaction involving MSFG or any of its subsidiaries, or the acquisition of any assets or any securities of MSFG or any of its subsidiaries. MSFG has agreed to notify Summit promptly upon receipt of any communication with respect to any proposal, offer, inquiry or other contact with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of MSFG or any of its subsidiaries or assets by another party and thereafter to keep Summit informed of the status and terms of any such proposal or offer. In addition, both MSFG and Summit have agreed to hold in confidence all non-public information obtained in connection with the reorganization agreement unless compelled to disclose such non-public information by law.

     The reorganization agreement obligates MSFG to disclose to Summit information regarding environmental conditions affecting any property now or previously owned, occupied, leased or held or managed in a representative or fiduciary capacity. The reorganization agreement also provides Summit with certain investigative rights prior to the closing of the merger with respect to the properties, books, records and such other information of MSFG that Summit might reasonably request on or after the date of the reorganization agreement.

     The reorganization agreement contains an indemnification provision which obligates certain shareholders to indemnify Summit for expenses, damages and fees Summit might incur as a result of third party claims based on of MSFG's actions or omissions prior to the closing of the merger or if MSFG were to breach representations, warranties and covenants of the reorganization agreement. Summit's sole remedy under the indemnification provision are the procedures set forth in the escrow agreement. See " - Indemnification."

Conditions to the Merger; Termination

     The obligations of both parties to consummate the merger are subject to the satisfaction of certain conditions, including the following:

     . Approval of the reorganization agreement by the requisite vote of the shareholders of MSFG;

     . Continued effectiveness of the registration statement on Form S-4 filed by Summit with the Securities and Exchange Commission for the purpose of registering the shares of Summit common stock that Summit will issue in the merger;

     . The New York Stock Exchange's indication that the shares of Summit common stock to be issued in the merger will be listed on the New York Stock Exchange, subject to official notice of issuance;

     . The receipt of all required waivers, consents, authorizations, orders and approvals with any governmental authorities, including the waiver from the Federal Reserve, and the expiration of all required waiting periods imposed by governmental authorities, including the waiting period applicable to the notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     .    The receipt of legal opinions from counsel to Summit and MSFG;

     .    The delivery of the executed escrow agreement;

     . The delivery of the executed employment agreements with Thomas J. Sharkey, Jr., Thomas J. Sharkey, Sr., Peter Gruenberg, Brian Leddy, James O'Connor, and Robert Nitti; and

     .    Other customary conditions described in the reorganization agreement.

Any of these conditions may be waived by the party for whose benefit the condition was included. However, the merger will not be consummated without the receipt of the requisite shareholder and regulatory approvals.

     The reorganization agreement may be terminated as follows:

     . MSFG and Summit may mutually agree to terminate the reorganization agreement; or

     . Either party may terminate the reorganization agreement if the closing of the merger does not occur on or before March 30, 2000.

Amendment

     MSFG and Summit may jointly amend the reorganization agreement at any time. However, after the special meeting, no amendment may reduce the amount, or change the form, of consideration to be received by MSFG shareholders unless the modification is submitted to a vote of MSFG shareholders.

Indemnification

     Thomas J. Sharkey, Jr., William Dittman, James Manhardt, Edward Sharkey, Ann McCormick, Ellen Del Mauro, Brian Leddy and a limited partnership of which Thomas J. Sharkey, Sr. is the general partner have jointly and severally agreed to indemnify Summit and its affiliates from any and all claims, damages, liabilities, losses, costs and expenses incurred by Summit arising out of:

     . third-party claims arising from acts or omissions or alleged acts or omissions by MSFG or its agents occurring on or prior to the closing date of the merger; and

     . breaches of any representation, warranty or covenant made by MSFG or any of the named shareholders in the reorganization agreement or any related agreement or document, except the employment agreements to be executed by certain officers of MSFG.

     The indemnification obligation is after the deduction of insurance proceeds and tax or other cash benefits realized by Summit in connection with the claim, damage, liability, loss, cost or expense upon which the indemnification claim is based. In addition, the named shareholders shall only be liable under their escrow obligation to the extent that aggregate claims for indemnification exceed $100,000, and then only to the extent of the amount above $100,000. Indemnification claims in the aggregate are limited to the lesser of $20,000,000 or the fair market value of the shares of Summit common stock as of the date payment is to be made by the named shareholders.

Dissenters Rights

     Pursuant to Section 14A:11-1 of the NJBCA, you do not have the right to dissent from the merger because the shares of Summit common stock to be received in connection with the merger will be listed on the New York Stock Exchange and will be held of record by not less than 1,000 holders.

New York Stock Exchange Listing

     Summit has agreed in the reorganization agreement to use its best efforts to cause the shares of Summit common stock to be issued to MSFG shareholders in connection with the merger to be listed on the New York Stock Exchange. The New York Stock Exchange's indication that the necessary shares of Summit common stock are to be listed on the New York Stock Exchange, subject to official notice of issuance, is a condition to the completion of the merger.

Accounting Treatment

     Summit expects to account for the merger under the purchase method of accounting. Under the purchase method of accounting, the amount by which the purchase price paid by Summit exceeds the fair value of the net assets acquired will be treated as goodwill. Intangible assets, including goodwill, recorded in the transaction will be amortized over a period not to exceed 20 years.

Certain Federal Income Tax Consequences of the Merger

     MSFG has received an opinion from Moore Stephens, P.C., MSFG's certified public accountants, to the effect that, assuming the merger occurs in accordance with the reorganization agreement, the merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code, with the following federal income tax consequences:

     . You will recognize no gain or loss as a result of the conversion/exchange of your MSFG common stock solely for shares of Summit common stock pursuant to the merger.

     . The tax basis of the shares of Summit common stock you receive in the merger will be equal to the tax basis of the shares of MSFG common stock converted/exchanged.

     . The holding period of the shares of Summit common stock you receive in the merger will include the holding period of the shares of MSFG common stock converted/exchanged.

     . To the extent that the shares of Summit common stock that are retained by Summit or deposited into the escrow account pursuant to the terms of the reorganization agreement are used to satisfy the shortfall in the agreed-upon levels of shareholders' equity or working capital at closing and/or the indemnification obligations of MSFG, these shares will be treated as sold under Section 1001 of the Internal Revenue Code by the MSFG shareholder who would have been entitled to receive the shares and gain or loss will be recognized by such shareholder between the fair market value of the shares on the date the shares are transferred to Summit and the shareholder's tax basis in the stock.

     The opinion of Moore Stephens, P.C. is based upon an examination of the reorganization agreement as executed by Summit, MSFG and certain shareholders of MSFG, and the attached forms of escrow agreement and employment agreements for Messrs. Thomas J. Sharkey, Sr., Thomas J. Sharkey, Jr., Peter Gruenberg, Brian Leddy, James O'Conner and Robert Nitti. Any alterations or changes in any of the agreements could alter the tax consequences discussed in this section. The opinion of Moore Stephens, P.C. is also based upon the Internal Revenue Code, regulations proposed or promulgated thereunder, judicial precedent and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed in this section. The opinion, unlike a private letter ruling from the Internal Revenue Service, has no binding effect. The Internal Revenue Service could take a position contrary to the opinion of Moore Stephens, P.C. and, if the matter were litigated, a court may reach a decision contrary to the opinion. Neither Summit nor MSFG has requested an advance ruling as to the federal income tax consequences of the merger, and the Internal Revenue Service is not expected to issue such a ruling.

Resale of Summit Common Stock

     The shares of Summit common stock into which your shares of MSFG common stock are converted at the closing of the merger will be freely transferable under the Securities Act of 1933, as amended, unless you are deemed to be an "affiliate" of MSFG for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Affiliates of MSFG may not sell their shares of Summit common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of MSFG generally include individuals or entities that control, are controlled by or are under common control with MSFG and may include executive officers, directors and principal shareholders of MSFG and any entities these individuals control.

Differences in Shareholders' Rights

     Both MSFG and Summit are New Jersey corporations and the rights of their shareholders which are controlled by New Jersey law are identical. However, the rights of MSFG shareholders which are determined by MSFG's Certificate of Incorporation and Bylaws may differ from the rights of Summit shareholders which are determined by Summit's Restated Certificate of Incorporation and By-Laws. The differences in shareholders' rights between MSFG's Certificate of Incorporation and Bylaws and Summit's Restated Certificate of Incorporation and By-Laws are described below.

     Certain of the rights provided for by Summit's Restated Certificate of Incorporation or By-Laws also may be deemed to have an anti-takeover effect and will be applicable to MSFG shareholders only after becoming Summit shareholders after the closing of the merger. The following is a summary discussion of the most significant differences in the rights of shareholders of MSFG and Summit. This summary is qualified in its entirety by reference to the governing documents of MSFG and Summit referred to above.

--------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------
Classified Board and     Summit's Restated Certificate of         MSFG's Certificate of Incorporation
 Related Provisions:     Incorporation provides that Summit's     and Bylaws provide that MSFG's board
                         board of directors shall consist of      of directors shall consist of not less
                         not less than five and not more than     than three directors and each such
                         forty persons and divides Summit's       director shall serve until his or her
                         board of directors into three classes,   successor is duly elected and qualified.
                         with each class of directors serving a   Directors are elected by receiving a
                         staggered term of three years.  Each     majority of the votes cast.  Presently,
                         class of directors must consist, as      there are four directors of
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                         nearly as possible, of one-third of the    MSFG.  Holders of MSFG common
                         number of directors constituting the       stock may not cumulate their votes in
                         entire Summit board of directors.          elections of directors.
                         Directors are elected by receiving the
                         highest number of votes cast by
                         shares entitled to vote, even if not a
                         majority. Presently there are seven
                         directors in Class I, six directors in
                         Class II and six directors in Class III.
                         Holders of Summit common stock
                         may not cumulate their votes in
                         elections of directors.

                         Summit's Restated Certificate of
                         Incorporation further requires that
                         resolutions increasing the number of
                         directors be approved by 80% of
                         either the directors holding office or
                         the combined voting shares of
                         Summit, voting as a single class.

                         Summit's Restated Certificate of
                         Incorporation also provides that the
                         affirmative vote of the holders of
                         80% or more of the combined voting
                         shares of Summit, voting as a single
                         class, is required to amend, repeal or
                         take any action inconsistent with the
                         classified board of directors or the
                         requirement for an 80% affirmative
                         vote to approve any increase in the
                         number of directors.  The effect of the
                         classified board and related
                         provisions is to make it difficult for
                         persons other than those negotiating
                         directly with Summit's board of
                         directors to acquire seats on
                         Summit's board of directors and
                         obtain control of Summit.
--------------------------------------------------------------------------------------------------------------
Meetings, Voting         Under Summit's By-Laws, except as          Under MSFG's Bylaws, special
and Consents:            otherwise provided by law, special         meetings may be called by the
                         meetings may be called only by the         President or the board of directors of
                         Chairman, Vice Chairman, President         MSFG.
                         or majority of the entire Summit
                         board of directors.                        MSFG's Certificate of Incorporation
                                                                    provides that Class A shareholders
                         Summit's Restated Certificate of           hold the entire voting privilege of
                         Incorporation requires that, subject to    MSFG.  Class B shareholders are not
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                         the rights of holders of any series of     entitled to vote.
                         Summit's preferred stock or other
                         class or series of stock having            Under MSFG's Bylaws, Class A
                         preference over the Summit common          shareholders may act at a duly called
                         stock as to dividends or upon              annual or special meeting or through
                         liquidation, all actions by the            unanimous written consent.
                         shareholders of Summit must be
                         taken exclusively at a duly called
                         annual or special meeting of
                         Summit's shareholders or by the
                         unanimous, but not less than
                         unanimous, written consent of the
                         shareholders.  An additional
                         provision in Summit's Restated
                         Certificate of Incorporation provides
                         that the affirmative vote of the
                         holders of 80% or more of the
                         combined voting shares of Summit,
                         voting as a single class, is required to
                         amend, alter, repeal or take any action
                         inconsistent with this requirement.
                         Under Summit's By-Laws, except as
                         otherwise required by law or
                         Summit's Restated Certificate of
                         Incorporation, all actions by
                         shareholders must be taken at a
                         meeting unless the board of directors
                         determines that such action shall be
                         taken by written consent.
--------------------------------------------------------------------------------------------------------------
Summit                   Summit has in effect a shareholder         MSFG has not adopted a shareholders
Shareholder Rights       rights plan which provides that            rights plan.
Plans:                   holders of shares of Summit common
                         stock possess one preferred stock
                         purchase right for each share of
                         Summit common stock held by them.
                         Each preferred stock purchase right
                         entitles the holder to buy, as of the
                         close of business on the tenth day
                         following the occurrence of certain
                         takeover-related events, one one-
                         hundredth (1/100) of a share of a
                         series of preferred stock, designated
                         the Series S preferred stock, at $164
                         per one one-hundredth share.  Each
                         full share of the Series S preferred
                         stock has rights per share equal to
                         100 times the rights of Summit
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                         common stock with respect to voting,
                         dividends and distributions upon
                         liquidation or merger, and entitles the
                         holder to an additional preferential
                         dividend.

                         The provisions contained in Summit's
                         Restated Certificate of Incorporation
                         relating to the Series S preferred
                         stock may not be amended in a
                         manner which adversely affects the
                         holders of Series S preferred stock
                         without the affirmative vote of the
                         holders of two-thirds of the
                         outstanding shares of Series S
                         preferred stock.

                         Upon the occurrence of certain
                         events, holders of the preferred stock
                         purchase rights become entitled to
                         purchase either shares of the Series S
                         preferred stock or, if the right was not previously exercised, a number of shares of the acquiring entity equal in market value to approximately twice the exercise price of the preferred stock purchase right. Summit's board of directors has the power to redeem the preferred stock purchase rights at any time prior to the close of business on the tenth day after a public announcement that a person or group has acquired "beneficial ownership" of 15% or more of Summit's voting stock, upon the majority vote of the board of directors. In addition, the Summit board of directors may exchange the rights for shares of Summit common stock under certain circumstances.

                         The combination of prohibitive
                         dilution of the acquiring entity's
                         share value and the power of
                         Summit's board of directors to
                         redeem the preferred stock purchase
                         rights is intended to encourage
                         potential acquiring entities to
                         negotiate with Summit's board of
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                         directors with respect to the terms of
                         any acquisition or business
                         combination and to the extent
                         possible, discourage or defeat partial
                         or two-tiered acquisition proposals.
                         For a further description of Summit's
                         shareholder rights plans, see
                         "Description of Summit Capital Stock
                         -- Shareholder Rights Plans."
--------------------------------------------------------------------------------------------------------------
Nominations to the       Summit's By-Laws contain                   MSFG's Bylaws provide that the
Board, Shareholder       provisions that empower Summit's           annual meeting of shareholders shall
Proposals and            board of directors to adopt rules,         be held upon not less than 10 days
Conduct of Meeting:      regulations and procedures governing       nor more than 60 days prior notice.
                         meetings of Summit shareholders and        The Class A shareholders shall elect
                         empower the chairman of a meeting          the board of directors at the annual
                         of Summit shareholders, subject to         shareholders' meeting.
                         the rules and regulations adopted by
                         Summit's board of directors, to adopt
                         rules, regulations and procedures and
                         to take actions that the chairman
                         deems necessary, appropriate or
                         convenient for the proper conduct of
                         a shareholder meeting.  Summit's By-
                         Laws also contain provisions that:

                         .  Establish rules governing
                            nominations for director and
                            shareholder proposals made at
                            meetings of shareholders and, in
                            general, authorize the chairman
                            of an annual meeting to
                            determine whether nominations
                            and shareholder proposals have
                            been made at least 80 days in
                            advance of the anniversary of the
                            preceding year's annual meeting
                            or otherwise comply with the
                            requirements of the By-Laws, and

                         .  Establish rules governing
                            nominations for directors made at
                            special meetings of shareholders
                            and authorize the chairman of a
                            special meeting to determine
                            whether nominations have been
                            made at least 70 days prior to the
                            special meeting or the tenth day
                            following the day on which

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                            public announcement of the
                            special meeting is first made or
                            otherwise comply with the
                            requirements of the By-Laws.
--------------------------------------------------------------------------------------------------------------
Vote Required for        As discussed above, Summit's               MSFG's Bylaws may be amended
Charter and Bylaw        Restated Certificate of Incorporation      or repealed by either the board of
Amendments:              requires that certain provisions           directors or the shareholders.  Any
                         relating to increases in the number of     Bylaw amended, adopted or
                         directors, changes to the classified       repealed by the shareholders of
                         board provision and changes to the         MSFG may be amended or repealed
                         provision requiring that actions by        by the board of directors, unless the
                         shareholders be effected at an annual      resolutions of such shareholders
                         or special meeting or by unanimous         adopting such Bylaw expressly
                         written consent, receive the               reserves to the shareholders the right
                         affirmative vote of holders of 80% of      to amend or repeal it.
                         the combined voting shares of
                         Summit, voting as a single class.
                         Summit's Bylaws provide for
                         amendments upon two-thirds vote of
                         the board of directors.
--------------------------------------------------------------------------------------------------------------
Supermajority Vote       With the exception of a sale of all of     MSFG's Certificate of Incorporation
on Certain               Summit's property in the entirety,         does not contain a supermajority vote
Transactions:            Summit's Restated Certificate of           provision.
                         Incorporation does not contain any
                         supermajority voting provisions with
                         respect to mergers or similar change
                         of control transactions.
--------------------------------------------------------------------------------------------------------------
Removal of               Summit's Restated Certificate of           MSFG's Bylaws provide that a
Directors:               Incorporation contains no specific         director may be removed with or
                         provisions with respect to removal of      without cause by a majority vote of
                         directors, other than for directors        the shareholders.
                         elected by preferred shareholders.
--------------------------------------------------------------------------------------------------------------
Authorized Shares:       Summit's Restated Certificate of           MSFG's Certificate of Incorporation
                         Incorporation authorizes the issuance      authorizes the issuance of 100 shares
                         of 390,000,000 shares of common            of Class A common stock, $10.00 par value,
                         stock and 6,000,000 shares of              and 10,000,000 shares of Class B common
                         preferred stock, no par value.  As of      stock, no par value.  Under MSFG's
                         September 30, 1999, there were             Certificate of Incorporation, all voting
                         approximately 174,766,133 shares of        rights are vested in the Class A
                         Summit common stock outstanding,           shareholders and all right to
                         2,744,256 shares of Summit common          dividends and the assets upon
                         stock held in treasury and 2,000,000       liquidation are vested in the Class B
                         shares of Summit Series S preferred        shareholders.  Class B shares have no
                         stock reserved for issuance under          preemptive or preferential right of
                         Summit's shareholder rights plan.          subscription.  The board of directors

--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
                         Summit's Restated Certificate of           of MSFG may issue shares of MSFG
                         Incorporation authorize Summit's           or obligations convertible into shares
                         board of directors to amend Summit's       without offering the same to the Class
                         Restated Certificate of Incorporation      B shareholders.  As of December 31,
                         without shareholder concurrence to         1999, 100 Class A shares of MSFG
                         divide the authorized shares of            were outstanding and 3,061,045.20
                         preferred stock into series, to            Class B shares of MSFG were
                         determine the designations and the         outstanding.
                         number of shares of any series, and to
                         determine the relative voting,
                         dividend, conversion, redemption,
                         liquidation and other rights,
                         preferences and limitations of the
                         authorized shares of preferred stock.
                         Holders of Summit common stock do
                         not have preemptive rights.
--------------------------------------------------------------------------------------------------------------
Indemnification;         Summit's By-Laws provide that              MSFG's Certificate of Incorporation
Limitation of            corporate agents, which term includes      and Bylaws do not contain a
Liability:               directors, officers and employees, of      provision indemnifying or limiting
                         Summit shall be indemnified and held       the liability of officers and directors.
                         harmless by Summit to the fullest
                         extent authorized by New Jersey laws
                         against expenses and liabilities
                         arising in connection with actions
                         performed by the corporate agent on
                         behalf of Summit.  Summit's By-
                         Laws permit it to maintain insurance
                         for corporate agents against liabilities
                         and expenses.
--------------------------------------------------------------------------------------------------------------
Dissenters Rights        Summit's By-Laws and Restated              MSFG's Certificate of Incorporation
Relating to              Certificate of Incorporation do not        states that all assets of MSFG shall be
Disposition of           contain dissenters rights provisions.      distributed to the Class B
Assets:                                                             shareholders, but does not contain a
                                                                    dissenters rights provision.
--------------------------------------------------------------------------------------------------------------
Shareholder approval     Summit's shareholders' right to vote       MSFG's Certificate of Incorporation
of Merger or             in the case of a merger or                 provides that Class B shareholders
Consolidation/Class      consolidation is governed by New           shall not have the right to vote as a
Voting:                  Jersey law.  Under New Jersey law,         class in the case of merger or
                         any class or series of shares shall be     consolidation. However, the board of
                         entitled to vote as a class if the plan    directors of MSFG is granting the Class
                         of merger or consolidation contains        B shareholders the right to vote
                         any provisions that, if contained in a     on the merger.
                         proposed charter amendment, would
                         entitle the class or series to vote
                         as a class on the amendment.



---------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------
                         Summit Shareholder Rights                  MSFG Shareholder Rights
--------------------------------------------------------------------------------------------------------------
Shareholder              Summit's Restated Certificate of           The approval of the sale of assets of
Approval of Asset        Incorporation provides that Summit's       MSFG by MSFG's shareholders is
Sales:                   board of directors may sell all rights,    governed by New Jersey law.
                         franchises and property of Summit as
                         an entirety with the approval of two-
                         thirds of the outstanding shares.
--------------------------------------------------------------------------------------------------------------

                                SUMMIT BANCORP.

Description of Business

     Summit commenced operations on October 1, 1970 as a bank holding company registered under the Bank Holding Company Act. Summit owns three bank subsidiaries and several active non-bank subsidiaries. At September 30, 1999, Summit had total consolidated assets of $36.1 billion on the basis of which it ranked as the largest New Jersey-based bank holding company.

     Summit's bank subsidiaries engage in a general banking business. Summit Bank (New Jersey) is Summit's largest bank subsidiary, accounting for approximately 85.7% of Summit's total consolidated assets at September 30, 1999. Summit's non-bank subsidiaries engage primarily in securities products and services, life, health, property and casualty insurance products and services, venture capital investment, commercial finance lending, lease financing, asset-based lending, letter of credit issuance, data processing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     As of September 30, 1999, Summit's bank subsidiaries operated 484 banking offices located in major trade centers and suburban areas in New Jersey, Pennsylvania and southwestern Connecticut. The following table lists, as of September 30, 1999, each bank subsidiary, the number of its banking offices and, in thousands of dollars, its total assets and deposits. All of Summit's bank subsidiaries are state banks and both the New Jersey and Pennsylvania subsidiaries are members of the Federal Reserve System.

                                  No. of Banking    Total Assets (1)  Total Deposits (1)
 Location of Principal Offices       Offices         (in thousands)    (in thousands)
-------------------------------  ----------------  ------------------  --------------
Summit Bank (New Jersey).......         366            $30,979,496      $20,969,964
Summit Bank (Pennsylvania).....         105              4,162,130        2,810,205
Summit Bank (Connecticut)......          13                892,729          581,581

-----------
(1) Not adjusted to exclude interbank deposits or other transactions among the subsidiaries.

     Summit is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which a bank subsidiary may finance or otherwise supply funds to Summit or its nonbank subsidiaries. Under federal law, no bank subsidiary may, subject to limited exceptions, make loans or extensions of credit to, or investments in the securities of Summit or its non-bank subsidiaries or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

     In addition, bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to Summit without the prior approval of the bank regulatory authorities. The Federal Reserve Act, which affects both Summit Bank (New Jersey) and Summit Bank (Pennsylvania), restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Summit Bank (Connecticut), as a Connecticut chartered bank, is subject to a similar restriction. Further, Summit Bank (New Jersey), as a

New Jersey state-chartered bank, may declare a dividend only if, after payment, its capital stock would be unimpaired and its surplus would equal at least fifty percent of its capital stock or its surplus would not be reduced. Summit Bank (Pennsylvania), as a Pennsylvania-chartered bank, may declare and pay a dividend only out of accumulated net earnings and only if it has surplus at least equal to its capital and its surplus would not be reduced by payment of the proposed dividend. In addition, under the Federal Deposit Insurance Corporation Improvement Act, all institutions are prohibited from paying dividends if after doing so an institution would be undercapitalized. Summit may not pay dividends to its shareholders if after paying any dividends it would be unable to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. At September 30, 1999, the total undistributed net assets of Summit's subsidiary banks were $2.8 billion of which $59.1 million was available under the most restrictive limitations for the payment of dividends to Summit.

Recent Developments

     On January 19, 2000, Summit reported net income for the year ended December 31, 1999 of $442.6 million as compared with $465.8 million for the year ended December 31, 1998. Net income per diluted share for 1999 was $2.54 as compared with $2.63 for 1998. Net income for 1999 reflected an additional provision for loan losses of $60 million pretax, or $.20 per diluted share, recorded in the third quarter, and a restructuring charge of $27.9 million pretax, or $.10 per diluted share, recorded in the fourth quarter, associated with Summit's business realignment. Summit's total assets at December 31, 1999 were $36.4 billion as compared with $33.1 billion at December 31, 1998.

Management Information

     Summit's Annual Report on Form 10-K for the year ended December 31, 1998 incorporates by reference or sets forth information about the directors and executive officers of Summit, executive compensation, voting securities and their principal holders, various relationships and related transactions and other related information pertaining to Summit. We incorporate the Annual Report on Form 10-K in this Proxy Statement-Prospectus by reference. A copy of the Annual Report has been delivered with this Proxy Statement-Prospectus.

                      DESCRIPTION OF SUMMIT CAPITAL STOCK

     Summit is presently authorized to issue 390,000,000 shares of common stock and 6,000,000 shares of preferred stock, without par value. As of September 30, 1999, there were approximately 174,766,133 shares of Summit common stock outstanding, 2,744,256 shares of Summit common stock held in treasury, 2,000,000 shares of Summit Series S preferred stock designated in Summit's Restated Certificate of Incorporation and reserved for issuance under the Summit shareholder rights plan described below, and no shares of Summit preferred stock outstanding. Pursuant to New Jersey law, Summit's board of directors has authority to set the terms and conditions of the authorized but unissued Summit preferred stock. Summit may issue any authorized Summit common stock and Summit preferred stock without further shareholder vote, unless a shareholder vote is required for a particular transaction by applicable law or New York Stock Exchange rules. Summit common stock is presently listed on the New York Stock Exchange. The issuance of additional Summit common stock or Summit preferred stock, including Summit preferred stock that might be convertible into Summit common stock, may, among other things, affect the earnings per share applicable to existing Summit common stock and the equity and voting rights of existing holders of Summit common stock.

     The following summary is not a complete description of all provisions relating to Summit capital stock and is subject in all respects to the applicable provisions of the New Jersey law, Summit's Restated Certificate of Incorporation and Summit's shareholder rights plan.

Common Stock

     The rights of holders of Summit common stock are subject to the preferences as to dividends and liquidation rights and other prior rights, if any, of any class or series of Summit preferred stock that may be issued. The holders of Summit common stock are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of directors, and are entitled to receive dividends when, as and if declared by Summit's board of directors out of funds of Summit legally available for the payment of dividends. Shares of Summit common stock do not have cumulative voting rights. Accordingly, at any annual meeting of Summit shareholders, or at any special meeting of shareholders where an election of directors is conducted, the holders of fifty percent plus one of the shares represented at the meeting, provided a quorum is present, can fill all positions on Summit's board of directors that are up for election at that meeting if they so choose. In that event, the holders of the remaining shares will not be able to fill any positions on the board up for election at that meeting. Summit has a classified board of directors, under which approximately one-third of the directors are elected each year.

     In the event of the liquidation of Summit, holders of Summit common stock are entitled to share pro rata in the distribution of Summit's assets available for common shareholders. All shares of Summit common stock are fully paid and nonassessable. No preemptive rights attach to the ownership of Summit common stock and no personal liability is imposed on the holders of common stock by reason of the ownership of those shares. First Chicago Trust Company of New York, a division of Equiserve, is the transfer agent, dividend disbursing agent and registrar for the Summit common stock. Summit Bank (New Jersey) is the co-transfer agent.

Shareholder Rights Plans

     In June, 1999, Summit adopted a shareholder rights plan under which preferred stock purchase rights ("Rights") attached to Summit common stock outstanding as of the close of business on August 16, 1999. The shareholder rights plan adopted in June, 1999 replaced Summit's shareholder rights plan adopted in August, 1989, which expired August 16, 1999. Holders of shares of Summit common stock issued subsequent to August 16, 1999 receive the Rights with their shares. Except as indicated below, each Right entitles the registered holder to purchase from Summit one one-hundredth (1/100) of a share of a series of Summit preferred stock, designated the Series S preferred stock ("Summit Series S Preferred"). The Rights expire on August 31, 2009, and are subject to redemption and amendment in certain circumstances. The Rights trade automatically with shares of Summit common stock and become exercisable only under certain circumstances as described below.

     The Rights are not currently exercisable. In general, the Rights will become exercisable upon the earlier to occur of the following: (1) ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Summit common stock or voting securities of Summit representing 15% or more of the total voting power of Summit (such person or group becoming an "acquiring person," as defined in the rights plan) or (2) ten business days, or such later date as Summit's board of directors may determine, after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Summit common stock or voting securities representing 15% or more of the total voting power of Summit.

     Generally, in the event the Rights become exercisable by virtue of a person or group becoming an acquiring person, other than pursuant to an offer for all outstanding shares of Summit common stock and other voting securities that Summit's board of directors determines to be fair to shareholders and otherwise in the best interests of Summit, each Right, other than Rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the Right and payment of the exercise price, Summit Series S Preferred having a value equal to two times the exercise price of the Right.

     In the event that the Rights become exercisable and Summit is acquired in a merger or other business combination, or 50% or more of Summit's assets or earning power is transferred in one or a series of transactions, each Right will entitle the holder to receive, upon the exercise of the Right, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

     The combination of prohibitive dilution of the acquiring person's share values and the power of Summit's board of directors to redeem the Rights is intended to encourage potential acquiring persons to negotiate with Summit's board of directors with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals.

     The foregoing description of the rights plan is not complete and is qualified in its entirety by reference to the terms of the rights plan, which are more fully described in Summit's registration statement on Form 8-A filed with the Securities and Exchange Commission on July 27, 1999.

                                  MSFG, INC.

Description of Business

     MSFG is an insurance and benefits brokerage firm with five offices located in New Jersey and Pennsylvania. MSFG employs approximately 200 professionals and other persons to service its clients. Over 2,000 businesses and 15,000 individuals are currently serviced by MSFG. MSFG offers its services locally as well as nationally and internationally.

     MSFG offers a variety of services primarily through two subsidiaries, Meeker Sharkey Financial Group, Inc. and Meeker Sharkey Benefit Consultants, Inc., which currently generate over $180,000,000 of business, health and personal insurance premiums. MSFG's revenues are generated by commissions received for premiums billed.

     Meeker Sharkey Financial Group, Inc. offers business insurance, personal and marine insurance and bonding. In addition, risk management services are offered by Meeker Sharkey Financial Group to its clients. Risk management services are offered by Meeker Sharkey Financial Group through loss control specialists. Risk management services include proactive claims management and assistance with risk financing decisions. Meeker Sharkey Financial Group currently accounts for approximately 65% of MSFG's operating revenues.

     Meeker Sharkey Benefit Consultants, Inc. offers health benefits, retirement benefits and administration of employee benefit plans. Clients receive assistance in the design, implementation and management of group health plans, dental plans, cafeteria plans, employee communications and voluntary benefits programs. In addition, consultants and actuaries employed by Meeker Sharkey Benefit Consultants design and administer a full range of qualified and non-qualified retirement plans. Meeker Sharkey Benefit Consultants currently accounts for approximately 35% of MSFG's operating revenues.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     MSFG was formed in February 1995 to effect the reorganization of Meeker Sharkey Financial Group into a holding company structure. Pursuant to the reorganization, Meeker Sharkey Financial Group became a wholly owned subsidiary of MSFG. MSFG does not conduct, nor does management believe that it will conduct, any business except the holding of the capital stock of its subsidiaries. All insurance and related services are provided by MSFG's subsidiaries.

     MSFG has two principal subsidiaries, Meeker Sharkey Financial Group and Meeker Sharkey Benefit Consultants. Meeker Sharkey Financial Group was formed in July 1984 to engage in the sale of insurance in the State of New Jersey. Meeker Sharkey Benefit Consultants was formed in February 1995 to conduct insurance consulting for the establishment of pension plans, welfare plans and benefit plans. The two subsidiaries collectively broker over $180,000,000 of business, health and personal insurance premiums. They service over 2,000 businesses and 15,000 individuals locally, nationally and internationally. Revenues are generated by commissions received for premiums billed. Commissions on policies billed by MSFG are recorded generally on the later of the billing or effective date of the policies. Premium adjustments, including policy cancellations, are recorded upon notification from insurance companies. Commissions on policies billed and collected directly by insurance companies and from contingent agreements with insurance companies (i.e., agreements with insurance carriers wherein an agency participates in profit sharing for meeting and/or exceeding predetermined production or profitability goals) are reported as received.

Results of Operations for the three months ended September 30, 1999 and 1998

Operating Revenues.  For the three months ended September 30, 1999, commission
------------------
income and fees for property and casualty insurance totaled $3.0 million, which equaled the $3.0 million generated during the same period in 1998. For the three months ended September 30, 1999, group health benefit and life commissions totaled $1.4 million compared to $1.2 million for the same period in 1998. The increase of $0.2 million was due to aggressive collection efforts in direct bill commission receipts. Pension commissions and fees were $0.2 million for the three months ended September 30, 1999, which equaled the $0.2 million generated during the same period of 1998. Other income resulting from fees and contingent commission arrangements for the three months ended September 30, 1999 was $0.5 million compared to $0.1 million for the same period of the prior year. The increase of $0.4 million was due to increased fees for risk underwriting services which we have actively marketed.

Investment Income.  Income resulting from investments for the three months ended
-----------------
September 30, 1999 was $0.8 million compared to $0.3 million for the same period of the prior year. The increase of $0.5 million was due to realized gain on the sale of securities.

Compensation Expenses.  Compensation expenses for the three months ended
---------------------
September 30, 1999 were $3.4 million compared to $3.0 million for the same period in 1998. The increase of $0.4 million, for the most part, was related to increased commissions paid and related benefit expense for increased group health revenues.

Other Operating Expenses.  Other operating expenses for the three months ended
------------------------
September 30, 1999 were $0.9 million compared to $1.0 million for the same period in 1998. The decrease of $0.1 million, for the most part, was related to a decrease in bad debt expense as a result of new collection procedures.

Results of Operations for the nine months ended September 30, 1999 and 1998

Operating Revenues.  For the nine months ended September 30, 1999, commission
------------------
income and fees for property and casualty insurance totaled $8.5 million compared to $9.2 million for the same period in 1998. The $0.7 million decrease stems from lost business related to the departure of several producers who accounted for a combined book of business of $1.0 million annually. For the nine months ended September 30, 1999, group health benefit and life commissions totaled $4.2 million compared to $3.6 million during the same period in 1998. The increase of $0.6 million was due to increased sales as a result of market conditions relating to group health programs, allowing for higher pricing. Pension commissions and fees were $0.6 million for the nine months ended September 30, 1999 compared to $0.5 million for the same period in 1998. Other income resulting from fees and contingent commission arrangements for the nine months ended September 30, 1999 was $2.2 million compared to $1.5 million for the same period of the prior year. The increase of $0.7 million was due to an improvement in contingent income, which resulted from continuing market conditions that allowed MSFG to target its products with carriers who provided the best incentives. Income from the ownership interest in Gweedore, L.L.C. for the nine months ended September 30, 1998 was $0.5 million. The ownership interest was sold in 1998.

Investment Income.  Income resulting from investments for the nine months ended
-----------------
September 30, 1999 was $1.4 million compared to $2.0 million for the same period of the prior year. The decrease of $0.6 million was the result of a lower realized gain on the sale of securities.

Compensation Expenses.  Compensation expenses for the nine months ended
---------------------
September 30, 1999 were $10.1 million compared to $9.7 million for the same period in 1998. The increase of $0.4 million, for the most part, was related to increased commissions paid and related benefit expense for increased group health revenues.

Other Operating Expenses.  Other operating expenses for the nine months ended
------------------------
September 30, 1999 were $3.0 million, as compared to $3.1 million incurred during the same period in 1998.

Results of Operations for the years ended December 31, 1998 and 1997

Operating Revenues.  For the year ended December 31, 1998, commission income and
------------------
fees for property and casualty insurance totaled $12.2 million compared to $12.1 million for 1997. For the year ended December 31, 1998, group health benefit and life commissions totaled $5.2 million or a $1.1 million increase over the $4.1 million generated during 1997. The increase of $1.1 million was due to increased sales as a result of market conditions relating to group health programs, allowing for higher pricing. Pension commissions and fees for the year ended December 31, 1998 were $1.0 million compared to $1.1 million for 1997. Other income resulting from fees and contingent commission arrangements for the year ended December 31, 1998 was $1.5 million compared to $0.9 million for the prior year, which resulted from market conditions that allowed MSFG to target its products with carriers who provided the best incentives. The increase of $0.6 million was due to increased contingent commissions which resulted from market conditions that allowed MSFG to target its products with carriers who provided the best incentives. Income from the ownership interest in Gweedore, L.L.C. for the year ended December 31, 1998 was $0.5 million compared to $0.8 million for 1997. The ownership interest was sold in 1998.

Investment Income.  Income resulting from investments for the year ended
-----------------
December 31, 1998 was $2.2 million compared to $0.9 million for 1997. The increase of $1.3 million was due to realized gain on the sale of securities and increased interest income.

Compensation Expenses.  Compensation expenses for the year ended December 31,
---------------------
1998 were $13.6 million compared to $12.0 million for 1997. The increase of $1.6 million, for the most part, was related to increased commissions paid and related benefit expense for increased group and voluntary benefits revenues.

Other Operating Expenses.  Other operating expenses for the year ended December
------------------------
31, 1998 were $4.1 million compared to $4.5 million for 1997. The decrease of $0.4 million was attributable to the effect of decreased insurance expense, professional fees and bad debt expense.

Miscellaneous.  During 1997 and 1998, MSFG leases its principal offices from
-------------
Gweedore, L.L.C., a limited liability company of which MSFG held a 93% interest until May 1998. The results of operations of Gweedore, L.L.C. are included in MSFG's consolidated financial statements for 1997. All related transactions have been eliminated in consolidation.

Results of Operations for the years ended December 31, 1997 and 1996

Operating Revenues.  For the year ended December 31, 1997, commission income and
------------------
fees for property and casualty insurance totaled $12.1 million compared to $12.0 million for 1996. For the year ended December 31, 1997, group health benefit and life commissions totaled $4.1 million or a $0.5 million increase over the $3.6 million generated during 1996. The increase was due to increased sales as a result of market conditions which allowed for higher pricing. Pension commissions and fees for the year ended December 31, 1997 were $1.1 million, which equaled the $1.1 million generated in 1996. Other income resulting from fees and contingent commission arrangements for the year ended December 31, 1997 was $0.9 million compared to $1.0 million for 1996.

Investment Income.  Income resulting from investments for the year ended
-----------------
December 31, 1997 was $0.9 million compared to $0.4 million for 1996. The increase of $0.5 million was due, in part, to realized gain on the sale of securities.

Compensation Expenses.  Compensation expenses for the year ended December 31,
---------------------
1997 were $12.0 million compared to $12.3 million for 1996.

Other Operating Expenses.  Other operating expenses for the year ended December
------------------------
31, 1997 were $4.5 million compared to $3.7 million for 1996. The increase of $0.8 million was due to higher occupancy expenses and bad debt expenses.

Miscellaneous.  During 1997 and 1996, MSFG leased its principal offices from
-------------
Gweedore, L.L.C., a limited liability company of which MSFG held a 93% interest. The results of operations of Gweedore, L.L.C. are included in MSFG's consolidated financial statements for 1997 and 1996. All related transactions have been eliminated in consolidation.

Liquidity and Capital Resources

     In 1994, MSFG acquired a 93% interest in Gweedore, L.L.C. MSFG leases its principal offices, located at 14 Commerce Drive, Cranford, New Jersey, from Gweedore, L.L.C. On May 15, 1998, MSFG sold its entire interest in Gweedore, L.L.C. for $1,610,000.

     In 1998, MSFG purchased the assets of an insurance agency for a purchase price of $1,314,656, consisting of $265,835 cash and a note payable of $1,048,829. MSFG recorded $1,248,829 of the purchase price as an intangible asset. Subsequent to the acquisition of the insurance agency, 20% of Meeker Sharkey Devine Company, Inc., the MSFG subsidiary formed as a result of the acquisition, was sold to a former employee for $249,766.

     As of September 30, 1999, MSFG's cash and marketable securities totaled $21.5 million. Marketable securities totaled $7.6 million, valued at fair market value as of September 30, 1999. By December 31, 1999, cash and cash equivalents totaled approximately $20.2 million and marketable securities totaled $2.3 million. Marketable securities were converted into cash and cash equivalents during the fourth quarter of 1999 in anticipation of the sale of MSFG.

     MSFG believes that its current cash position is sufficient to meet all currently anticipated future operational needs and, therefore, MSFG does not anticipate in the foreseeable future the need to raise additional capital through the offering of stock or to incur any significant debt.

     Total funds held in a fiduciary capacity at September 30, 1999 were $4.8 million. Fiduciary funds are premiums received for insureds but not yet remitted to the carriers, being held as cash or investments. Premiums which are due from insureds are reported as assets of MSFG and as corresponding liabilities, net of commissions, to the insurance carriers.

Year 2000

     MSFG has not experienced any material year 2000 problems with its internal operations or third party suppliers and services as of the date of this Proxy Statement - Prospectus. MSFG does not currently expect any significant year 2000 problems to be encountered for the remainder of the year 2000 that would have a material effect on the financial condition of MSFG.

Beneficial Ownership of MSFG Common Stock

     Thomas J. Sharkey, Sr., the Chairman of the Board of MSFG, owns all 100 shares of MSFG Class A common stock currently outstanding. The following table sets forth information, as of January 15, 2000, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of the outstanding MSFG Class B common stock by each director of MSFG, each executive officer of MSFG who earned over $100,000 in fiscal 1999, each person or group of persons known by MSFG to be the beneficial owner of more than 5% of MSFG Class B common stock and all directors and executive officers of MSFG as a group.

                                                                                                  Percent of
Name of Beneficial Owner (1)                                              No. of Shares (2)         Class
----------------------------                                              -----------------       ----------
Bloody Forland, L.P. (3)..........................................         1,602,810.00             52.36%
Thomas J. Sharkey, Sr. (4)........................................         1,602,810.00(5)          52.36
Thomas J. Sharkey, Jr. (4) (6)....................................           248,961.80              8.13
Edward D. Sharkey (4).............................................           235,419.00              7.69
Paul R. Williams (4)..............................................                   --                --
Brian P. Leddy (6)................................................           134,437.88              4.39
James T. O'Connor (6).............................................            24,930.73              0.81
Peter S. Gruenberg (6)............................................            41,301.98              1.35
James H. Manhardt.................................................           340,870.31             11.14
Directors and Executive Officers as a Group (9 persons)...........         2,310,873.74             75.50

____________________________
(1) Each person maintains a mailing address at 14 Commerce Drive, Cranford, New Jersey 07016-3505.
(2) Except as otherwise indicated, all of the shares of MSFG Class B common stock are held beneficially and of record.
(3)  Bloody Forland, L.P. is a family limited partnership controlled by Thomas
     J. Sharkey, Sr. Persons with an interest in the limited partnership include Thomas J. Sharkey, Sr., Thomas J. Sharkey, Jr. and Edward D. Sharkey, among other family members.
(4)  Such person currently serves as a director of MSFG.
(5)  Includes the shares held of record by Bloody Forland, L.P.
(6)  Such person currently serves as an executive officer of MSFG.

Description of MSFG Capital Stock

     MSFG is authorized to issue 10,000,000 shares of Class B common stock, no par value, and 100 shares of Class A common stock, $10.00 par value. As of December 31, 1999, 100 shares of MSFG Class A common stock were issued and outstanding and 3,061,045.20 shares of MSFG Class B common stock were issued and outstanding.

                             SHAREHOLDER PROPOSALS

     MSFG shareholders will not be entitled to submit proposals for consideration at the special meeting except to the extent the proposals relate directly to the matters to come before the special meeting as set forth in this Proxy Statement-Prospectus.

     Summit's By-Laws provide that shareholder proposals which do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Summit not less than 80 and not more than 100 days before the anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after that anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to the annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any notice of a shareholder proposal by a shareholder to the Secretary of Summit must be accompanied by:

     . the name and address of the shareholder who intends to present the proposal for a vote;

     . a representation that the shareholder is a holder of record of shares entitled to vote at the meeting;

     . a description of all agreements, arrangements or understandings between the shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of either shareholder in the outcome of the vote; and

     . all other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of the proposal pursuant to the proxy rules of the Securities and Exchange Commission.

     Summit's board of directors will consider and include in Summit's proxy statement for the 2000 annual meeting of Summit shareholders proposals which meet the regulations of the Securities and Exchange Commission and New Jersey law and which comply with Summit's By-Laws. In order to be eligible for inclusion, proposals were required to be addressed to Summit's Secretary and must have been received on or before November 9, 1999.


                                 OTHER MATTERS

     MSFG's board of directors is not aware of any business to come before the special meeting other than those matters described in this Proxy Statement-Prospectus. However, if any other matters should properly come before the special meeting, the proxy holders intend to vote on those matters in accordance with their reasonable business judgment.


                                 LEGAL MATTERS

     The legality of the Summit common stock offered by this Proxy Statement-Prospectus will be passed upon for Summit by Thompson Coburn LLP. Certain legal matters will be passed upon for MSFG by Garrubbo, Romankow & Rinaldo.

                                    EXPERTS

     The consolidated financial statements of Summit Bancorp. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in Summit's Annual Report on Form 10-K, incorporated by reference herein and in the registration statement on Form S-4, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by referenced herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

     The consolidated financial statements of MSFG, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in this Proxy Statement-Prospectus, have been included herein in reliance upon the report of Moore Stephens, P.C., independent certified public accountants, included in this Proxy Statement-Prospectus, and upon the authority of Moore Stephens, P.C. as experts in accounting and auditing.

     Certain tax matters were passed upon by Moore Stephens, P.C., certified public accountants.


                      WHERE YOU CAN FIND MORE INFORMATION

     Summit has filed with the Securities and Exchange Commission under the Securities Act of 1933 the registration statement which registers the shares of Summit common stock to be issued to MSFG shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Summit and Summit common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this Proxy Statement-Prospectus.

     In addition, Summit files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

     Public Reference Room         New York Regional Office      Chicago Regional Office
     450 Fifth Street, N.W.        7 World Trade Center          Citicorp Center
     Room 1024                     Suite 1300                    500 West Madison Street
     Washington, D.C. 20549        New York, New York 10048      Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Summit, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Summit at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Securities and Exchange Commission allows Summit to "incorporate by reference" information into this Proxy Statement-Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this Proxy Statement-Prospectus, except for any information that is superseded by information that is included directly in this document.

     This Proxy Statement-Prospectus incorporates by reference the documents listed below that Summit has previously filed with the Securities and Exchange Commission. Copies of each of the documents have been delivered with this Proxy Statement Prospectus.

Proxy Statement.............................           1999 Annual Meeting held April 23, 1999
Annual Report on Form 10-K..................           Year ended December 31, 1998
Quarterly Report on Form 10-Q and
  Amendment No. 1 to Quarterly Report on
  Form 10-Q (Form 10-Q/A)...................           Quarter ended March 31, 1999
Quarterly Reports on Form 10-Q..............           Quarters ended June 30, 1999 and September 30, 1999
Current Reports on Form 8-K.................           Reports dated April 27, 1999 and June 16, 1999

     Summit incorporates by reference additional documents that Summit may file with the Securities and Exchange Commission between the date of this Proxy Statement-Prospectus and the date of the special meeting. The documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is http://www.sec.gov. You can obtain additional copies of the documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from the following address:

                    Summit Bancorp.
                    Attention:  Corporate Secretary
                    301 Carnegie Center
                    Princeton, NJ 08543
                    Telephone:  (609) 987-3442

     If you would like to request additional copies of the documents, please do so by February 22, 2000 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this Proxy Statement-Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this Proxy Statement-Prospectus about Summit has been supplied by Summit and information about MSFG has been supplied by MSFG. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

                          MSFG, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                                     INDEX
                                     -----

                                                                  Page
                                                                  ----

Report of Independent Auditors..................................   F-1
Consolidated Balance Sheets.....................................   F-2
Consolidated Statements of Operations and Comprehensive Income..   F-4
Consolidated Statements of Stockholders' Equity.................   F-5
Consolidated Statements of Cash Flows...........................   F-6
Notes to Consolidated Financial Statements......................   F-9

                        REPORT OF INDEPENDENT AUDITORS


To the Stockholders and Board of Directors of MSFG, Inc.
 Cranford, New Jersey


          We have audited the consolidated balance sheets of MSFG, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of MSFG, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MSFG, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                    /s/ Moore Stephens, P.C.
                                    -----------------------------
                                    MOORE STEPHENS, P.C.
                                    Certified Public Accountants.

Cranford, New Jersey
February 26, 1999

MSFG, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                    September 30,          December 31,
                                                    -------------          ------------
                                                         1999           1998           1997
                                                         ----           ----           ----
                                                     [Unaudited]
                                                      ---------
Assets:
Current Assets:
 Cash and Cash Equivalents                            $13,208,164    $12,780,559    $ 3,371,815
 Short-Term Investments                                   618,618        597,873        675,376
 Marketable Securities - Net                            7,678,343      6,278,419      7,909,757
                                                      -----------    -----------    -----------

  Current Liquid Assets                                21,505,125     19,656,851     11,956,948

 Accounts Receivable - Net                              3,592,011      2,472,700      2,846,028
 Prepaid Expenses                                         185,220        138,044        111,227
 Due from Related Parties                                 310,226        313,721      1,079,262
 Miscellaneous Receivables                                293,795         44,728         98,348
                                                      -----------    -----------    -----------

 Total Current Assets                                  25,886,377     22,626,044     16,091,813
                                                      -----------    -----------    -----------

Property and Equipment:
 Land                                                          --             --      1,000,000
 Building and Improvements                                     --             --      4,265,993
 Leasehold Improvements                                   128,994         99,798        116,354
 Furniture and Fixtures                                 3,055,103      2,740,081      2,552,157
 Transportation Equipment                                  10,800         10,800             --
                                                      -----------    -----------    -----------

 Totals - At Cost                                       3,194,897      2,850,679      7,934,504
 Less:  Accumulated Depreciation                        2,158,009      1,901,973      2,050,398
                                                      -----------    -----------    -----------

 Property and Equipment - Net                           1,036,888        948,706      5,884,106
                                                      -----------    -----------    -----------

Other Assets:
 Cash Surrender Value - Officers' Life Insurance        1,239,063      1,153,201      1,936,705
 Intangibles - Net                                      1,861,372      2,047,622      1,025,986
 Note Receivable                                           25,000         25,000         50,000
 Due from Related Parties                               1,286,041      1,270,729        504,085
 Investments                                              697,278        482,467        384,381
 Other Assets                                               8,589          4,722         63,791
                                                      -----------    -----------    -----------

 Total Other Assets                                     5,117,343      4,983,741      3,964,948
                                                      -----------    -----------    -----------

 Total Assets                                         $32,040,608    $28,558,491    $25,940,867
                                                      ===========    ===========    ===========

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                        September 30,           December 31,
                                                        -------------           ------------
                                                            1999            1998            1997
                                                            ----            ----            ----
                                                         [Unaudited]
                                                          ---------
Liabilities and Stockholders' Equity:
Current Liabilities:
 Accounts Payable                                        $ 7,978,900      $ 7,054,469     $ 7,289,360
 Commissions Payable                                         400,154          467,594         415,065
 Current Portion of Long-Term Debt                           191,624          191,624          50,414
 Accrued Expenses                                          1,429,920        1,993,290       1,418,432
 Due to Customers                                          1,814,618          456,519         614,545
 Current Income Taxes Payable                                 14,693           19,186          44,979
 Deferred Income Taxes Payable                               613,646          711,976       1,196,973
 Other Current Liabilities                                     1,469            1,469          85,028
                                                         -----------      -----------     -----------

 Total Current Liabilities                                12,445,024       10,896,127      11,114,796

Long-Term Debt:
 Notes Payable - Other                                       699,842          839,458         151,953

Deferred Compensation                                        337,348          352,388         374,603
                                                         -----------      -----------     -----------

 Total Liabilities                                        13,482,214       12,087,973      11,641,352
                                                         -----------      -----------     -----------

Minority Interest                                            205,486          228,904          18,200
                                                         -----------      -----------     -----------

Stockholders' Equity:
 Common Stock:
  $10.00 Par Value; Class A, Voting, 100
   Shares Authorized, Issued and Outstanding                   1,000            1,000           1,000

 Common Stock:
  No Par Value; Class B, Non-Voting, Authorized
   10,000,000 Shares; Issued 3,194,315 - At
   Assigned Value, Outstanding 3,001,045, 3,004,131
   and 3,008,205 in 1999, 1998 and 1997, Respectively         31,710           31,710          31,710

 Additional Paid-in Capital                                1,391,406        1,172,782       1,112,108

 Accumulated Other Comprehensive Income
  [Net of Tax]                                             1,388,656        1,536,182       2,262,998

 Retained Earnings                                        16,351,281       14,146,576      11,416,787
                                                         -----------      -----------     -----------

 Totals                                                   19,164,053       16,888,250      14,824,603
 Less: Treasury Stock - At Cost - 193,270, 190,184
        and 186,110 Shares of Class B Common Stock
        in 1999, 1998 and 1997, Respectively                (603,870)        (559,836)       (486,347)
         Deferred Stock Bonus                               (207,275)         (86,800)        (56,941)
                                                         -----------      -----------     -----------

 Total Stockholders' Equity                               18,352,908       16,241,614      14,281,315
                                                         -----------      -----------     -----------

 Total Liabilities and Stockholders' Equity              $32,040,608      $28,558,491     $25,940,867
                                                         ===========      ===========     ===========

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

                                        Three months ended        Nine months ended                    Years ended
                                        -----------------         -----------------             ---------------------------
                                          September 30,              September 30,                     December 31,
                                          -------------              -------------              ---------------------------
                                        1999        1998           1999          1998          1998         1997         1996
                                        ----        ----           ----          ----          ----         ----         ----
                                     [Unaudited]   [Unaudited]   [Unaudited]   [Unaudited]
                                     -----------   -----------   -----------   -----------
Revenue                              $5,107,825    $ 4,490,403   $15,484,363   $15,305,671   $20,447,440  $19,052,382  $17,646,104
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
Operating Expenses:
 Selling Expenses                     1,638,616      1,420,043     4,640,275     4,613,398     6,559,477    5,903,624    5,955,676
 General and Administrative
  Expenses                            2,628,921      2,611,404     8,474,790     8,137,216    11,108,171   10,636,733   10,092,817
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
 Total Operating Expenses             4,267,537      4,031,447    13,115,065    12,750,614    17,667,648   16,540,357   16,048,493
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
 Operating Income                       840,288        458,956     2,369,298     2,555,057     2,779,792    2,512,025    1,597,611
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
Other Income [Expense]:
 Interest Expense                       (11,229)       (16,763)      (35,092)      (40,865)      (54,554)     (25,224)     (38,740)
 Investment and Other Income            770,431        270,328     1,352,858     1,986,108     2,177,407      881,798      400,731
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
 Other Income - Net                     759,202        253,565     1,317,766     1,945,243     2,122,853      856,574      361,991
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------
 Income Before Provision for
  Income Taxes and Minority
  Interest                            1,599,490        712,521     3,687,064     4,500,300     4,902,645    3,368,599    1,959,602

Less: Provision for Income Taxes        595,164        275,185     1,505,777     1,738,032     2,162,507    1,212,507      860,800
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------

 Income Before Minority Interest      1,004,326        437,336     2,181,287     2,762,268     2,740,138    2,156,092    1,098,802

Less: Minority Interest Share of
[Loss]
    Income of Subsidiaries              (10,354)        (5,491)      (23,418)       12,594       (19,485)       1,775        1,461
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------

 Net Income                           1,014,680        442,827     2,204,705     2,749,674     2,759,623    2,154,317    1,097,341
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------

Other Comprehensive Income
  [Net of Tax]:
 Unrealized Holding Gains
  [Losses] Arising During
  Period                               (143,931)      (205,344)      524,519      (114,194)      339,638    1,856,054      303,257
 Less: Reclassification
  Adjustment for Realized
  Gains Included in
  Net Income                           (224,015)      (358,000)     (672,045)   (1,072,000)   (1,066,185)    (299,841)      (5,778)
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------

 Total Other Comprehensive [Loss]
  Income                               (367,946)      (563,344)     (147,526)   (1,186,194)     (726,547)   1,556,213      297,479
                                     ----------    -----------   -----------   -----------   -----------  -----------  -----------

 Comprehensive Income [Loss]         $  646,734    $  (120,517)  $ 2,057,179   $ 1,563,480   $ 2,033,076  $ 3,710,530  $ 1,394,820
                                     ==========    ===========   ===========   ===========   ===========  ===========  ===========

Basic Net Income Per Common Share           .34            .15           .73           .92           .92          .73          .37
                                     ==========    ===========   ===========   ===========   ===========  ===========  ===========

 Diluted Net Income Per Common Share        .34            .15           .73           .91           .91          .73          .37
                                     ==========    ===========   ===========   ===========   ===========  ===========  ===========

 Weighted Average Common Shares
  Outstanding-Basic                   3,002,894      3,004,652     3,002,894     3,004,652     3,004,652    2,958,183    2,958,973
                                     ==========    ===========   ===========   ===========   ===========  ===========  ===========
 Weighted Average Common Shares
  Outstanding-Diluted                 3,024,489      3,026,247     3,024,489     3,026,247     3,026,247    2,970,600    2,958,973
                                     ==========    ===========   ===========   ===========   ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                      Class A              Class B                          Retained Earnings
                                 ------------------   --------------------              -------------------------
                                            Common                 Common   Additional         Accumulated
                                            -------                -------  ----------         ------------
                                   Number    Stock      Number     Stock    Paid-in             Earnings
                                 ---------  -------   -----------  -------  ----------         ------------
                                 of Shares  $10 Par   of Shares    No Par    Capital           and Profits
                                 ---------  -------   -----------  -------  ----------         ------------
 Balance - December 31,
  1995                                 100  $1,000     2,951,959   $31,710  $  676,582         $ 8,165,129

Sale of Class B -  Non-Voting
 Treasury Stock                         --      --         7,861        --      26,085                  --
Deferred Stock Bonus Award              --      --         5,966        --      19,796                  --
Unrealized Holding Gain                 --      --            --        --          --                  --
Net Income for the Year
 Ended  December 31, 1996               --      --            --        --          --           1,097,341
                                    ------  ------     ---------   -------  ----------         -----------

 Balance - December 31,
  1996                                 100   1,000     2,965,786    31,710     722,463           9,262,470

Purchase of Class B - Non-Voting
 Treasury Stock                         --      --       (60,935)       --          --                  --
Deferred Stock Bonus Award              --      --         7,412        --      27,943                  --
Sale of Class B -  Non-Voting
 Treasury Stock                         --      --        95,942        --     361,702                  --
Unrealized Holding Gain                 --      --            --        --          --                  --
Net Income for the Year
 Ended  December 31, 1997               --      --            --        --          --           2,154,317
                                    ------  ------     ---------   -------  ----------         -----------

 Balance - December 31,
  1997                                 100   1,000     3,008,205    31,710   1,112,108          11,416,787

Purchase of Class B -  Non-Voting
 Treasury Stock                         --      --       (18,875)       --          --                  --
Deferred Stock Bonus Award              --      --         7,345        --      35,845                  --
Sale of Class B -  Non-Voting
 Treasury Stock                         --      --         7,456        --      24,829                  --
Unrealized Holding Gain                 --      --            --        --          --                  --
Dividends Paid                          --      --            --        --          --             (29,834)
Net Income for the Year
 Ended  December 31, 1998               --      --            --        --          --           2,759,623
                                    ------  ------     ---------   -------  ----------         -----------

 Balance - December 31,
  1998                                 100   1,000     3,004,131    31,710   1,172,782          14,146,576

Stock Option Appreciation               --      --            --        --     200,400                  --
Amortization of Stock
 Option Appreciation                    --      --            --        --          --                  --
Purchase of Class B-Non-Voting
 Treasury Stock                         --      --        (7,091)       --          --                  --
Sale of Class B - Non-Voting
 Treasury Stock                         --      --         4,005        --      18,224                  --
Unrealized Holding Gain                 --      --            --        --          --                  --
Deferred Stock Bonus Award              --      --            --        --          --                  --
Net Income for the Nine
 Months Ended September 30, 1999        --      --            --        --          --           2,204,705
                                    ------  ------     ---------   -------  ----------         -----------

 Balance - September 30,
  1999 [Unaudited]                     100  $1,000     3,001,045   $31,710  $1,391,406         $16,351,281
                                    ======  ======     =========   =======  ==========         ===========

                                                                        Accumulated
                                                                ---------------------------
                                           Treasury Stock                         Other        Deferred
                                    --------------------------                  -----------  --------------
                                       Number                   Comprehensive    Stock        Stockholders'
                                    ----------                  --------------  -----------  --------------
                                     of Shares      Amount        Income         Bonus          Equity
                                    ----------  --------------  -----------  --------------  ------------
 Balance - December 31,
  1995                                242,356       $(525,505)  $  409,319       $      --   $ 8,758,235

Sale of Class B - Non-Voting
 Treasury Stock                        (7,861)         17,389           --              --        43,474
Deferred Stock Bonus Award             (5,966)         13,196           --              --        32,992
Unrealized Holding Gain                    --              --      297,479              --       297,479
Net Income for the Year
 Ended December 31, 1996                   --              --           --              --     1,097,341
                                      -------       ---------   ----------   -------------   -----------

 Balance - December 31,
  1996                                228,529        (494,920)     706,798              --    10,229,521

Purchase of Class B - Non-Voting
 Treasury Stock                        60,935        (215,705)          --              --      (215,705)
Deferred Stock Bonus Award             (7,412)         16,084           --         (56,941)      (12,914)
Sale of Class B - Non-Voting
 Treasury Stock                       (95,942)        208,194           --              --       569,896
Unrealized Holding Gain                    --              --    1,556,200              --     1,556,200
Net Income for the Year
 Ended December 31, 1997                   --              --           --              --     2,154,317
                                      -------       ---------   ----------   -------------   -----------

 Balance - December 31,
  1997                                186,110        (486,347)   2,262,998         (56,941)   14,281,315

Purchase of Class B - Non-Voting
 Treasury Stock                        18,875        (112,119)          --              --      (112,119)
Deferred Stock Bonus Award             (7,345)         19,170           --         (29,859)       25,156
Sale of Class B - Non-Voting
 Treasury Stock                        (7,456)         19,460           --              --        44,289
Unrealized Holding Gain                    --              --     (726,816)             --      (726,816)
Dividends Paid                             --              --           --              --       (29,834)
Net Income for the Year
 Ended December 31, 1998                   --              --           --              --     2,759,623
                                      -------       ---------   ----------   -------------   -----------

 Balance - December 31,
  1998                                190,184        (559,836)   1,536,182         (86,800)   16,241,614

Stock Option Appreciation                  --              --           --        (200,400)           --
Amortization of Stock
 Option Appreciation                       --              --           --          60,120        60,120
Purchase of Class B-Non-Voting
 Treasury Stock                         7,091         (55,810)          --              --       (55,810)
Sale of Class B - Non-Voting
 Treasury Stock                        (4,005)         11,776           --              --        30,000
Unrealized Holding Gain                    --              --     (147,526)             --      (147,526)
Deferred Stock Bonus Award                 --              --           --          19,805        19,805
Net Income for the Nine
 Months Ended September 30, 1999           --              --           --              --     2,204,705
                                      -------       ---------   ----------   -------------   -----------

 Balance - September 30,
  1999 [Unaudited]                    193,270       $(603,870)  $1,388,656       $(207,275)  $18,352,908
                                      =======       =========   ==========   =============   ===========

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                          Nine months ended                     Years ended
                                      --------------------------  ----------------------------------------
                                            September 30,                       December 31,
                                      --------------------------  ----------------------------------------
                                        1 9 9 9       1 9 9 8       1 9 9 8        1 9 9 7       1 9 9 6
                                      -----------   -----------   -----------     ----------   -----------
                                      [Unaudited]   [Unaudited]
Operating Activities:
Net Income                            $ 2,204,705   $ 2,749,674   $ 2,759,623     $2,154,317   $ 1,097,341
                                      -----------   -----------   -----------     ----------   -----------
Adjustments to Reconcile Net
  Income to Net Cash Provided by
  Operating Activities:
  Depreciation and Amortization           446,238       390,443       504,499        609,018       721,474
  Provision for Losses on Accounts
   Receivable                             (17,397)      (77,760)       49,317        (24,705)       73,880
  Minority Interest                       (23,418)       12,594       (19,485)         1,775         1,461
  Deferred Income Taxes                        --            --          (624)      (127,700)       15,000
  Loss on Sale of Fixed Assets                 --            --            --             --        10,154
  [Gain] on Sale of Marketable
   Securities                            (672,045)   (1,072,000)   (1,066,185)      (299,841)       (5,778)
  Deferred Compensation and
   Stock Bonus                             64,885       (61,832)      (52,074)       172,492        10,674
  Gain on Sale of Subsidiary                   --       (97,635)      (97,635)            --            --
                                      -----------   -----------   -----------     ----------   -----------

  Subtotal - Adjustments to
   Reconcile Net Income to Cash          (201,737)     (906,190)     (682,187)       331,039       826,865
                                      -----------   -----------   -----------     ----------   -----------

  Subtotal                              2,002,968     1,843,484     2,077,436      2,485,356     1,924,206
                                      -----------   -----------   -----------     ----------   -----------

Changes in Assets and Liabilities:
  [Increase] Decrease in:
   Miscellaneous Receivables             (249,068)        7,651        36,686        (29,708)       30,326
   Accounts Receivable                 (1,101,914)     (233,807)      284,430      2,059,305       314,194
   Prepaid Expenses                       (47,176)       44,553       (28,191)          (155)       47,676
   Other Assets                            (3,867)        5,079        11,282         12,087        37,034
  Increase [Decrease] in:
   Accounts Payable                       924,431       (25,408)     (234,891)      (555,154)   (1,182,547)
   Accrued Expenses                      (563,369)       47,077       601,894       (448,604)      333,994
   Income Taxes Payable                    (4,493)      (15,844)      (25,793)       148,354        10,103
   Commissions Payable                    (67,440)       23,971        52,529         68,624      (185,553)
   Due to Customers                     1,358,099       (67,137)     (118,856)      (646,240)      671,273
   Other Current Liabilities                   --       (83,559)      (83,559)      (138,632)       47,628
                                      -----------   -----------   -----------     ----------   -----------
  Total Change in Assets
   and Liabilities                        245,203      (297,424)      495,531        469,877       124,128
                                      -----------   -----------   -----------     ----------   -----------

Net Cash - Operating
  Activities - Forward                $ 2,248,171   $ 1,546,060   $ 2,572,967     $2,955,233   $ 2,048,334

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                         Nine months ended                     Years ended
                                         -----------------                 --------------------
                                           September 30,                       December 31,
                                           -------------                   --------------------
                                       1 9 9 9       1 9 9 8       1 9 9 8        1 9 9 7       1 9 9 6
                                     -----------   -----------   -----------    -----------   -----------
                                     [Unaudited]   [Unaudited]
Net Cash - Operating Activities -
  Forwarded                          $ 2,248,171   $ 1,546,060   $ 2,572,967    $ 2,955,233   $ 2,048,334
                                     -----------   -----------   -----------    -----------   -----------

Investing Activities:
 Purchase of Business                         --      (265,835)     (265,835)            --      (148,617)
 Capital Expenditures                   (348,169)     (135,926)     (313,137)      (219,953)     (880,756)
 Purchase of Marketable Securities    (2,206,363)   (1,337,587)   (1,210,066)    (2,131,566)     (949,194)
 Proceeds from Sale of Marketable
  Securities                           1,192,817     2,061,995     2,722,045      1,251,995       325,348
 Purchase of Other Investments          (175,000)           --      (123,483)       (70,000)           --
 Proceeds from Other Investments              --            --            --         16,697            --
 Purchase of Short-Term Investment      (315,905)     (302,596)     (597,009)      (828,729)     (187,556)
 Proceeds from Sale of
  Short-Term Investments                 295,160       390,685       674,512        694,107       189,240
 Issuance of Notes
  Receivable - Related Parties           (92,850)     (774,021)     (747,459)      (834,281)           --
 Collection of Notes Receivable -
  Related Parties                        101,032        20,327     3,222,032        186,610        63,591
 Issuance of Notes Receivable                 --            --            --             --       (50,000)
 Collection of Notes Receivable               --            --        25,000             --            --
 [Increase] Decrease in Cash
  Value of Life Insurance                (85,862)      (95,024)       76,087       (276,104)     (169,694)
                                     -----------   -----------   -----------    -----------   -----------

Net Cash - Investing
  Activities - Forward                (1,635,140)     (437,982)    3,462,687     (2,211,224)   (1,807,638)
                                     -----------   -----------   -----------    -----------   -----------

Financing Activities:
 Payments of Line of Credit                   --            --            --             --    (1,200,000)
 Dividends Paid                               --            --       (29,834)            --            --
 Payments of Debt                       (139,616)     (134,062)     (220,109)       (42,379)      (86,020)
 Payments Received on Debt from
  Former Subsidiary                           --     3,635,863     3,635,863             --            --
 Sale of Treasury Stock                   10,000            --        29,289             --        10,000
 Purchase of Treasury Stock              (55,810)           --       (42,119)      (154,188)           --
                                     -----------   -----------   -----------    -----------   -----------

Net Cash - Financing Activities         (185,426)    3,501,801     3,373,090       (196,567)   (1,276,020)
                                     -----------   -----------   -----------    -----------   -----------

Net Increase [Decrease] in Cash
  and Cash Equivalents                   427,605     4,609,879     9,408,744        547,442    (1,035,324)

Cash and Cash Equivalents -
Beginning of Years                    12,780,559     3,371,815     3,371,815      2,824,373     3,859,697
                                     -----------   -----------   -----------    -----------   -----------
Cash and Cash Equivalents -
  End of Years                       $13,208,164   $ 7,981,694   $12,780,559    $ 3,371,815   $ 2,824,373
                                     ===========   ===========   ===========    ===========   ===========

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                         Nine months ended                 Years ended
                                                         -----------------           --------------------------
                                                            September 30,                  December 31,
                                                            -------------            --------------------------
                                                        1 9 9 9      1 9 9 8      1 9 9 8      1 9 9 7      1 9 9 6
                                                        -------      -------      -------      -------      --------
                                                      [Unaudited]  [Unaudited]
Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
  Interest                                             $   33,728   $   35,878   $   54,544   $   25,224    $ 38,740
  Income Taxes                                         $1,501,971   $1,666,150   $2,221,535   $1,191,853    $852,173

Supplemental Schedule of Non-Cash Investing and Financing Activities:
 During 1996, MSFG, Inc. incurred a note payable of $138,777 in connection with the acquisition of a customer list.

 During 1996, MSFG, Inc. sold 7,861 shares of its treasury stock for $43,474, receiving $10,000 in cash and notes receivable of $33,474.

 MSFG, Inc. sold 95,942 shares of its treasury stock for $569,896 in 1997 for notes receivable.

 In 1997, MSFG, Inc. purchased 60,935 shares of its treasury stock for $215,705, paying $154,188 in cash and $61,517 in connection with the cancellation of a note receivable. In 1998, MSFG, Inc. purchased 18,875 shares of its treasury stock for $112,119 paying $42,119 in cash and $70,000 in connection with the cancellation of a note receivable.

 In 1998, MSFG, Inc. sold 7,456 shares of its treasury stock for $44,289, receiving $29,289 in cash and notes receivable of $15,000.

 In 1998, MSFG, Inc. sold its interest in a subsidiary for a note receivable of $1,610,000.

 MSFG, Inc. incurred a note payable of $1,048,824 in connection with the acquisition of the assets of an insurance agency. Subsequent to the acquisition, MSFG, Inc. received $209,764 in notes receivable in exchange for the sale of a 20% interest in the acquired subsidiary.

 During 1998, 1997 and 1996, MSFG, Inc. issued 7,345, 7,412 and 5,966 shares, respectively, of its treasury stock to several employees as a stock bonus award.

 During 1998, MSFG, Inc. transferred officers' life insurance policies to a related trust for a note receivable of $707,417.

See Notes to Consolidated Financial Statements.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------


[1] Summary of Significant Accounting Policies

[A] Description and Nature of MSFG, Inc.'s Operations - MSFG, Inc. is an insurance and benefits brokerage firm with several offices located throughout New Jersey and Pennsylvania. MSFG, Inc. offers a variety of services including business and personal insurance, bonding, health benefits, retirement benefits and administration of employee benefit plans.

[B] Corporate Organization and Principles of Consolidation - The consolidated financial statements include the accounts of MSFG, Inc. and its wholly-owned subsidiaries, Meeker Sharkey Financial Group, Inc., Meeker Sharkey Benefit Consultants, Inc. and Meeker Sharkey Divine Company. In 1998, MSFG, Inc. purchased the assets of an insurance agency for $1,314,659 consisting of cash of $265,835 and a note payable of $1,048,829. An intangible of $1,248,829 consisting of a customer list resulted from the purchase. Subsequently, 20% of the subsidiary formed as a result of the acquisition was sold to a former employee for $249,766.

MSFG, Inc. sold its entire interest in Gweedore, LLC on May 15, 1998 for $1,610,000, consisting entirely of notes receivable, resulting in a gain of $97,635.

All significant intercompany balances and transactions have been eliminated in consolidation.

[C] Unaudited Interim Financial Statements - The financial statements as of September 30, 1999 and 1998 and for the nine months and three months ended September 30, 1999 and 1998 are unaudited; however, in the opinion of management, all adjustments [consisting solely of normal recurring adjustments] necessary to a fair presentation of the financial statements for the interim periods have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

[D] Revenue Recognition - Commissions on policies billed by MSFG, Inc. are recorded generally on the later of the billing or effective date of the policies. Premium adjustments, including policy cancellations, are recorded upon notification from insurance companies. Commissions on policies billed and collected directly by insurance companies and from contingent agreements with insurance companies are reported as received.

[E] Accounts Receivable - Accounts receivable is shown net of an allowance for doubtful accounts of $205,740 and $156,423 as of December 31, 1998 and 1997, respectively.

[F] Property and Equipment and Depreciation - Expenditures for improvements and additions are capitalized while expenditures for normal repairs and maintenance are charged against income as incurred. Depreciation and amortization are provided primarily using the straight-line method over estimated useful lives as follows:

Furniture, Fixtures and Office Equipment            5 Years
Automobiles                                         3 Years
Leasehold Improvements                       Shorter of useful life of asset
                                             or length of lease
Building and Improvements                          40 Years

During 1998, 1997 and 1996, depreciation expense was $277,311, $496,580 and $385,597, respectively.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #2
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

[G] Marketable Securities - Management determines the appropriate classifications of its investments in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which MSFG, Inc. does not have the intent or ability to hold to maturity are classified as available for sale , along with MSFG, Inc.'s investment in equity securities. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of tax, reported in a separate component of shareholders' equity until realized. At December 31, 1998 and 1997, MSFG, Inc. had no investments that qualified as trading or held to maturity. Marketable equity and debt securities available for current operations are classified in the Balance Sheet as current assets while securities held for non-current uses are classified as long-term assets.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and the fair value of each security. At December 31, 1998, 1997 and 1996, such securities include an unrealized holding gain of $2,560,751, $3,771,671 and $1,177,996, respectively, reported net of tax of $1,024,300, $1,508,673 and $471,198, respectively. During 1998, 1997 and 1996, the unrealized holding gain decreased by $1,210,920 and increased by $2,593,615 and $495,798, respectively. Realized gains are included in other income.

Investment in securities are summarized as follows at December 31, 1998:


Available for Sale Securities:
                                                   Gross
                                                   -----
                                                 Unrealized  Unrealized     Fair
                                                 ----------  ----------     ----
                                                    Gain        Loss       Value
                                                    ----        ----       -----
Common Stock                                     $2,547,615      $   --  $5,355,152
Preferred Stock                                      15,230          --     645,537
Debt Securities [Maturing Within One Year]               --       2,094     277,730
                                                 ----------  ----------  ----------

 Totals                                          $2,562,845      $2,094  $6,278,419
 ------                                          ==========  ==========  ==========

Investment in securities are summarized as follows at December 31, 1997:

Available for Sale Securities:
                                                   Gross
                                                   -----
                                                 Unrealized  Unrealized     Fair
                                                 ----------  ----------     ----
                                                    Gain        Loss       Value
                                                    ----        ----       -----
Common Stock                                     $3,736,389  $       --  $6,144,921
Preferred Stock                                      37,812          --     818,002
Debt Securities [Maturing Within One Year]               --       2,530     946,834
                                                 ----------  ----------  ----------

 Totals                                          $3,774,201      $2,530  $7,909,757
 ------                                          ==========  ==========  ==========

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #3
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

[G] Marketable Securities [Continued] - During 1998, 1997 and 1996, sales proceeds and gross realized gains and losses on securities classified as available-for-sale were as follows:

                                         1 9 9 8     1 9 9 7    1 9 9 6
                                        ----------  ----------  --------

Sale Proceeds                           $2,722,045  $1,251,995  $325,348
                                        ==========  ==========  ========

Gross Realized Gains                    $1,087,947  $  301,984  $  5,778
                                        ==========  ==========  ========

Gross Realized Losses                   $   21,762  $    2,143  $     --
                                        ==========  ==========  ========

The estimated fair value of debt securities available for sale by contractual maturity at December 31, 1998 and 1997 are as follows:

                                         1 9 9 8     1 9 9 7
                                        ----------  ----------

Due in One to Five Years                $   25,092  $   25,368
                                        ==========  ==========

Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

[H] Cash and Cash Equivalents - Cash equivalent are comprised of certain highly liquid investments with a maturity of three months or less when purchased. MSFG, Inc. did not have any cash equivalents as of December 31, 1998 or 1997.

[I] Short Term Investments - Short-term investments consist primarily of certificates of deposit purchased with a maturity dates ranging from over three months to one and a half years at various interest rates.

[J] Fiduciary Funds - Premiums which are due from insureds are reported as assets of MSFG, Inc. and as corresponding liabilities, net of commissions, to the insurance carriers. Premiums received for insureds but not yet remitted to the carriers are held as cash or investment in a fiduciary capacity. Total funds held in a fiduciary capacity at the end of 1998 and 1997 were $5,231,584 and $5,362,008, respectively.

[K] Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual amounts could differ from those estimates.

[L] Concentration of Credit Risk - Financial instruments which potentially subject MSFG, Inc. to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable.

MSFG, Inc. maintains cash and cash equivalents and short term investments in various financial institutions. At December 31, 1998 and 1997 MSFG, Inc. had amounts in banks in excess of FDIC insurance limits in the amount of $11,351,373 and $3,847,743, respectively.

Generally, MSFG, Inc. does not require collateral or other security to support customer receivables. MSFG, Inc. routinely assesses the financial strength of its customers and based upon factors concerning credit risk, establishes an allowance for uncollectible accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

[M] Advertising - MSFG, Inc. expenses advertising costs as incurred. Total advertising costs charged to expense for 1998, 1997 and 1996 amounted to $167,634, $148,237 and $186,422, respectively.

MSFG,INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #4
[Information as of and for the periods ended September 30,1999 and 1998 and Unaudited]
--------------------------------------------------------------------------------

[1]  Summary of Significant Accounting Policies [Continued]

[N] Other Comprehensive Income - MSFG, Inc.'s other comprehensive income consists entirely of unrealized gains and losses on investments.


                                                 1 9 9 8       1 9 9 7     1 9 9 6
                                                 -------       -------     -------
Accumulated Other Comprehensive Income:
 Unrealized Gains [Losses] on Securities:
  Beginning Balance                          $ 2,262,998   $   706,798   $ 409,319
  Current - Period Change                        297,484     3,064,873     768,677
  Tax Effect                                  (1,024,300)   (1,508,673)   (471,198)
                                             -----------   -----------   ---------

 Ending Balance                              $ 1,536,182   $ 2,262,998   $ 706,798
 --------------                              ===========   ===========   =========

[O] Earnings Per Common Share - Basic earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earning per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the option or warrants.

Potential future dilutive securities include 60,000 shares issuable under outstanding options as of December 31, 1998 and 1997, respectively.

[2] Intangible Assets

Acquired intangible assets generally consist of rights to use of trade names, insurance account information expiration data, customer lists, goodwill and restrictive covenants. The costs of intangible assets are amortized on a straight-line basis over their useful lives. Summary information is as follows:

1998                              Life                 Amortization
----                             -----                 ------------
                                 Years      Cost       Accumulated      Net
                                 -----      ----       -----------      ---

Expiration and Customer Lists      5 -15   $5,049,146    $3,452,150  $1,596,996
Covenants Not-to-Compete           5- 15    1,563,583     1,411,944     151,639
Goodwill                         10 - 40      704,383       405,396     298,987
                                           ----------    ----------  ----------

 Totals                                    $7,317,112    $5,269,490  $2,047,622
 ------                                    ==========    ==========  ==========

1997                              Life                   Amortization
----                              ----                   ------------
                                  Years      Cost        Accumulated      Net
                                  -----      ----        -----------      ---

Expiration and Customer Lists      5 -15   $3,809,322    $3,282,520  $  526,802
Covenants Not-to-Compete           5- 15    1,563,583     1,395,610     167,973
Goodwill                         10 - 40      704,384       373,173     331,211
                                           ----------    ----------  ----------

 Totals                                    $6,077,289    $5,051,303  $1,025,986
 ------                                    ==========    ==========  ==========

Amortization expense for 1998, 1997 and 1996 was $227,188, $112,438 and $335,877, respectively.

Management evaluates the period of amortization of intangible assets to determine whether events and circumstances warrant revised estimates of useful
lives.   Additionally, management reviews long-lived assets including intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

[3] Employee Benefit Plan

MSFG, Inc. has established a Profit Sharing Plan and a 401[K] Savings Plan which cover substantially all employees. The Plans qualify under applicable sections of the Internal Revenue Code. Contributions for the Profit Sharing Plan are based on a formula and are at the discretion of management. Contributions for the 401[K] Plan were approximately 33% of employee contributions up to $1,500 or a maximum contribution per employee of $500. Total Company contributions to the Plans were $443,025, $430,152 and $393,618 for 1998, 1997 and 1996,
respectively.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #5
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[4] Leases

MSFG, Inc. leases operating facilities from two related parties and two unrelated parties, and certain equipment under operating leases which expire at various dates through March 2003.

Future minimum payments under non-cancelable operating leases consisted of the following at December 31, 1998:


                    Related    Unrelated
                    -------    ----------
                   Facilities  Facilities  Equipment
                   ----------  ----------  ---------
Year                 Leases      Leases     Leases      Total
----                 ------      ------     ------      -----

1999             $  605,223    $109,700   $ 52,344  $  767,267
2000                250,466     109,700     33,260     393,426
2001                 74,420      43,000     24,671     142,091
2002                 75,372      39,417         --     114,789
2003                 31,405          --         --      31,405
Thereafter               --          --         --          --
                 ----------    --------   --------  ----------

 Totals          $1,036,886    $301,817   $110,275  $1,448,978
 ------          ==========    ========   ========  ==========


Total rent expense under non-cancelable operating leases for 1998, 1997 and 1996 was $345,245, $112,082 and $223,034, respectively. Rent expense paid to related parties in 1998 was $391,635, and was $-0- in 1997 and 1996.

[5] Related Parties

Certain storage facilities are leased from a partnership controlled by a principal of MSFG, Inc. Rental expense amounted to $8,500 for each of 1998, 1997 and 1996.

Amounts due from related parties consist of the following:

                                                                   1 9 9 8     1 9 9 7
                                                                ----------  ----------
Demand Notes at 5% to 7.5%                                      $  859,577  $  875,949
Term Notes, due in equal monthly payments including interest
 at 5% to 6% through 2004.                                         724,873     707,398
                                                                ----------  ----------

Totals                                                           1,584,450   1,583,347
Less:  Short-Term Portion                                          313,721   1,079,262
                                                                ----------  ----------

 Long-Term Portion                                              $1,270,729  $  504,085
 -----------------                                              ==========  ==========

Interest income amounted to $133,752, $40,742 and $25,974, respectively, for 1998, 1997 and 1996.

[6] Note Receivable

In March 1996, MSFG, Inc. loaned $50,000 to an unrelated party, secured by a mortgage. The principal balance is due on the earlier of April 2011 or the date of sale of the underlying real property. Interest is due at 12% annually.
MSFG, Inc. received $25,000 during 1998.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #6
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[7] Income Taxes

The components of income tax are:

                                               1 9 9 8      1 9 9 7    1 9 9 6
                                               -------      -------    -------
Current Income Tax Expense:
 Federal                                    $1,682,256   $1,036,210   $657,976
 State                                         480,875      303,997    187,824
                                            ----------   ----------   --------

 Total Current Income Tax Expense            2,163,131    1,340,207    845,800
                                            ----------   ----------   --------

Deferred Income Tax Expense:
 Federal                                          (484)     (98,974)    11,625
 State                                            (140)     (28,726)     3,375
                                            ----------   ----------   --------

 Total Deferred Income Tax Expense                (624)    (127,700)    15,000
                                            ----------   ----------   --------

Total Income Tax Expense                    $2,162,507   $1,212,507   $860,800
------------------------                    ==========   ==========   ========

Generally accepted accounting principles requires the use of the asset and liability method for accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                 December 31,
                                                 -----------
                                               1 9 9 8      1 9 9 7
                                               -------      -------
Deferred Tax Assets:
 Intangibles - Customer List               $    21,840   $        --
 Deferred Compensation and Bonus Awards        107,463       126,200
 Provision for Doubtful Account                 82,296        62,600
 Accrued Expenses                              100,725       122,900
                                           -----------   -----------

 Total Deferred Tax Assets                     312,324       311,700

Deferred Tax Liabilities:
 Unrealized Holding Gain on Investments     (1,024,300)   (1,508,673)
                                           -----------   -----------

 Net Deferred Tax Liability                $  (711,976)  $(1,196,973)
---------------------------                ===========   ===========

The net deferred tax liability is shown as a current liability.

Major reconciling items affecting MSFG, Inc.'s effective federal income tax rate consist of permanent differences and deductions for dividends received.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #7
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------


[8] Long-Term Debt

Long-term debt consists of the following:


                                                                                  1 9 9 8    1 9 9 7
                                                                                  -------    -------

Note payable, due in monthly installments through April 2003                    $  947,182  $     --

Note payable to former stockholder at prime plus 1%,
 due in quarterly installments through February 1999                                14,636    31,716

Note payable to former stockholder at prime plus 1%,
 due in quarterly installments through May 2002                                         --    81,562

Note payable other, due without interest in quarterly
 installments through 2002                                                          69,264    89,089
                                                                                ----------  --------

Totals                                                                           1,031,082   202,367
Less: Current Portion                                                              191,624    50,414
                                                                                ----------  --------

 Long-Term Portion                                                              $  839,458  $151,953
------------------                                                              ==========  ========

The interest rate on the notes payable to former stockholders cannot exceed ten percent.

MSFG, Inc. terminated a $4,000,000 line of credit in 1998 prior to its December 1999 expiration.

Maturities of long-term debt at December 31, 1998 are as follows:

1999                                       $  191,624
2000                                          188,684
2001                                          195,450
2002                                          194,400
2003                                          194,056
Thereafter                                     66,868
                                           ----------

 Total                                     $1,031,082
------                                     ==========

[9] Deferred Compensation

MSFG, Inc. has deferred compensation arrangements with three employees. The change in the estimated present value of the benefits is charged to operations over the period from the effective dates of each plan to the normal retirement dates of the executives. The lives of the executives have been insured for amounts sufficient to discharge death benefits provided in their respective agreements. The estimated liabilities under the plans amounted to $352,388 and $374,603, as of December 31, 1998 and 1997, respectively.

[10] Deferred Stock Bonus Award

During 1998, 1997 and 1996, MSFG, Inc. granted stock bonus awards of 7,345, 7,412 and 5,966 shares, respectively, to several employees. The shares will be held in escrow for a five year vesting period. The compensation resulting from the award is amortized over the vesting period and amounted to $25,155, $15,404 and $4,674 for 1998, 1997 and 1996, respectively.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #8
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[11] Stockholders' Equity

Treasury Stock is shown at cost and consists of 190,184, 186,110 and 228,529 shares of Class B, Non Voting Common Stock at December 31, 1998, 1997 and 1996, respectively.

During the year 1998, 7,456 shares were sold for $44,289. In addition, MSFG, Inc. purchased 18,875 shares for $112,119. During 1997, MSFG, Inc. sold 95,942 shares of stock for $569,896 and purchased $60,935 shares for $215,705. During 1996, MSFG, Inc. sold 7,861 shares of stock for $43,474.

During 1998, 1997 and 1996, MSFG, Inc. granted stock bonus awards of 7,345, 7,412 and 5,966 shares, respectively, of treasury stock to several employees.

[12] Minority Interests

The consolidated financial statements at December 31, 1998, include 100% of the assets and liabilities of Meeker Sharkey Devine Company, Inc. and at December 31, 1997 included 100% of Gweedore, LLC both of which are less than 100% owned. Ownership interests of the other stockholders are reflected as Minority interests. MSFG, Inc. sold its entire interest in Gweedore, LLC in May 1998.

[13] Litigation

In the normal course of business, MSFG, Inc. is exposed to a number of other asserted and unasserted potential claims. Management, after review and consultation with counsel, believes it has meritorious defenses and considers that any liabilities from these matters would not materially affect the consolidated financial position, liquidity or results of operations of MSFG, Inc.

[14] New Authoritative Accounting Pronouncements

The Financial Accounting Standard Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it its designated, for example, gain or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income [outside earnings] until the consummation of the underlying transaction.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods.

MSFG, Inc. does not currently have any derivative instruments and is not currently engaged in any hedging activities.

MSFG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #9
[Information as of and for the periods ended September 30, 1999 and 1998 are Unaudited]
--------------------------------------------------------------------------------

[15] Subsequent Events [Unaudited] -

In December of 1999, the Board of Directors of Summit Bancorp. and MSFG, Inc. agreed upon a merger combining MSFG and Summit. Pursuant to the terms of the agreement and plan of reorganization dated December 31, 1999, among Summit, Summit Bank, MSFG and the shareholders of MSFG who are signatories to the agreement and plan of reorganization, a to-be-formed wholly owned subsidiary of Summit will merge into MSFG. As a result of the merger, MSFG will be a wholly owned subsidiary of Summit. The merger cannot be completed unless the shareholders of MSFG approve it. A special meeting of the shareholders of MSFG will be held to vote on this merger. If the merger is completed, MSFG shareholders will be entitled to receive 1,344,256 shares of Summit common stock which will be divided amongst the MSFG shareholders based upon their current MSFG ownership percentage. Pursuant to the terms of the reorganization agreement, three percent of the shares of Summit common stock to be received in connection with the merger will be retained by Summit for the purpose of correcting any shortfalls with respect to agreed upon levels of working capital and/or shareholder's equity. The merger has been conditioned so that the MSFG shareholders will not recognize any gain or loss for federal tax purposes. The reorganization agreement may be terminated by the companies by mutual agreement, by either party if the merger has not been completed by March 30, 2000 or by MSFG in the event that MSFG receives a legal opinion that the merger does not qualify as a reorganization under the Internal Revenue Code.



                   .   .   .   .   .   .   .   .   .   .   .

                                                                      APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------

  AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of the 31/st/ day of December, 1999, among SUMMIT BANCORP., a New Jersey corporation ("Summit"), SUMMIT BANK, a bank organized under the laws of the State of New Jersey and wholly-owned subsidiary of Summit ("Bank"), MSFG, INC., a New Jersey corporation ("Company"), and certain holders of equity interests in the Company as listed on the signature page hereof (individually, "Principal Shareholder;" collectively, "Principal Shareholders").

                                  BACKGROUND

  The Company is engaged in the business of insurance and benefits brokerage and consulting. The Company, its Principal Shareholders, Summit and a to be formed, wholly-owned subsidiary of Summit ("Acquisitionco") wish to enter into this Agreement and Plan of Reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Acquisitionco will merge with and into Company with the Company as the surviving corporation on the terms and conditions hereinafter set forth (the "Reorganization"). Pursuant to the Reorganization, the Company will become a wholly-owned subsidiary of Summit, and immediately thereafter Summit will transfer the outstanding stock of the Company to the Bank.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Reorganization and in order to carry the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              THE REORGANIZATION

  SECTION 1.01  Surviving Corporation.  Subject to the terms and conditions of
                ---------------------
this Agreement, at the Effective Time (as defined in Section 1.02), Acquisitionco shall be merged with and into Company, and Company shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New Jersey. At the Effective Time, the separate existence of Acquisitionco shall cease. The Certificate of Incorporation and By-laws of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law. The persons named by Summit simultaneously with the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their resignation or their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation.

  SECTION 1.02  Closing.  The closing of the transactions contemplated by this
                -------
Agreement ("Closing") shall take place at the offices of Summit located at 301 Carnegie Center, Princeton, New Jersey, commencing at 10:00 A.M. on the 29/th/ day of February, 2000, or such other date and place as shall be fixed by agreement between Summit and the Company ("Scheduled Date of Closing").

The date that the Closing occurs is herein referred to as the "Closing Date." The Reorganization shall become effective at the time specified as the effective time in the Certificate of Merger (the "Certificate of Merger"), which shall be specified in the Certificate of Merger as 11:59 p.m. on the Closing Date. The date and time when the Reorganization becomes effective are herein referred to as the "Effective Time."

  SECTION 1.03  Purchase Price.
                --------------

  (a) Subject to the provisions of this Agreement, at the Effective Time, each of the issued and outstanding shares of Company Common Stock (as hereinafter defined) as of the Effective Time shall by virtue of the Reorganization and without any action on part of the holder thereof, be converted into the right to receive, and there shall be paid as hereinafter provided, in exchange for each of the shares of Company Common Stock, the consideration described in Section 1.03(b). At the Closing, each holder of equity interest in the Company (a "Shareholder" and collectively the "Shareholders") shall deliver to Summit certificates for Company Common Stock representing all of the issued and outstanding shares of Company Common Stock. Each Shareholder shall deliver one or more certificates as appropriate, representing the number of shares of Company Common Stock owned by such Shareholder. Such certificates shall not bear any legend or marginal entry which causes the sale or alienation of the shares represented thereby to Summit, or by Summit thereafter, to be restricted, except for restrictions pursuant to applicable federal and state securities laws. Such certificates shall be duly endorsed in blank or with appropriate duly executed stock transfer powers attached, all requisite stock transfers stamped, attached or provided for and shall be accompanied by any letter of transmittal reasonably requested by Summit.

  (b) (1) At the Effective Time, in consideration of the conveyance, transfer and assignment of the Outstanding Stock (as hereinafter defined), and in full payment for it, Summit shall (i) deliver directly to the Shareholders certificates representing, in the aggregate, the number of shares of Summit Common Stock (as hereinafter defined) determined by multiplying .85 times the number of shares represented by the Summit Stock (as hereinafter defined) and rounding, if necessary, to the nearest whole share, (ii) deliver to the Escrow Agent (as defined in Section 1.04 hereof) certificates representing, in the aggregate, the number of shares of Summit Common Stock determined by multiplying
 .12 times the number of shares of Summit Stock and rounding, if necessary, to the nearest whole share (the "Escrow Shares"), and (iii) subject to the provisions of Section 1.05, retain certificates representing, in the aggregate, the number of shares of Summit Common Stock determined by subtracting the aggregate number of shares determined pursuant to clauses (i) and (ii) above from the number of shares represented by the Summit Stock (the "Retained Shares"). All of the shares of Summit Stock delivered to the Escrow Agent shall come from consideration to be received by the Principal Shareholders. The aggregate shares of Summit Stock being paid as consideration for the Outstanding Stock are herein collectively referred to from time to time as the "Purchase Price." The Summit Stock shall be appropriately adjusted in the event of stock dividends, stock splits, reverse stock splits, recapitalizations or other changes in the capitalization of Summit between the date hereof and the Closing Date. Each Shareholder shall be entitled to receive in the aggregate that total number of shares of Summit Stock, when required to be delivered, arrived at by multiplying the total number of shares of Summit Stock by a fraction, the numerator of which will be the number of shares of Outstanding Stock held by such Shareholder and the denominator of which is the total number of Outstanding Stock ("Pro Rata Share"). The result shall be rounded to the nearest whole share.

       (2) The number of shares of Summit Common Stock constituting the Summit Stock shall be One Million, Three Hundred Forty Four Thousand, Two Hundred Fifty Six (1,344,256).

  (c) At the Effective Time, each share of Acquisitionco Common Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into and exchangeable for one share of issued, outstanding, fully paid and nonassessable share of common stock of the Surviving Corporation. All certificates that immediately prior to the Effective Time represented the outstanding common stock of Acquisitionco shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such common stock of Acquisitionco has been converted pursuant to this Section 1.03(c).

  (d) In the event that any certificate representing shares of Outstanding Stock ("Certificate") shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed no less than five business days prior to the Scheduled Date of Closing, such Certificate shall be deemed to have been delivered in accordance with Section 1.03(a).

  (e) For purposes of this Agreement, (i) the common stock of the Company is referred to as the "Company Common Stock," (ii) the Company Common Stock being exchanged for shares of Summit Common Stock (as hereinafter defined) pursuant to this Agreement is referred to as the "Outstanding Stock," (iii) "Summit Common Stock" means the voting common stock, par value $.80 per share, of Summit and the rights attached thereto ("Rights") pursuant to the Rights Agreement dated as of June 16, 1999 between Summit and First Chicago Trust Company of New York, as Rights Agent ("Rights Agreement"), (iv) "Summit Stock" means the shares of Summit Common Stock required to be delivered by Summit to the Shareholders at the Closing in consideration and exchange for the Outstanding Stock in accordance with Section 1.03(b), and (v) "Acquisitionco Common Stock" means the common stock of Acquisitionco.

  SECTION 1.04  Escrow Agreement.  The Escrow Shares shall be deposited by
                ----------------
Summit pursuant to Section 1.03 with Manchester Trust Bank, a New Jersey banking corporation ("Escrow Agent"). At Closing, each Principal Shareholder shall deliver to the Escrow Agent stock powers duly signed in blank covering the certificates delivered to the Escrow Agent pursuant to Section 1.03. The Escrow Shares shall be held by the Escrow Agent for the period of time specified in, and pursuant to the other terms and conditions of, an escrow agreement in the form attached hereto as Exhibit A ("Escrow Agreement").
                        ---------

  SECTION 1.05  Retained Shares. In the event that a Shortfall (as defined in
                ---------------
Section 5.07(b)) exists, the Purchase Price shall be reduced by the amount of such Shortfall and Summit shall not be obligated to issue or deliver to Shareholders that whole number of Retained Shares which have a Fair Market Value as nearly as equal as possible to, but not less than, such Shortfall. If there shall be insufficient Retained Shares to pay any such Shortfall, the Escrow Agent shall be authorized to pay

Summit out of the Escrow Fund (as defined in the Escrow Agreement) Cash Consideration (as defined in the Escrow Agreement) in the amount of such Shortfall. If there shall be insufficient Cash Consideration in the Escrow Fund to pay any such Shortfall, the Escrow Agent shall sell a sufficient number of Escrow Shares to produce, after all costs and expenses of sale are deducted, sale proceeds which together with any other Cash Consideration in the Escrow Fund are at least equal to the amount of such Shortfall and shall pay Cash Consideration equal to the amount of such Shortfall to Summit. If, upon the final agreement by the parties with respect to any Shortfall and the reduction of Purchase Price and payment thereof to Summit out of the Retained Shares, any Retained Shares remain pursuant to this Section 1.05, certificates representing the remaining Retained Shares shall be distributed to the Shareholders in accordance with their Pro Rata Share. Fair Market Value as used in this section shall have the meaning set forth in the Escrow Agreement, replacing the term "Escrow Shares" with "Retained Shares" in clause Y thereof.

  SECTION 1.06  Shareholders' Rights upon Reorganization.  Upon consummation of
                ----------------------------------------
the Reorganization, the Certificates shall cease to represent any rights with respect thereto, and, subject to applicable law and this Agreement, the Certificates shall only represent the holder's right to receive their Pro Rata Share of the Purchase Price.

  SECTION 1.07  Contribution to Bank.  Immediately after the Effective Time and
                --------------------
from time to time thereafter, Summit shall contribute all shares of Company Common Stock held by Summit to Bank. Such contribution shall not affect any of Summit's rights hereunder.

                                  ARTICLE  II

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

  The Company and each Principal Shareholder, jointly and severally, hereby represent and warrant to Summit and the Bank, knowing and intending that Summit and the Bank are relying hereon in entering into the transactions contemplated hereby, as follows (as used herein, the knowledge of the Company or words of similar import shall mean the actual knowledge of either Thomas Sharkey, Sr. or Thomas Sharkey, Jr. or matters the knowledge of which could reasonably be attributed to either of them):

  SECTION 2.01  Authority Relative to Agreement.  The Company has all requisite
                -------------------------------
corporate power and authority and each Principal Shareholder has the legal capacity to enter into and to perform its respective obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby.

  SECTION 2.02  Organization, Standing and Qualification.  The Company and each
                ----------------------------------------
direct and indirect subsidiary of the Company (individually, a "Subsidiary;" collectively, the "Subsidiaries") (the term "subsidiary," as used in this Agreement, shall mean any corporation or other organization of which 25% or more of the shares or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other group performing similar functions with respect to such corporation or other organization are owned of record or beneficially, directly or indirectly, by the Company; the term "indirect" ownership means ownership through a succession of one or more other subsidiaries) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has the requisite corporate power and lawful authority to own or lease and operate its properties and conduct its business as now owned, held and conducted in the jurisdiction of its incorporation and the states (or other jurisdictions) in which it has qualified as a foreign corporation authorized to do business. The Company and each Subsidiary is qualified to do business and is in good standing in all states (or other jurisdictions) in which such qualification is required by reason of the nature or extent of business conducted by such corporation, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 2.22) on the Company and its Subsidiaries on a consolidated basis. Schedule 2.02 lists (i) each state (and jurisdiction) in
                    -------------
which the Company and each Subsidiary is incorporated or qualified as a foreign corporation, and (ii) the names of all holders of equity interests in the Company, the nature of the equity interest held by each and the amount.

  SECTION 2.03  Capital Stock.
                -------------

  (a) The authorized capital stock of the Company consists in its entirety of 100 shares of Class A Common voting stock and 10,000,000 shares of Class B Common non-voting stock, of which 100 shares of Class A Common voting stock and 3,060,045.21 shares of Class B Common non-voting stock are validly issued and outstanding, fully paid and nonassessable and were not issued in violation of the preemptive rights of any shareholder. Schedule 2.03(a) lists all
                                          ----------------
outstanding agreements, commitments, subscriptions, warrants, convertible securities, obligations, options or rights entitling others to acquire Company Common Stock, all outstanding securities, options, warrants, rights or other instruments convertible into shares of Company Common Stock, and all claims or rights against the Company with respect to Company Common Stock. There are no outstanding equity interests of whatsoever nature in the Company, other than set forth in this Section 2.03(a) and Schedule 2.03(a).
                                  ----------------

  (b)  Schedule 2.03(b) sets forth the number of shares of the authorized
       ----------------
capital stock, issued capital stock and outstanding capital stock of each Subsidiary and the names of all shareholders of each Subsidiary and the number of shares of capital stock, identifying the capital stock, held by each. All outstanding shares of the capital stock of each Subsidiary are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any shareholder. There are no outstanding agreements, commitments, subscriptions, warrants, convertible securities, obligations, options or rights entitling others to acquire shares of capital stock of any Subsidiary, or any outstanding securities, options, warrants, rights or other instruments convertible into shares of capital stock of any Subsidiary nor is there claim or other right outstanding against any Subsidiary with respect to its capital stock.

  SECTION 2.04  Subsidiaries and Other Investments.  Other than the
                ----------------------------------
Subsidiaries, there is no corporation, partnership, limited liability company, joint venture or other entity in which the Company or a Subsidiary has, directly or indirectly, made any investment or purchased an equity interest of whatsoever nature. Neither the Company nor any Subsidiary has made any advances of cash outstanding as of the date hereof other than advances for travel, entertainment and other business expenses and, except as provided on
Schedule 2.04, neither the Company nor any Subsidiary is under any obligation
-------------
to acquire any securities, including, without limitation, Company Common Stock, from any person or entity, and neither the Company nor any Subsidiary is under any obligation to make any investment or to advance any cash to any person or entity.

  SECTION 2.05  Certificates of Incorporation and By-Laws.  True and complete
                -----------------------------------------
copies of the Certificate of Incorporation and By-Laws (together with any amendments thereto) of the Company and each Subsidiary are attached hereto as
Schedule 2.05.
-------------

  SECTION 2.06  Execution and Performance of Agreement; Validity and Binding
                ------------------------------------------------------------
Nature.  The execution, delivery and performance of this Agreement by the
------
Company and each Principal Shareholder will not result in a breach of any of the terms of, or constitute a violation or default under, or give rise to a claim or right of termination, cancellation, or acceleration under, or result in the creation of any lien or encumbrance upon any of the property of the Company or the Outstanding Stock or constitute an event which with notice or lapse of time will result in any of the foregoing under the Certificates of Incorporation and By-Laws of the Company or a Subsidiary or any judgment, order, injunction, decree, statute, contract, indenture or other instrument by which the Company, a Subsidiary or the Principal Shareholders or any of their respective properties are bound. This Agreement has been duly executed and delivered by the Company and each Principal Shareholder and, together with the other documents and agreements required to be delivered pursuant hereto executed by all parties whose execution and delivery thereof is required, constitute the legal, valid and binding obligations of the Company and each Principal Shareholder, enforceable against the Company and each of the Principal Shareholders in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization, fraudulent transfer, fraudulent conveyance or other laws of general application affecting the rights of creditors generally or by general principles of equity.

  SECTION 2.07  Financial Statements.
                --------------------

  The Company has delivered to Summit for the period ended December 31, 1998 the financial statements indicated on Schedule 2.07, and for the eleven month period
                                  -------------
ended November 30, 1999 its unaudited consolidated balance sheet and the related unaudited consolidated statements of operation (hereinafter referred to collectively as the "Financial Statements"). "Consolidated" for purposes of this Agreement when used with respect to the Company means the Company and its Subsidiaries on a consolidated basis. Each of the Financial Statements (i) is true and correct and has been prepared from the books and records of the Company, (ii) has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods covered thereby, subject to normal recurring year-end adjustments, and the Financial Statements as of and for the eleven months ended November 30, 1999 will not contain footnote disclosures or statements of stockholders' equity or cash flow, and (iii) except as may be described therein or in the related notes or in accountants reports thereon, presents fairly the financial condition of the Company and its Subsidiaries, on a consolidated basis, as of the date indicated thereon and the results of the operations of the Company and its Subsidiaries, on a consolidated basis, for the period covered thereby in all respects, subject to normal recurring year-end adjustments. The books and records of the Company have been kept, and will continue to be kept until the Closing Date, in reasonable detail and in accordance with GAAP consistently applied and will fairly and accurately reflect to the Closing Date all of the transactions of the Company and each Subsidiary during the period to which such books and records relate.

  SECTION 2.08  Intellectual Property Rights.  Schedule 2.08(i) contains a
                ----------------------------   ----------------
complete and correct list and accurate description of all Intellectual Rights (as defined below) used by the Company or a Subsidiary at any time since December 31, 1994 ("Company Intellectual Rights"). "Intellectual Rights" means trademarks, trade names, service marks, logos and other identifying symbols, names or marks, copyrights, inventions, processes, designs, formulas, trade secrets, patents, patent applications and other intellectual and/or proprietary rights or interests. All Company Intellectual Rights are (i) owned by the Company or a Subsidiary, all of which are owned by the applicable entity free and clear of all licenses, liens, charges or encumbrances, or (ii) licensed to the applicable entity under valid and enforceable agreements. The Company Intellectual Rights constitute all Intellectual Rights necessary for the conduct of the Company's or a Subsidiary's business, and the protection of patents is not material to the conduct of the business of the Company or a Subsidiary. Neither the Company nor any Principal Shareholder is aware of any infringements by any third parties upon any Company Intellectual Rights or any conflict with or infringement of asserted rights of others with respect to same. Schedule
                                                                   --------
2.08(iv) sets forth (i) all names used by the Company or a Subsidiary, or, to
--------
the Company's knowledge, any employee of the Company or a Subsidiary, at any time since December 31, 1994, other than the legal name of the Company, a Subsidiary or such employee, for the conduct of any business by the Company or any Subsidiary ("Business Names"), (ii) the dates or periods during which each such Business Name was used, (iii) the states or other jurisdictions in which each such Business Name was used, and (iv) the nature of the business conducted under each such Business Name. Schedule 2.08(v) contains a copy of all
                               ----------------
certificates, registrations or other writings or instruments filed with any federal, state or local jurisdiction with respect to a Business Name.

  SECTION 2.09  Contracts and Contract Parties.  Schedule 2.09(i) contains a
                ------------------------------   ----------------
complete list of (a) each contract, selling agreement, service agreement or other arrangement, whether written or oral, to which the Company or a Subsidiary is a party, and under which the Company or a Subsidiary provides insurance brokerage, distribution, or general agency services to independent insurance agents or other persons or entities, (b) each joint venture, co-marketing, co-brokerage or similar contract or arrangement, whether written or oral, to which the Company or a Subsidiary is a party, (c) each contract or arrangement, whether written or oral, with an insurance company, general insurance agency, distributor or broker to which Company is a party, and under which the Company or a Subsidiary is authorized or obligated to sell or broker insurance or related products or services (provided, the Company is only obligated to schedule those agreements which over the past 12 months resulted in the top 20 premium amounts received by the Company), (d) each contract or arrangement, whether written or oral, under which the Company or a Subsidiary receives commissions or other income in connection with the conduct of its business, (e) each lease or capital lease of equipment or other personal property, whether written or oral, providing for payment obligations of $10,000 or more per year to which the Company or a Subsidiary is a party, and (f) each consulting or similar agreement, whether written or oral (to the extent oral, only those providing for payment obligations of $10,000 or more per year), to which the Company or a Subsidiary is a party, all of the foregoing including the names and addresses of each party thereto other than the Company or a Subsidiary ("Contract Parties"). True and complete copies of all written contracts or arrangements listed on
Schedule 2.09(i) have been heretofore made available to Summit.  Complete
----------------
descriptions of the material terms of all oral contracts or arrangements listed on Schedule 2.09(i) are set forth on Schedule 2.09(ii). Except as described in
   ----------------                  -----------------
Schedule 2.09(iii), none of the contracts or arrangements listed in Schedule
------------------                                                  --------
2.09(i) require the Company or a Subsidiary to purchase any product or service
-------
exclusively from a Contract Party, require the Company or a Subsidiary to deal exclusively with a Contract Party with respect to any customer or class of customers of the Company or a Subsidiary, or otherwise limit the Company or a Subsidiary with respect to selling or purchasing any product or service to or from any person or entity. To the best knowledge of the Company and each Principal Shareholder, no Contract Party listed in Schedule 2.09(i) has
                                                   ----------------
expressed to the Company or a Subsidiary or any Shareholder its intention to modify or cancel or otherwise terminate its relationship with the Company or a Subsidiary, and, to the best knowledge of the Company and each Principal Shareholder, all of such contracts and arrangements will continue in full force and effect after the Closing Date.

  SECTION 2.10  Shareholders and Similar Agreements.  Except as disclosed in
                -----------------------------------
Schedule 2.10, neither the Company nor any Subsidiary is a party to any
-------------
shareholders' agreement, buy-sell agreement, stock rights agreement or any similar agreement or arrangement relating to capital stock of the Company or a Subsidiary, as applicable, or has any obligation to any Shareholder or any other person or entity for the purchase of any shares of the capital stock of the Company or a Subsidiary, as applicable, or for the payment of any consideration in respect of the purchase, sale or other disposition of shares of the capital stock of the Company or a Subsidiary, as applicable.

  SECTION 2.11.  Pension and Benefit Plans.
                 -------------------------

  (a) Neither the Company nor any of its Subsidiaries maintains an employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or has made any contributions to any such employee pension benefit plan, except employee pension benefit plans listed in Schedule 2.11(a) (individually, "Pension Plan;"
                        ----------------
collectively, "Pension Plans"). In its present form each Pension Plan complies in all material respects with all applicable requirements under ERISA and the Code. Each Pension Plan and the trust created thereunder is qualified and exempt under Sections 401(a) and 501(a) of the Code, and the Company or the Subsidiary whose employees are covered by such Pension Plan has received from the Internal Revenue Service ("IRS") a determination letter to that effect and such determination letter may still be relied on. No event has occurred and there has been no omission or failure to act which would adversely affect such qualification or exemption. Each Pension Plan has been administered and communicated to the participants and beneficiaries in all material respects in accordance with its terms and ERISA. No employee or agent of the Company or any Subsidiary whose employees are covered by a Pension Plan has engaged in any action or failed to act in such manner that, as a result of such action or failure, (i) the IRS could revoke, or refuse to issue (as the case may be), a favorable determination as to such Pension Plan's qualification and the associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under such Pension Plan or has been misled as to his or her rights under such Pension Plan. No Pension Plan is subject to Section 412 of the Code or Title IV of ERISA. No person has engaged in any nonexempt prohibited transaction involving any Pension Plan or associated trust within the meaning of Section 406 of ERISA or Section 4975 of the Code. There are no pending or, to the best knowledge of the Company and Principal Shareholders, threatened claims (other than routine claims for benefits) against the Pension Plans or any fiduciary thereof which would subject the Company or any of its Subsidiaries to a material liability. All reports, filings, returns and disclosures and other communications which have been required to be made to the participants and beneficiaries, other employees, the Pension Benefit Guaranty Corporation ("PBGC"), the IRS, the U.S. Department of Labor or any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation have been made in a timely manner and all such reports, communications, filings, returns and disclosures were true and correct in all material respects. No liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. "ERISA Affiliate" where used in this Agreement means any trade or business (whether or not incorporated) which is a member of a group of which the Company is a member and which is under common control within the meaning of
Section 414 of the Code. Neither the Company nor any of its Subsidiaries has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code. There are no unfunded benefit or pension plans or arrangements, or any individual agreements whether qualified or not, to which the Company or any of its Subsidiaries or ERISA Affiliates has any obligation to contribute and the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits. No Pension Plan or any trust created thereunder has been terminated, nor has there been any "reportable events" (other than a reportable event for which notice thereof is waived) with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1993. No Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. There has been no change in control of any Pension Plan.

  (b) All employment, severance, termination, compensation, incentive, bonus, deferred compensation, profit-sharing, retirement, pension, stock option, stock award and stock purchase plans and all other employee benefit, health and welfare plans, arrangements or agreements, and medical, major medical, disability, life insurance, dental and other benefit and perquisite plans and arrangements covering employees generally, other than the Pension Plans, maintained by the Company or any of its Subsidiaries (collectively, "Benefit Plans") are listed in Schedule 2.11(b) (unless already listed in Schedule
                      ----------------                           --------
2.11(a)) and comply in all material respects with all applicable requirements
-------
imposed by ERISA, the Code, and all applicable rules and regulations thereunder. The Benefit Plans have been administered and communicated to the participants and beneficiaries in all material respects in accordance with their terms and ERISA (as applicable), and, to the Company's knowledge, no employee or agent of the Company or any of its Subsidiaries has engaged in any action or failed to act in such manner that, as a result of such action or failure, (i) the IRS could revoke, or refuse to issue, a favorable determination as to a Benefit Plan's qualification and any associated trust's exemption or impose any liability or penalty under the Code, or (ii) a participant or beneficiary or a nonparticipating employee has been denied benefits properly due or to become due under the Benefit Plans or has been misled as to their rights under the Benefit Plans. There are no pending or, to the best knowledge of the Company and the Principal Shareholders, threatened claims (other than routine claims for benefits) against the Benefit Plans which would subject the Company or any of its Subsidiaries to liability. Any trust which is intended to be tax-exempt has received a determination letter from the IRS to that effect and, to the Company's knowledge, no event has occurred which would adversely affect such exemption. All reports, filings, returns and disclosures required to be made to the participants and beneficiaries, other employees of the Company or any of its Subsidiaries, the PBGC, the IRS, the U.S. Department of Labor and any other governmental agency pursuant to the Code, ERISA, or other applicable statute or regulation, if any, have been made in a timely manner and all such reports, filings, returns and disclosures were true and correct in all material respects. No material liability has been, or is likely to be, incurred on account of delinquent or incomplete compliance or failure to comply with such requirements.

  (c) There is no pending or, to the Company's or any Principal Shareholder's knowledge, threatened litigation, administrative action or proceeding relating to any Benefit Plan or Pension Plan. There has been no announcement or commitment by the Company or any Subsidiary to create an additional Benefit Plan or Pension Plan, or to amend a Benefit Plan or Pension Plan, except for amendments required by applicable law, which may materially increase the cost of such Benefit Plan or Pension Plan and, except for any plans or amendments expressly described on Schedule 2.11(a) or Schedule 2.11(b), the Company and its
                       ----------------    ----------------
Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Benefit Plan (exclusive of any coverage mandated by the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA") that cannot be amended or terminated upon less than sixty (60) days' notice without incurring any liability thereunder. Disclosed on and appended to Schedule 2.11(c) with respect
                                                   ----------------
to each Benefit Plan and Pension Plan, to the extent applicable, is (A) the most recent annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed, (B) such Benefit Plan or Pension Plan, including all amendments thereto, (C) each trust agreement and insurance contract relating to such plan, including amendments thereto, (D) the most recent summary plan description for such plan, including amendments thereto, if the plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such plan is qualified under Section 401(a) of the Code.

  SECTION 2.12  Inventory.  Neither the Company nor a Subsidiary owns any
                ---------
inventory other than in the ordinary course of its business, and the ownership and maintenance of inventory is not significant to the conduct of the business of the Company or a Subsidiary.

  SECTION 2.13  Real Estate.
                -----------

  (a) Neither the Company nor a Subsidiary has, or is party to an agreement involving, any legal or equitable right, claim, entitlement or interest in or to any real estate other than as may be set forth in Schedule 2.13(b).
                                                  ----------------

  (b)  Schedule 2.13 (b) contains a true and correct list and description of all
       -----------------
leases, subleases and other agreements under which either the Company or a Subsidiary is lessee or subtenant, lessor or sublessor or licensee or sublicensee of real estate (collectively, "Leases"). The Company has provided to Summit true and complete copies of all Leases, all of which are in full force and effect. Neither the Company nor a Subsidiary has any oral leases with respect to real estate. The Company and each Subsidiary have not received any notice of a third party claim that would interfere with the peaceful and undisturbed possession under any Lease.

  (c) Each leased, subleased, licensed, or sublicensed real property (and improvements thereon) described in Schedule 2.13(b) is in good operating
                                   ----------------
condition and repair and conforms in all material respects with all applicable building, zoning, planning and other regulations, ordinances and laws, neither the Company nor any Subsidiary is in default under any of the Leases, and the Company or a Subsidiary, as the case may be, has the right to use all real estate necessary to the conduct of its business as currently conducted. Neither the Company nor a Subsidiary has received notice of any dispute from landlords or other parties relating to any real property (and improvements thereon) described in Schedule 2.13(b).
             ----------------

  SECTION 2.14  Title to and Condition of Personal Property.  The Company or a
                -------------------------------------------
Subsidiary has good title as required by the terms of this Agreement to all personal property reflected in the Financial Statements or acquired subsequent to November 30, 1999, free and clear of all liens or encumbrances. All of the personal property owned by the Company or a Subsidiary is in good operating condition and repair. The Company or a Subsidiary, as the case may be, owns or has the right to use all such properties which are necessary to the conduct of its respective business as currently conducted.

  SECTION 2.15  Accounts and Notes Receivable.  The receivables of the Company
                -----------------------------
as reflected in the Financial Statements or acquired by the Company or a Subsidiary subsequent to November 30, 1999 (a) are bona fide receivables created in the ordinary course of business collectible in amounts not less than the aggregate amount thereof, except to the extent of any reserve for doubtful accounts in the Company's financial statements, (b) are not subject to any offsets, credits or counterclaims other than offsets and credits for return premiums discovered in audits and policy cancellations, and (c) have not at any time been placed for collection with any attorney, collection agency or similar individual or firm.

  SECTION 2.16  Premium Trust Requirements; Marketable Securities and Other
                -----------------------------------------------------------
Investments.
-----------

  (a) The cash, cash equivalents and amounts billed to and receivable from clients for insurance premiums of the Company and each Subsidiary are at least equal to such entity's respective carrier premiums payable and are otherwise sufficient to satisfy such entity's respective premium trust requirements.

  (b)  Schedule 2.16 (b) lists all of the marketable securities and other
       -----------------
investments owned by the Company, including those reflected on the Financial Statements unless disposed of since the date thereof (the "Company Investments"), all of which Company Investments are owned by the Company, free and clear of any liens, encumbrances or claims, except as shown in Schedule
                                                                   --------
2.16(b).  The value of each of the Company Investments shown on the Financial
-------
Statements, reflects the fair market value thereof on the date of the respective Financial Statements.

  SECTION 2.17  Taxes.  The Company and each Subsidiary has properly completed
                -----
and filed all federal, state, county, municipal and other tax returns, reports and declarations which are required to be filed by it and has paid or accrued on its financial statements all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to asserted deficiencies or assessments. All such returns are true and correct in all respects. There are no outstanding claims or assessments against the Company or a Subsidiary of tax deficiencies, additions to tax or tax penalties, and no tax return of the Company or a Subsidiary is under examination. The last year for which the federal or state income taxes or other taxes of the Company and each Subsidiary have been examined is set forth accurately and completely on Schedule 2.17
                                                             -------------
hereto. There is not now in force any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or other tax of either the Company or any Subsidiary. The accruals and reserves for taxes reflected in the Financial Statements are adequate to cover all taxes (including interest and penalties, if any, thereon) due and payable as a result of the operations of the Company and its Subsidiaries for all periods covered by the Financial Statements. The Company has not filed an election under the Code to be taxed as an "S corporation," as that term is described at Section 1362(a) of the Code. The Company and each Subsidiary has complied in all respects with all requirements relating to information reporting, including tax identification reporting, and withholding, including backup withholding and other requirements relating to the reporting of income and other reportable payments under the Code and state and local tax laws and the regulations promulgated thereunder and other requirements relating to reporting under federal law including record keeping and reporting on monetary instruments transactions.

  SECTION 2.18  Litigation.  Except as disclosed in Schedule 2.18, there is no
                ----------                          -------------
litigation, investigation or proceeding pending or, to the best knowledge of the Company and the Principal Shareholders, threatened, and there are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal, involving either the Company, a Subsidiary or any of their respective properties.

  SECTION 2.19  Other Material Contracts and Commitments.  Schedule 2.19 lists
                ----------------------------------------   -------------
all contracts or commitments to which either the Company or a Subsidiary is a party, which contracts are material to its business and are not disclosed in another Schedule hereto. Except as disclosed in Schedule 2.19 or another
                                                -------------
Schedule hereto, neither the Company nor a Subsidiary is a party to and none of their respective properties which are material to the operation of their respective businesses are bound by any of the following types of contracts or commitments, written or oral: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit or imposition of an encumbrance on any of its assets; (b) other contracts and commitments which in any case involve aggregate payments or receipts of more than $10,000; (c) any contract with any officer, director or with any employee (other than agreements relating to current wage or salary payments terminable by the applicable entity on notice of thirty (30) days or less); (d) any contract or promissory note or other instrument with any Affiliate (as hereinafter defined); (e) any guarantee of the obligations of any person or entity or obligation to provide funds or assume the debt of any person or entity; (f) any option or right to acquire any assets of either the Company or a Subsidiary; (g) contracts restricting the right of, or requiring, any person or entity to engage in a business or activity or requiring any person or entity to refrain from a business or activity, in any fashion or in any place whatsoever; (h) contracts restricting any person or entity from employing specified persons or from soliciting specified persons for employment; (i) confidentiality or nondisclosure agreements; or (j) contracts requiring the separate or independent operation of any unit, division, Subsidiary or other grouping of assets or personnel. The Company has delivered to Summit complete and correct copies of all written contracts and commitments listed in Schedule 2.19, together with all amendments
                                    -------------
thereto, and accurate descriptions of all oral contracts and commitments listed in Schedule 2.19. Neither the Company nor any Subsidiary is in default with
   -------------
respect to any such contract or commitment, and, to the best knowledge of the Company and the Principal Shareholders, no other party to any such contract or commitment is in default with respect thereto. Except as set forth on Schedule
                                                                      --------
2.19, each such contract will continue in full force and effect after the
----
Closing Date without any right on the part of any party thereto, other than the applicable entity, to terminate such contract or commitment as a result of the occurrence of the Reorganization. For purposes of this Agreement, an "Affiliate" of any entity means (a) any corporation, partnership, trust or other entity in control of, controlled by or under common control with such entity, and (b) any officer, director, trustee, general partner or employee of any corporation, partnership, trust or other entity in control of, controlled by or under common control with such entity.

  SECTION 2.20  Labor Relations.  The Company and each Subsidiary, in the
                ---------------
conduct of its respective affairs, has complied in all material respects with all applicable laws (including, without limitation, labor and tax laws) relating to the hiring and employment of employees and independent contractors, including, without limitation, those related to discrimination, wages, hours, collective bargaining, employee pension and welfare benefit plans, and the payment of (and withholding for) income, Social Security, unemployment and other taxes, and neither the Company nor a Subsidiary is liable for any penalties or damages for failure to comply with any of the foregoing. There are no unfair labor practice claims or charges pending or, to the best knowledge of the Company and the Principal Shareholders, threatened, involving either the Company or a Subsidiary. There are no collective bargaining agreements or any agreements with any labor union covering any employees of the Company or a Subsidiary. Neither the Company's nor a Subsidiary's business is affected by any present strike or other labor disturbance involving the employees of such entity nor, to the best knowledge of the Company and the Principal Shareholders, is any union attempting to represent, as collective bargaining agent, any person employed by the Company or a Subsidiary.

  SECTION 2.21  Insurance.  The Company and each Subsidiary maintains the
                ---------
insurance policies and fidelity bonds (hereinafter collectively referred to as "insurance policies") listed on and attached to this Agreement as Schedule 2.21.
                                                                  -------------
Such policies are in full force and effect. All claims thereunder involving amounts of $5,000 or more have been filed in a timely fashion. Schedule 2.21
                                                               -------------
further lists all claims presently pending or, to the best knowledge of the Company and the Principal Shareholders, threatened, which are covered by such policies. Schedule 2.21 also lists all claims against the Company and each
          -------------
Subsidiary resolved in the current year and during the past three (3) fiscal years, including the nature of each such claim and the terms of its resolution. Since January 1, 1995, neither the Company nor a Subsidiary has been refused insurance or bonds covering its properties for risks for which it has applied or had any such insurance policy terminated (other that at its request) nor has it received notice that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such insurance will be increased.

  SECTION 2.22  Conduct of Business and Absence of Changes.  Since November 30,
                ------------------------------------------
1999, and except as set forth in Schedule 2.22, the Company and its Subsidiaries
                                 -------------
have conducted their business in the regular and ordinary course and, except as permitted under the terms of this Agreement, have not (a) suffered any Material Adverse Effect (as defined below in this Section 2.22), (b) declared, set aside, made or paid any dividend or distribution or purchased, issued or sold any shares of its capital stock, (c) incurred any indebtedness for borrowed money or issued or sold any debt securities, (d) instituted any increase in the compensation or bonuses payable or to become payable to any officers or employees, or made any changes in personnel policies or employees benefits, or
(e) made any payment to any Shareholder except for regular salary, commissions or draws against commissions and ordinary and necessary business expense reimbursements. All written and significant oral personnel policies, employee handbooks and similar materials are listed on Schedule 2.22 and true copies, or
                                              -------------
a description of material terms if oral, thereof have heretofore been delivered to Summit or are included in Schedule 2.22. As used in this Agreement, the term
                             -------------
"Material Adverse Effect" shall mean, with respect to any party, a material adverse change in its condition (financial or otherwise), assets, liabilities, business or operations (financial or otherwise) of such party, or its ability to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

  SECTION 2.23  Compliance with Laws; Governmental Authorizations.  The Company
                -------------------------------------------------
and each Subsidiary is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, injunctions, decrees, governmental licenses or permits and other governmental licenses, permits, authorizations or approvals applicable to it or any of its properties, and all governmental licenses, permits, authorizations or approvals necessary in any material respect for the conduct of its business have been duly and lawfully obtained and are in full force and effect, and there are no proceedings pending or, to the best knowledge of the Company and the Principal Shareholders, threatened, which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. Since January 1, 1995, neither the Company nor any Subsidiary has received notice of any alleged violation or breach of any applicable statute, law, ordinance, rule, regulation, judgment, order, injunction, decree, governmental permit or other governmental authorization or approval necessary in any material respect for the conduct of the business of such entity.

  SECTION 2.24  Officers, Directors and Depositories.  Schedule 2.24 hereto
                ------------------------------------   -------------
contains the names of all the officers and directors of the Company and each Subsidiary, the names of all depositories of the funds of the Company and each Subsidiary and the names of the officers and other persons empowered to sign instruments withdrawing funds from said depositories.

  SECTION 2.25  Environmental Matters.
                ---------------------

  (a)  Except as set forth in Schedule 2.25, the business and operations of the
                              -------------
Company and each Subsidiary comply with all federal, state and local laws, rules, regulations and directives pertaining to the environment. With respect to the business of the Company and each Subsidiary, any assets owned or leased by any of them, real properties owned or leased by any of them, or the condition, use or operation thereof by any of them, (i) neither the Company nor any Subsidiary has received written notice of any claim against such company arising out of any applicable federal, state or local law, rule, regulation or directive pertaining to the environment, nor to the best knowledge of the Company, is the assertion of any such claim threatened, and (ii) neither the Company nor any Subsidiary (A) is, to the best of its and the Principal Shareholders' knowledge, aware of any investigations contemplated, pending or completed by any environmental regulatory authority, (B) has received any information requests from any environmental regulatory authority, or (C) been named as a potentially responsible or liable party with respect to an environmental matter.

  (b) To the best knowledge of the Company and the Principal Shareholders, there are nowhere on any real property presently or formerly owned or leased by, used by or otherwise under the control of either the Company or a Subsidiary any deposits, dumps, or tanks of toxic or other poisonous, dangerous or noxious waste, fluids, solvents, chemicals or effluents, which chemicals, fuels and fluids are not properly and safely stored, identified, labeled and maintained in accordance with applicable industrial standards and all governmental or other laws or regulations relating thereto. Neither the Company nor any Subsidiary presently discharges or previously has discharged from any real property owned, leased, used or otherwise under its control, whether by effluent, emission or other means, any noxious, toxic, hazardous or deleterious matter or gases except in compliance with applicable law. All present or past discharges of waste material and other substances from the operating facilities of the Company and each Subsidiary, if any, are in full compliance with applicable law and covered by valid permits and licenses, where required.

  SECTION 2.26  Third Party and Governmental Consents.  Except as set forth at
                -------------------------------------
Schedule 2.26, no consent, waiver, authorization, approval, order, license,
-------------
certificate or permit of or from, or registration, declaration or filing is required by or with respect to either the Company, a Subsidiary or any Shareholder, in connection with the execution, delivery or performance of this Agreement or of any other agreement, document or instrument required to be executed and delivered by the Company or any Shareholder pursuant hereto or in connection herewith or the consummation of the transactions contemplated hereby
(i) with any governmental authority or any court or other tribunal or any other person, firm or entity, or (ii) under any contract, indenture, mortgage, lease, license or other agreement or instrument to which either the Company, a Subsidiary or any Principal Shareholder is a party or by which either the Company, a Subsidiary or any Principal Shareholder, or any of their respective assets or properties, is subject or bound.

  SECTION 2.27  Licenses and Permits.  The Company and each Subsidiary has
                --------------------
obtained all consents, approvals, waivers, licenses and permits from governmental authorities required in order for it to conduct its business as presently and heretofore conducted, including, without limitation, all required insurance producer licenses, insurance agent licenses, insurance broker licenses and similar licenses (herein collectively referred to as the "Company Licenses"). Each employee and agent of the Company and each Subsidiary has obtained all approvals, licenses and permits from governmental authorities required in connection with the services provided by such employee or agent to it, including, without limitation, insurance producer, insurance agent and insurance broker licenses and similar licenses (herein collectively referred to as the "Employee Licenses"). The Company Licenses and the Employee Licenses are listed on Schedule 2.27 and no other licenses or
          -------------
permits are required to conduct or operate any aspect of the business of either the Company or a Subsidiary as presently conducted. There is no pending or, to the best knowledge of the Company and the Principal Shareholders, threatened revocation or suspension of a Company License or an Employee License, and there are no disciplinary proceedings pending, or to the best knowledge of the Company and the Principal Shareholders, threatened by, any issuer of any such license or any other governmental authority against the holder thereof. Since December 31, 1994, neither the Company or any Subsidiary and no employee or agent of the Company or a Subsidiary has held a license, permit or other regulatory authorization to engage in an activity revoked or suspended or been the subject of disciplinary proceedings.

  SECTION 2.28  Software.
                --------

  (a)  Schedule 2.28(a) hereto contains a true, complete and accurate list and
       ----------------
description of (i) all computer software and related programs owned by the Company and each Subsidiary, other than software and related programs owned by such companies that are not material to their businesses or the services provided by them, and (ii) all computer software and related programs licensed by the Company and each Subsidiary for use in connection with their businesses, other than off-the-shelf software and related programs licensed to such companies which are not material to the operation of their businesses or the services provided by them (collectively, the "Software"). Schedule 2.28(a) also
                                                          ----------------
sets forth whether or not the Company and each Subsidiary have access to, and the manner of such access to, the source codes for each item of Software licensed by them in the event of discontinuance by the vendor. The Company and each Subsidiary either own or have a valid license to use and sublicense all of the Software other than immaterial or off-the-shelf software and related programs, free from any claim, security interest or other lien or encumbrance whatsoever, except as set forth on Schedule 2.28(a). To the Company's
                                   ----------------
knowledge, the Company and each Subsidiary are the exclusive licensee of the Software indicated on Schedule 2.28(a) as being exclusively licensed by them.
                      ----------------
The Software constitutes the only material computer software or programs necessary for the operation of the business of the Company and its Subsidiaries.

  (b) The Company and each Subsidiary have provided to Summit true and complete copies of all licenses, leases, contracts and other written instruments relating to any material Software and/or source codes thereof which are not owned by them (collectively, the "Software Contracts"), all of which are legally valid and binding and enforceable against the party thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, receivership, conservatorship, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights generally or by general principles of equity. Neither the Company nor a Subsidiary, nor, to the best knowledge of the Company or the Principal Shareholders, any other party thereto, is in violation of any material term or provision of any Software Contract. To the best knowledge of the Company and the Principal Shareholders, the use of the owned Software by the applicable company, the use of any source codes related to Software which is not owned by the applicable company, and the exercise of the rights of such company in and to such source codes, as provided in any of the Software Contracts, does not in any manner infringe upon the rights of any third parties.

  (c) All source codes relating to Software owned exclusively by the Company or a Subsidiary (the "Owned Source Codes") are in the possession of such company or held in third party escrow and constitute trade secret information of such company, and, except as set forth in Schedule 2.28(c), no third party has any
                                     ----------------
copy of any of the Owned Source Codes or any right, title, interest or license, conditional or otherwise, with respect to any of the Owned Source Codes under any circumstances whatsoever. Upon consummation of the Reorganization, Summit shall own and have possession of, and shall have the right to use, the Owned Source Codes, free from any claim, security interest or other lien or encumbrance whatsoever.

  (d) The Company and each Subsidiary owns in respect of all Software owned exclusively by such companies and has possession of, and Summit will own in respect of all Software owned exclusively by the Company and its Subsidiaries and will have possession of immediately after the Closing, complete and adequate documentation in all material respects, including without limitation, documentation of source codes, object codes and engineering change notices, reflecting the current versions of all Software listed on Schedule 2.28(a) so as
                                                          ----------------
to enable Summit to conduct fully after the Closing the business conducted by the Company and its Subsidiaries prior to the Closing in the same manner as theretofore conducted.

  SECTION 2.29  Loans to or from Shareholders or Employees.  Except as set forth
                ------------------------------------------
in Schedule 2.29, neither the Company nor any Subsidiary has made any loans or
   -------------
advances to or otherwise permitted any indebtedness to be incurred to it by any Shareholder or any of its employees, former employees or former shareholders, or any member of their respective families, and there are no outstanding loans, advances or other indebtedness of the Company or a Subsidiary to any Shareholder or any employee, former employee or former shareholder of such company, or any member of their respective families other than travel, entertainment or other business expenses ("Related Party Loans"). True and complete copies of all promissory notes or other agreements or documents evidencing the Related Party Loans ("Related Party Notes") have been heretofore delivered to Summit.

  SECTION 2.30  Absence of Undisclosed Liabilities.  Except as and to the extent
                ----------------------------------
disclosed or accrued on the Financial Statements, or incurred in the ordinary course of business since November 30, 1999, or disclosed on any Schedule hereto, there exist no liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise, matured or unmatured, or known or unknown) in respect of the business or assets of the Company and its Subsidiaries of the type required to be reflected in financial statements prepared in accordance with GAAP and, to the Company's knowledge, there is no basis for assertion against either the Company or a Subsidiary of any claim giving rise to such a liability or obligation.

  SECTION 2.31  Powers of Attorney.  There are no outstanding powers of
                ------------------
attorney, other than any powers of attorney necessary to permit the Company or a Subsidiary to file a tax return executed on behalf of the Company or any Subsidiary.

  SECTION 2.32  Tax and Regulatory Matters.  Neither the Company, any Subsidiary
                --------------------------
nor the Shareholders have taken or agreed to take any action, nor, to the best knowledge of the Company and the Principal Shareholders, does any fact or circumstance exist that would (a) materially impede or delay receipt of any consents or approvals required to be obtained hereunder or the consummation of the transactions contemplated by this Agreement, or (b) prevent the transactions contemplated hereby from qualifying as a "reorganization" as described in Section 368(a)(2)(E) of the Code.

  SECTION 2.33  Current Customers.  Schedule 2.33 lists the twenty (20) largest
                -----------------   -------------
customers of the Company with the revenue amounts in the last fiscal year listed opposite their respective names. Such customers continue to do business with the Company on substantially the same basis as during prior periods, and, to the best knowledge of the Company and the Principal Shareholders, neither the Company nor the Shareholders have received any notice that any of such twenty
(20) customers intends to discontinue doing business with the Company or substantially reduce the business it does with the Company.

  SECTION 2.34  Brokers' Fees.  Except as set forth on Schedule 2.34, the
                -------------                          -------------
Company and the Principal Shareholders have entered into this Agreement with Summit as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker.

  SECTION 2.35  Representations and Warranties True; No Misleading Statements.
                -------------------------------------------------------------
All of the representations and warranties set forth in this Article II shall be true and correct as of the date hereof and as of the Closing Date as if made at that time, except to the extent that such representations and warranties expressly relate to an earlier date (however, such representations and warranties shall be true as of such date) and except as otherwise contemplated by this Agreement. The representations and warranties made in this Agreement by the Company or the Principal Shareholders (other than the representations and warranties of the Principal Shareholders made in Article III), the Financial Statements, and the contents of any Schedule, list or document delivered by the Company or the Principal Shareholders pursuant to this Agreement (other than Schedules delivered pursuant to Article III) or in connection with the transactions contemplated by the Agreement do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

  SECTION 2.36.  Year 2000 Compliant.  To the best knowledge of Company, all
                 -------------------
material computer software and hardware owned or licensed by Company or any of its subsidiaries is, or Company has taken all required steps to be, Year 2000 compliant, which, for purposes of this Agreement, shall mean that the data outside the range 1900-1999 will be correctly processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, applications programs, files and databases. All material computer software owned or licensed by Company is, or Company has taken steps (including obtaining warranties from the vendors thereof in respect of compliance) to ensure that all such computer software will be designed to be used prior to, during and after the calendar year 2000 AD and such software will operate during each such time period, without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.

                                  ARTICLE III

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES
                         OF THE PRINCIPAL SHAREHOLDERS

  Each Principal Shareholder hereby represents and warrants to Summit, as to himself, severally and not jointly, as follows, knowing and intending that Summit is relying hereon in entering into the transactions contemplated hereby:

  SECTION 3.01  Additional Representations and Covenants of Principal
                -----------------------------------------------------
Shareholders.
------------

  (a) Such Principal Shareholder has no beneficial interest, directly or indirectly, in any person, firm, corporation, partnership or other entity which is or within the past two years has been, and except as an employee of the Company such Principal Shareholder is not and has not within the past two years been, a supplier of any goods or services to the Company or a Subsidiary, and the Company has not received any such fees from any such person, firm, corporation, or partnership or other entity, including, without limitation, any Contract Party, other than as the beneficial owner of one percent (1%) or less of the voting securities of a publicly held corporation or from such Principal Shareholder.

  (b) Such Principal Shareholder is not bound by or subject to (i) any divorce decree, domestic relations order, support decree or other judicial decree, order or judgment, or (ii) any settlement or other agreement which grants his spouse or any former spouse or any of his children or any other dependent or former dependent any beneficial or other interest in any of the shares of Outstanding Stock owned by such Principal Shareholder.

  (c) The shares of Outstanding Stock beneficially owned by such Principal Shareholder are so owned free and clear of all liens, options, claims, encumbrances and restrictions whatsoever, except restrictions imposed by the federal and applicable state securities laws.

  (d)  Except as set forth in Schedule 2.10, no Principal Shareholder is a party
                              -------------
to any shareholders' agreement, buy-sell agreement, stock rights agreement or any similar agreement or arrangement, whether oral or written, relating to Company Common Stock.

  (e) Such Principal Shareholder has the full legal right and power and all authorizations and approvals required by law or otherwise to sell, transfer and deliver shares of Company Common Stock hereunder and to make the representations, warranties and agreements set forth in this Agreement.

  SECTION 3.02  Representations and Warranties True; No Misleading Statements.
                -------------------------------------------------------------
All of the representations and warranties set forth in this Article III shall be true and correct as of the date hereof and as the Closing Date as if made at that time, except to the extent that such representations and warranties expressly relate to an earlier date (however, such representations and warranties shall be true as of such date) and except as otherwise contemplated by this Agreement. The representations and warranties made in this Article III do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SUMMIT

  Summit represents and warrants to the Company and each Shareholder as follows:

  SECTION 4.01  Organization and Qualification of Summit.  Summit is a
                ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Summit is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Summit and its subsidiaries, on a consolidated basis. Summit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

  SECTION 4.02  Organization and Qualification of Bank.  Bank is a banking
                --------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Bank is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Bank and its subsidiaries, on a consolidated basis. All the outstanding shares of capital stock of Bank are validly issued, fully paid and nonassessable and are owned by Summit.

  SECTION 4.03  Organization and Qualification of Acquisitionco.  At Closing,
                -----------------------------------------------
Acquisitionco will be a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and will be duly qualified as a foreign corporation to do business, and will be in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Acquisitionco and its subsidiaries, on a consolidated basis. At Closing, all the outstanding shares of capital stock of Acquisitionco will be validly issued, fully paid and nonassessable and will be owned by Summit.

  SECTION 4.04  Capitalization of Summit.  The authorized capital stock of
                ------------------------
Summit consists of (i) 390,000,000 shares of Summit Common Stock, of which 173,768,176 shares were issued and outstanding as of October 31, 1999, (ii) 6,000,000 shares of Preferred Stock, each without par value, of which no shares are issued and outstanding on the date hereof, and (iii) 1,500,000 shares of Series R Preferred Stock reserved for issuance as of the date hereof. All outstanding shares of Summit Common Stock were validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any shareholder. When delivered to the Shareholders hereunder, the Summit Stock constituting the Purchase Price will be validly issued, fully paid and nonassessable shares of Summit Common Stock and will not have been issued in violation of the preemptive right of any shareholder.

  SECTION 4.05  Authority Relative to Agreement.  Summit has all requisite
                -------------------------------
corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Summit and the consummation by Summit of the transactions contemplated hereby (including delivery of the Summit Stock to the Shareholders pursuant to the terms hereof) have been duly authorized by all requisite corporate action of Summit and no further corporate action is required of Summit to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Summit and constitutes the legal, valid and binding obligation of Summit, enforceable against Summit in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, moratorium, conservatorship, reorganization laws of general application affecting the rights of creditors generally or institutions the deposits of which are insured by the Federal Deposit Insurance Act and the affiliates of such institutions, or by general principles of equity.

  SECTION 4.06  Non-Contravention.  The execution and delivery of this Agreement
                -----------------
by Summit and the consummation by Summit of the transactions contemplated hereby will not (a) conflict with any provision of the Certificate of Incorporation or By-Laws of Summit or any of its subsidiaries, or (b) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Summit or any of its subsidiaries or any of their respective properties, other than any such violation, default, loss or acceleration that would not have a Material Adverse Effect with respect to Summit and its subsidiaries, on a consolidated basis.

  SECTION 4.07  Public Information.  The Registration Statement (as defined in
                ------------------
Section 5.19), the representations and warranties made by Summit in Article IV herein and any Schedule, list or document specifically referred to in this
Article IV and delivered by Summit pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  SECTION 4.08  Financial Statements.  Except as may be described therein or in
                --------------------
the related notes or in accountants' reports thereon, the consolidated financial statements of Summit to be included in the Registration Statement have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of consolidated statements of changes in stockholders' equity and certain footnote disclosures. Except as may be described therein or in the related notes or in accountants' reports thereon, the consolidated balance sheets of Summit included in the Registration Statement fairly present in all material respects the financial condition of Summit and its consolidated subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows to be included in the Registration Statement fairly present in all material respects the results of operations of Summit and its consolidated subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of consolidated statements of changes in stockholders' equity and certain footnote disclosures.

  SECTION 4.09  Absence of Certain Changes or Events.  Since September 30, 1999,
                ------------------------------------
Summit has not (i) incurred any material liabilities (absolute or contingent), except in the ordinary course of business, or (ii) suffered any Material Adverse Effect with respect to Summit and its subsidiaries, on a consolidated basis. It is understood and agreed, however, by all parties hereto that Summit continually evaluates possible acquisitions and prior to the Closing Date may enter into one or more agreements providing for, and may consummate, the acquisition by it of another company or entity or the assets thereof or determine to issue Summit Common Stock or other equity or debt securities, or to redeem or repurchase Summit Common Stock or other securities issued by it. Such actions, and any transactions reasonably necessary or appropriate in connection therewith, are not prohibited by, and shall not constitute a breach of, this Section 4.09.

  SECTION 4.10  Governmental Consents.  No consent, approval, order or
                ---------------------
authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Summit in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit of the transactions contemplated hereby, except for (a) filings pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder, if applicable, (b) filings with state securities agencies under state securities or blue sky laws, if applicable, (c) any licenses, permits, franchises or other governmental authorizations pertaining to the business of the Company that are required as a result of the consummation of the transactions contemplated hereby and (d) such consents, approvals, orders or authorizations which, if not obtained, or registrations, declarations or filings which, if not made, would not have a Material Adverse Effect with respect to Summit and its subsidiaries, on a consolidated basis.

  SECTION 4.11  Governmental Licenses.  Neither Summit nor any subsidiary has
                ---------------------
failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a Material Adverse Effect on Summit and its subsidiaries, on a consolidated basis.

  SECTION 4.12  Tax and Regulatory Matters.  Neither Summit nor any subsidiary
                --------------------------
has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) materially impede or delay receipt of any consents or approvals required to be obtained hereunder or the consummation of the transactions contemplated by this Agreement, or (b) prevent the transactions contemplated hereby from qualifying as a "reorganization" described in Section 368(a)(2)(E) of the Code.

  SECTION 4.13  Investment.  Summit is acquiring the Outstanding Stock in
                ----------
connection with the Reorganization solely for its own account for investment and not with any present view to resale or distribution thereof, in whole or in part. Summit does not have any agreement or arrangement, formal or informal, written or oral, with any person to sell or transfer or otherwise dispose of all or any part of the Outstanding Stock, and has no present plans to enter into any such agreement or arrangement.

  SECTION 4.14  Knowledge of Industry.  Summit has a complete and thorough
                ---------------------
understanding of the industry in which the Company does business and is able to evaluate the merits and risks of the Reorganization as provided herein in order to make an informed investment decision with respect thereto.

  SECTION 4.15  No Broker.  Except as set forth on Schedule 4.15, Summit has
                ---------                          -------------
entered into this Agreement with the Company and the Principal Shareholders as a result of direct negotiations without the assistance or efforts of any finder, broker, financial advisor or investment banker.


                                   ARTICLE V

                                   COVENANTS

  SECTION 5.01  Conduct of the Businesses of the Company.  The Company and each
                ----------------------------------------
Principal Shareholder covenants and agrees that, prior to the Closing Date, unless Summit shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

  (a) the business of the Company and its Subsidiaries shall be conducted only in, and each such company shall not take any action except in, the normal and ordinary course of business and consistent with past practice unless specifically prohibited by this Agreement;

  (b) the Company, each Subsidiary and each Principal Shareholder shall, to the extent it or he is not required to incur any unreasonable or extraordinary cost or expense, use its or his best efforts to preserve the goodwill of the business of the Company and its Subsidiaries;

  (c) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any of its assets; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws or other organizational agreements or documents; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend with respect to its shares of capital stock or other equity interests; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock of any class, any other equity interests or any debt securities; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (c);

  (d) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire, any shares of its capital stock of any class or other of its equity interests, debt securities, property or assets, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (iii) incur any indebtedness for borrowed money in excess of $25,000 in the aggregate, (iv) enter into or modify any contract, lease, agreement or commitment except that the Company may enter into and modify contracts, agreements and arrangements of the types described at clauses (a), (b), (c) and (d) of Section 2.09 not material to the business of the Company provided such actions are taken in the ordinary course of business,
(v) terminate, modify, assign, waive, release or relinquish any contract rights or amend any rights or claims which individually exceeds $5,000 or in the aggregate exceed $25,000, or (vi) settle or compromise any claim, action, suit or proceeding pending or threatened against it, or, if such company may be liable or obligated to provide indemnification, against the directors or officers or persons occupying similar positions of such company, before any court, governmental agency or arbitrator which individually exceeds $5,000 or in the aggregate exceed $25,000; provided, that nothing herein shall require any
                              --------
action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by such company;

  (e) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of any employee or grant any bonus to any employee, or enter into any new employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of such company, except that the Company may grant annual merit-based salary increases to employees consistent with past practices that do not in the aggregate exceed 4%;

  (f) neither the Company nor any Subsidiary shall take any action to institute any new severance or termination pay practices with respect to any of its directors, officers or employees or to increase the benefits payable under its severance or termination pay practices;

  (g) neither the Company nor any Subsidiary shall adopt or amend, in any respect, or make any voluntary or discretionary employee contribution to, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any of its respective directors, officers or employees or take or fail to take any discretionary action the effect of which would likely be to increase or enhance benefits thereunder;

  (h) the Company and each Subsidiary shall use reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 5.01, (i) to maintain the relationships of such company with its respective customers, carriers, co-brokers, co-marketers, partners and joint venturers, including, without limitation, all Contract Parties, (ii) if and as requested by Summit after the execution of this Agreement and to the extent it does not adversely interfere with the normal business operations of the Company, to make reasonable arrangements for representatives of Summit to meet with one or more of the twenty (20) customers of the Company referred to in Section 2.33 hereof and the carriers who are Contract Parties, each as designated by Summit and approved by the Company, which approval shall not be unreasonably withheld, in furtherance of efforts to keep the relationships of each company with such customers and carriers in force under substantially the same terms following the Closing Date as are in effect on the date hereof, and (iii) to schedule, and to cause senior management of each company to participate in, meetings of representatives of Summit with employees of each company;

  (i)  all of the shareholders agreements and similar agreements listed on
Schedule 2.10, if any, shall be terminated and shall be of no further force or
-------------
effect; and

  (j) all liabilities of the Company for borrowed money shall be paid and satisfied in full.

Notwithstanding the foregoing, the Company may take those actions set forth on
Schedule 5.01; provided, that such actions shall be given effect on the Closing
-------------  --------
Balance Sheet (as defined in Section 5.07) and in the calculations set forth in
Section 5.07 hereof.

  SECTION 5.02  Access to Information.
                ---------------------

  (a) The Company shall, and shall cause each of its respective officers, directors, employees, representatives and agents to, upon reasonable advance notice, afford, from the date hereof to the Closing Date, the officers, employees, representatives and agents of Summit reasonable access during regular business hours to its officers, employees, agents, properties, books, records and work papers, and shall furnish Summit all financial, operating and other information and data as Summit, through its officers, employees or agents, may reasonably request.

  (b) No investigation pursuant to this Section 5.02 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the transactions contemplated hereby.

  SECTION 5.03  Further Assurances.  Subject to the terms and conditions herein
                ------------------
provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings; provided, that the foregoing shall not
                                     --------
require any parties hereto to agree to make, or to permit the Company to make, any divestiture of a significant asset in order to obtain any waiver, consent, authorization or approval.

  SECTION 5.04  Inquiries and Negotiations.  From the date hereof until the
                ---------------------------
earlier of the Closing Date or the date of a termination of this Agreement pursuant to Section 7.01, neither the Company nor any Subsidiary nor any of their respective Affiliates, shareholders, directors, officers, employees, representatives or agents, shall, directly or indirectly, (a) solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or (b) participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than Summit and its Affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other securities or equity interests, recapitalization, debt restructuring or similar transaction involving the Company or any division or Subsidiary of the Company. The Company shall immediately notify Summit if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of such companies in respect of any such transaction, and shall, in any such notice to Summit, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Summit informed of the status and terms of any such proposals or offers. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which either the Company or a Subsidiary is a party.

  SECTION 5.05  Escrow Agreement.  The Principal Shareholders, Summit and the
                ----------------
Escrow Agent shall enter into the Escrow Agreement, effective as of the Closing Date.

  SECTION 5.06  Employment Agreements.  Each of the parties listed in Section
                ---------------------
6.02(e), on one hand, and the Company, on the other hand, shall enter into employment agreements, forms of which have been delivered to such persons simultaneously with execution of this Agreement with respect to their employment with the Company commencing on the Closing Date (collectively, the "Employment Agreements").

  SECTION 5.07  Closing Calculation; Purchase Price Adjustment.
                ----------------------------------------------

  (a) Prior to Closing Date, (i) the Principal Shareholders shall deliver to Summit a consolidated balance sheet of the Company and its Subsidiaries setting forth, based on the actual financial results of the Company and its Subsidiaries through the date such balance sheet is prepared, a good faith projection of the financial results of the Company and its Subsidiaries through the Closing Date, specifically setting forth the projected stockholder's equity and the projected Working Capital (as defined in Section 5.07(c) below) of the Company and its Subsidiaries on a consolidated basis (the "Projected Balance Sheet"), and (ii) in the event stockholder's equity as indicated on the Projected Balance Sheet is less than an amount equal to Eighteen Million Eight Hundred Thousand Dollars ($18,800,000) plus all retained earnings after December 31, 1999 (a "Stockholder's Equity Shortfall") or Working Capital as indicated on the Projected Balance Sheet is less than Fifteen Million Dollars ($15,000,000) (a "Working Capital Shortfall"), the Shareholders shall pay to the Company, in accordance with Section 5.07(d), an amount equal to the greater of the Stockholder's Equity Shortfall, if any, or the Working Capital Shortfall, if any.

  (b) Within 60 days of the Closing Date, (i) the Company shall deliver to Summit a consolidated balance sheet of the Company and its Subsidiaries, dated as of the Closing Date, prepared in accordance with GAAP consistent with past practices and reviewed or, at the option of Summit, audited by Moore Stephens, P.C., setting forth among other things the stockholders' equity and Working Capital of the Company and its Subsidiaries on a consolidated basis (the "Closing Balance Sheet") and (ii) in the event a Stockholder's Equity Shortfall or a Working Capital Shortfall is indicated on the Closing Balance Sheet, the Shareholders shall, simultaneously with the delivery of the Closing Balance Sheet to Summit, pay to the Company, in accordance with Section 5.07(d), an amount equal to the greater of the Stockholder's Equity Shortfall, if any, or the Working Capital

Shortfall, if any, less any amounts previously paid pursuant to Section 5.07(a) (such amount being the "Shortfall"). If the Shortfall is less than the amount paid by the Shareholders in connection with a Working Capital Shortfall or Stockholder's Equity Shortfall indicated on the Projected Balance Sheet, Summit shall deliver to the Shareholders shares of Summit Stock equal to the difference between the amount previously paid and the Shortfall in accordance with each such Shareholder's Pro Rata Share. If Summit disputes any amount on or procedures used in determining the Closing Balance Sheet, Summit shall provide notice thereof to the Shareholders within 30 days of receipt of the Closing Balance Sheet. The parties shall meet and attempt to resolve such dispute. If resolution is not made within 30 days, the parties shall hire a mutually acceptable outside, independent "Big 5" accounting firm to resolve such disputes. The parties shall make all working papers and requested information available to the accountants. The fees and expenses of any accounting firm incurred pursuant to this Section 5.07(b) shall be split 50/50 by Summit and the Shareholders and the final determination of such accounting firm shall be final and binding upon the parties.

  (c) "Working Capital" means the difference obtained by subtracting "Current Liabilities" from "Current Assets" in accordance with GAAP; provided, that
                                                            --------
Current Assets shall include the cash surrender value of officer life insurance.

  (d) All amounts to be paid to Summit pursuant to this Section 5.07 shall be paid from, initially, the Retained Shares pursuant to Section 1.05, and then from the Escrow Fund or pursuant to Section 5.09 hereof. Upon final determination of the Shortfall and payment to Summit of all amounts hereunder, any remaining Retained Shares shall be delivered to the Shareholders pursuant to
Section 1.05. Each Shareholder, at its discretion, may elect to pay such Shortfall in cash, and shall then receive its Pro Rata Share of Retained Shares from the Company.

  SECTION 5.08  Notification of Certain Matters.  The Company and the Principal
                -------------------------------
Shareholders shall give prompt notice to Summit, and Summit shall give prompt notice to the Company and the Principal Shareholders, of (a) the occurrence, or failure to occur, of any event that such party believes would cause any of its or any other parties' hereto representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of either the Company, a Subsidiary, any Principal Shareholder or Summit, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not
           ------------------
constitute a waiver of any defense that may be validly asserted.

  SECTION 5.09  Indemnification for Certain Breaches.
                ------------------------------------

  (a) The Principal Shareholders, jointly and severally, shall be liable to, and shall indemnify, protect, defend and hold harmless Summit and its Affiliates (including, without limitation, the Bank), the officers, directors, employees, consultants, advisors and agents (collectively, "Representatives") of Summit and its Affiliates and the successors of each and, from and after the Closing Date, the Company and its Subsidiaries and their respective Representatives and successors (such parties being collectively referred to herein as the "Summit Indemnitees") from and against any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys'

fees) sustained by the Summit Indemnitees, except to the extent that such claims, damages, liabilities, losses, costs or expenses are in fact satisfied out of insurance proceeds or to the extent a tax or other cash benefit is realized, resulting from or in connection with (i) acts or omissions or alleged acts or omissions by the Company or agents of Company on or prior to the Closing Date or circumstances existing with respect to the Company or agents of the Company on or prior to the Closing Date, to the extent that any such foregoing claims, damages, liabilities, losses, costs or expenses arise out of third party claims, or (ii) the breach of any representation, warranty or covenant made by the Company or any Principal Shareholder in this Agreement or a breach of any representation, warranty or covenant made by the Company or any Principal Shareholder in an agreement or instrument executed and delivered by or on behalf of the Company or a Principal Shareholder pursuant hereto or in connection with the Closing or other action or transaction contemplated hereby, except the Employment Agreements (provided, there shall be no liability with respect to error and omissions claims unless and until such claims exceed the amount recorded as a reserve on the Closing Balance Sheet) (an "Indemnification Event"); provided, however, that:
         --------  -------

  (i) with respect to all claims for indemnification under this Section 5.09(a) for Indemnification Events, the total liability of the Principal Shareholders shall be limited to $20,000,000; provided, however, that at all times after
                                   --------  -------
  the Closing that the Principal Shareholders shall continue to own all Summit Stock delivered to them directly or to the Escrow Agent on their behalf at Closing pursuant to Section 1.03, the total liability of the Principal Shareholders for Indemnification Events shall be limited to the lesser of $20,000,000 or the Fair Market Value (as defined below) of such Summit Stock as of the date payment for a breach is to be made by the Principal Shareholders. "Fair Market Value" as of a payment date means the product obtained by multiplying the number of shares of Summit Stock delivered by Summit at the Closing times the closing sale price of a share of Summit Common Stock as reported on the New York Stock Exchange Composite Transactions List on the last trading day immediately preceding the date of payment; and

  (ii) the Principal Shareholders shall be liable for the indemnification provided for in this Section 5.09 only after the aggregate amount of claims for indemnification exceeds One Hundred Thousand Dollars ($100,000) ("Threshold Amount") and only to the extent of such excess.

  (b) The sole remedy of Summit Indemnitees at law for a breach shall be the procedures provided for in the Escrow Agreement until the earlier to occur of
(i) the date of termination of the Escrow Agreement, or (ii) the date the amount of claims asserted in good faith pursuant to such procedures exceed the fair market value of the assets in the Escrow Fund, after which date the restriction imposed on Summit Indemnitees by this first sentence of Section 5.09(b) shall be null and void and of no further force or effect and, subject to the second sentence of Section 5.10(a), Summit Indemnitees shall be free, at their election, to pursue any remedies available to them by law, equity, contract or otherwise for a breach or to seek satisfaction of the Principal Shareholders' obligations under Section 5.09(a) in accordance with the Escrow Agreement, provided the Escrow Agreement has not terminated. Summit Indemnitees shall be entitled to seek injunctive or other equitable relief for any breach of a covenant by the Company or a Principal Shareholder.

  (c) In the event insurance proceeds relating to a breach are received by or a tax or other cash benefit is realized by a Summit Indemnitee following receipt of a payment from a Principal Shareholder relating to the same breach, such Summit Indemnitee shall pay to the party who or which made such payment (being either the Principal Shareholders or, provided the Escrow Agreement has not terminated, the Escrow Agent) an amount of cash equal to such insurance proceeds or tax or other cash benefit or, if less than the amount of such insurance proceeds or tax or other cash benefit, the amount paid by such party with respect to the relevant breach. Such payments made to the Escrow Agent shall become part of the Escrow Fund. After a termination of the Escrow Agreement all such payments shall be made to the relevant Principal Shareholder.

  (d) Summit shall be liable to, and shall indemnify, protect, defend and hold harmless each Shareholder, his representatives and his respective successors ("Shareholder Indemnitees") against any and all claims, damages, liabilities and expenses (including reasonable attorneys' fees) sustained by any Shareholder Indemnitee, except to the extent that such claims, damages, liabilities or expenses are in fact satisfied out of insurance proceeds, resulting from or in connection with the breach of any representation, warranty, covenant or other agreement made by Summit in or pursuant to this Agreement or any other agreement or instrument executed and delivered by or on behalf of Summit pursuant hereto or in connection herewith except the Employment Agreements; provided, however,
                                                            --------  -------
that (i) with respect to all claims for indemnification under this Section 5.09(d) the total liability of Summit shall be limited to $20,000,000, and (ii) Summit shall be liable for the indemnification provided for in this Section 5.09 only after the aggregate amount of claims for indemnification exceeds One Hundred Thousand Dollars ($100,000) and only to the extent of such excess.

  (e) The rights provided to Summit Indemnitees in this Section 5.09 shall remain in effect after the Closing Date until the date which is two (2) years after the Closing Date, except with respect to the rights provided with respect to representations, warranties and covenants of the Company and the Principal Shareholders relating to any federal, state or local taxes in which event the rights provided by Section 5.09 shall survive until the first to occur of (i) the expiration of the applicable statute of limitations period, as extended by any waiver or consent, or (ii) if applicable, the date of a final decision, judgment or decree of a court of competent jurisdiction from which no appeal is allowed (the "Indemnification Termination Date"); provided, however, that any
                                                  --------  -------
claims made on or prior to the Indemnification Termination Date shall survive until final resolution thereof.

  SECTION 5.10  Other Provisions Governing Remedies.
                ------------------------------------

  (a) Notwithstanding anything in this Agreement to the contrary, any party hereto shall be entitled to (i) seek specific enforcement of the terms and provisions of this Agreement in the event of a breach thereof, and (ii) sue for damages in the event of a wrongful termination of this Agreement in violation of
Article VII hereof or the failure to consummate the transactions contemplated hereby through no fault of such party. Except for the foregoing, the indemnification obligations set forth in Section 5.09 shall be the parties' sole remedy hereunder. No party to this Agreement shall have any rights of offset hereunder for any payments owed to any Principal Shareholder other than as expressly set forth herein. This Section 5.10 shall survive any termination of this Agreement.

  (b) Promptly after receipt by a party of notice of any claim requiring legal representation or of the commencement of any action or proceeding with respect to which such party may be entitled to indemnification hereunder (an "Indemnified Party"), the Indemnified Party shall notify the party required to provide indemnification (the "Indemnifying Party") in writing of such claim or the commencement of such action or proceeding. The Indemnifying Party shall assume the defense of such action or proceeding, shall employ counsel satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, an Indemnified Party shall be entitled to employ counsel separate from counsel for the Indemnifying Party and from any other party in such action if such Indemnified Party reasonably determines that there are defenses available to such Indemnified Party which are different from or in addition to those available to the other parties, or if a conflict of interest exists which makes representation by counsel chosen by the Indemnifying Party not advisable. In such event, the reasonable fees and disbursements of such separate counsel shall be paid by the Indemnifying Party. In no event shall the Indemnifying Party be liable for the fees and disbursements of more than one such separate counsel for all indemnified parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnifying Party assumes, each Indemnified Party shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense. No party shall settle any claim hereunder without the consent of the other party, which consent shall not be unreasonably withheld.

  SECTION 5.11  Confidentiality.  Summit, on the one hand, and the Company and
                ---------------
each Principal Shareholder, on the other hand, shall hold, and shall use their respective best efforts to cause their respective officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties furnished to such party in connection with the transactions contemplated by this Agreement (a party furnishing such documents or information being hereinafter referred to as a "Submitter" and a party receiving such documents or information being hereinafter referred to as a "Recipient"), except to the extent that such information can be shown to have been (a) lawfully available to Recipient on a nonconfidential basis from a source other than Submitter prior to its disclosure to Recipient by Submitter, (b) in the public domain through no fault of the Recipient, or (c) later lawfully acquired by the Recipient from sources other than the Submitter; provided, that, with respect to
                                                 --------
clauses (a) and (c) of this Section 5.11, the other source as referred to therein is not known by Recipient to be bound by any confidentiality or other contractual legal or fiduciary obligations of confidentiality regarding such information; provided, further, that each party may disclose such information to
             --------  -------
its Affiliates and its Affiliates' officers, directors, employees, consultants, advisors and agents, lenders and other investors in connection with the transactions contemplated by this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If the transactions contemplated by this Agreement are abandoned, such confidentiality shall be maintained and each Recipient shall, and shall use its best efforts to cause its Affiliates and the respective officers, directors, employees, consultants, advisors and agents of it and its Affiliates to, destroy and certify to such destruction or deliver to the appropriate Submitter, upon the request of a Submitter, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from the other party(s) in connection with this Agreement that are subject to such confidentiality. The terms of this Section 5.11 shall survive indefinitely.

  SECTION 5.12  Additional Covenants.
                --------------------

  (a) Each Principal Shareholder hereby agrees that during the period from the date hereof to the Effective Time he will not:

       (1) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any shares of Company Common Stock owned by such Principal Shareholder, other than as provided herein;

       (2) grant any proxies or enter into a voting agreement or other arrangement with respect to any shares of Company Common Stock owned by such Principal Shareholder; or

       (3) deposit any shares of Company Common Stock owned by such Principal Shareholder into a voting trust.

  (b) Each Principal Shareholder hereby agrees not to take any action that would make any representation or warranty herein of such Principal Shareholder or the Company or a Subsidiary untrue or incorrect in any material respect or that would have the effect of preventing or disabling such Principal Shareholder from performing his obligations under this Agreement.

  (c) Each Principal Shareholder hereby agrees to surrender the Certificates owned by such Principal Shareholder in exchange for certificates representing shares of the Summit Stock at the Closing and Summit agrees to deliver such certificates to the Principal Shareholders at the Closing.

  (d) The Principal Shareholders shall use reasonable efforts to obtain any required consents or waivers on or prior to the Scheduled Date of Closing, and thereafter if not obtained by such date.

  SECTION 5.13  Termination of Shareholders' Agreements.  Simultaneously with
                ---------------------------------------
the execution and delivery hereof, the Company and each Shareholder who is a party to any shareholders' or similar agreement disclosed in Schedule 2.10, if
                                                             -------------
any, shall enter into a written agreement, in form and substance satisfactory to Summit, terminating such agreements as of the Closing Date without further obligation of the applicable company thereunder.

  SECTION 5.14  Corporate Existence.  During the period beginning on the Closing
                -------------------
Date and ending on the second anniversary of the Closing Date, Summit shall not, nor permit any subsidiary, affiliate or any person related to it or any of the foregoing entities within the meaning of 26 C.F.R. (S)1-368-1(e) to take or agree to take any action which would cause the Reorganization to cease to qualify as, and shall use its best efforts to preserve the qualification of the Reorganization as, a "reorganization" described in Section 368(a)(2)(E) of the Code.

  SECTION 5.15  Stock Books and Ledgers.  The Company shall deliver, at or prior
                -----------------------
to the Closing, the stock ledgers and stock certificate books and minute books and other corporate documents, instruments and filings for the Company and its Subsidiaries and all canceled and all blank certificates for the capital stock of the Company and the Subsidiaries.

  SECTION 5.16  Settlement of Dispute.  The Company currently is in a dispute
                ---------------------
with Edward Devine, Jr. regarding a claim by him of the right to purchase Company Common Stock (the "Dispute"). The Company covenants that it will use best efforts to obtain a settlement and release of the Dispute, satisfactory to Summit, prior to Closing. If such settlement and release is not obtained prior to Closing, Summit will proceed with Closing and such decision shall in no way prejudice Summit's right to indemnification pursuant to Section 5.09 for any claims, damages, liabilities, costs or expenses (including reasonable attorney fees) arising from the Dispute.

  SECTION 5.17  Options.  The holders of outstanding options to purchase shares
                -------
of Company Common Stock shall exercise such options prior to the Closing.

  SECTION 5.18  Errors and Omissions Insurance.  The Company shall purchase a
                ------------------------------
tail errors and omissions insurance policy providing for coverage not less than three (3) years after the Closing Date and shall use its best efforts to obtain coverage for six (6) years; provided, however, that in no case shall the Company
                            --------  -------
be required to pay a premium for such tail coverage in excess of 200% of the Company's annual premium for the most recent coverage year. Such coverage shall be in amounts not less than the amount of coverage in the Company's current policy.

  SECTION 5.19  Registration Statement; Listing of Summit Stock on the New York
                ---------------------------------------------------------------
Stock Exchange.  Summit shall prepare and file with the SEC as soon as is
--------------
reasonably practicable a registration statement on Form S-4 (the "Registration Statement") (or the equivalent in the form of preliminary proxy materials) with respect to the shares of Summit Stock to be issued in the Reorganization and shall use its best efforts to cause the Registration Statement to become effective. Summit shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares of Summit Stock, and the Company shall furnish Summit all information concerning the Company and Subsidiaries and the Shareholders thereof as Summit may reasonably request in connection with any such action. Furthermore, Summit shall take all action necessary for the Summit Stock to be listed on the New York Stock Exchange.

  SECTION 5.20  Shareholder Approval.  The Company shall call a meeting of the
                --------------------
Shareholders to be held as soon as practicable after the date the Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement. The Company shall deliver to its Shareholders any and all information required pursuant to applicable law. The board of directors of the Company shall submit for approval of the Company's Shareholders the matters to be voted upon at such meeting. The board of directors of the Company hereby does and will recommend this Agreement and the transactions contemplated hereby to the Shareholders of the Company and use its reasonable best efforts to obtain any vote of the Company's Shareholders necessary for the approval and adoption of this Agreement.

  SECTION 5.21  Consents.  The parties shall use best efforts to obtain or
                --------
satisfy all waivers, consents, authorizations, orders and approvals of, filings with, and waiting periods imposed by, any governmental authority or any court or other tribunal or any other person, firm or entity which are required for the performance of this Agreement and the agreements contemplated hereby and the consummation by each party hereto and thereto of the transactions contemplated hereby and thereby, including the Reorganization. Failure to obtain any such consent shall not constitute a breach of this Agreement.

                                  ARTICLE VI

                       CONDITIONS TO THE REORGANIZATION

  SECTION 6.01  Conditions to Each Party's Obligation to Effect the
                ---------------------------------------------------
Reorganization.  The respective obligations of each party to effect the
---------------
Reorganization shall be subject to the fulfillment of the following conditions (which may be waived in whole or in part in writing by the parties):

  (a) no preliminary or permanent injunction or other order, decree or ruling of any court of competent jurisdiction shall have been threatened or issued and no statute, rule, regulation or order of any governmental, regulatory or administrative agency or authority shall be in effect or be proposed that would prevent the consummation of the Reorganization as contemplated hereby;

  (b) all waivers, consents, authorizations, orders and approvals of, filings with, and waiting periods imposed by, any governmental authority which are required for the performance of this Agreement and the agreements contemplated hereby and the consummation by each party hereto and thereto of the transactions contemplated hereby and thereby, including the termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, shall have been obtained or made or shall have expired, as appropriate;

  (c) the Registration Statement shall have been declared effective by the SEC and the Summit Stock shall have been listed on the New York Stock Exchange;

  (d) any necessary approval or waiver of the Board of Governors of the Federal Reserve System shall have been obtained;

  (e) the Shareholders and Board of Directors of the Company shall have approved the transaction in accordance with the New Jersey Business Corporation Act (the "New Jersey Code"); and

  (f)  the Certificate of Merger shall have been executed and filed.

  SECTION 6.02  Conditions to the Obligation of the Company to Effect the
                ---------------------------------------------------------
Reorganization.  The obligation of the Company and the Principal Shareholders to
--------------
effect the Reorganization shall be subject to the fulfillment of the following additional conditions (any of which may be waived in whole or in part in writing by the Company):

  (a) Summit shall have performed and complied with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

  (b) the representations and warranties of Summit contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date, except as otherwise contemplated or permitted by this Agreement;

  (c) the Company and the Principal Shareholders shall have received a certificate from the President or a Vice President of Summit, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and
(b) above have been satisfied;

  (d) the Company and the Principal Shareholders shall have received the Escrow Agreement, duly executed by Summit and the Escrow Agent;

  (e) Thomas J. Sharkey, Sr., Thomas J. Sharkey, Jr., Brian Leddy, James O'Connor, Peter Gruenberg and Robert Nitti each shall have received an Employment Agreement, effective as of the Closing Date, duly executed by the Company; and

  (f) counsel to Summit shall deliver a legal opinion in the form mutually agreed to by Summit and the Company.

  SECTION 6.03  Conditions to the Obligation of Summit to Effect the
                ----------------------------------------------------
Reorganization.  The obligation of Summit to effect the Reorganization shall be
--------------
subject to the fulfillment of the following additional conditions (any of which may be waived in whole or in part in writing by Summit):

  (a) the Company and each of the Principal Shareholders shall have performed and complied with all obligations and agreements required to be performed and complied with by it or him under this Agreement at or prior to the Closing Date;

  (b) the representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such date, except as otherwise contemplated or permitted by this Agreement, or, if not true and correct at the Closing Date, such breaches do not in the reasonable judgment of Summit exceed $100,000 in claims, damages, liabilities or expenses of the type that would be indemnifiable under Section 5.09(a) or have a Material Adverse Affect on the Company and its Subsidiaries on a consolidated basis;

  (c) Summit shall have received a certificate from the President of the Company, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

  (d) Neither the Company nor the Principal Shareholders shall have been informed by Contract Parties of an intent to terminate or modify contracts or arrangements where the effect of such terminations and modifications, taken individually or in the aggregate, have a Material Adverse Effect on the business of the Company and its Subsidiaries, on a consolidated basis;

  (e) Summit shall have received from the Company an affidavit of the President, stating under penalties of perjury, that the Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

  (f) Summit shall have received the Escrow Agreement, duly executed by the Principal Shareholders, and the Escrow Agent and the Principal Shareholders shall have delivered to the Escrow Agent the stock powers signed in blank contemplated by Section 1.04 hereof;

  (g) Summit shall have received Employment Agreements, duly executed by each individual named in Section 6.02(e);

  (h) Summit shall have received the resignations of all directors of the Company and its Subsidiaries to become effective as of the Closing Date;

  (i) Summit shall have received from the Principal Shareholders current letters of certification, good standing certificates or other appropriate evidence that those licenses of the Company and the Subsidiaries are in full force and effect in the following states: New Jersey; New York; Delaware; California; Pennsylvania; Connecticut; and Maryland;

  (j) Summit shall have received the opinion of Garrubbo, Romankow & Rinaldo, counsel to the Company and the Principal Shareholders, substantially in the form of Exhibit B attached hereto;
   ---------

  (k) Summit shall have received the stock ledgers and stock certificate books and minute books and other corporate documents, instruments and filings for the Company and its Subsidiaries and all canceled and all blank certificates for the capital stock of the Company and the Subsidiaries; and

  (l) James Manhardt shall have paid to the Company all outstanding principal and interest owed to the Company.


                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

  SECTION 7.01  Termination and Abandonment.  This Agreement may be terminated
                ---------------------------
and the Reorganization may be abandoned prior to the Closing Date:

  (a)  By agreement between Summit and the Company;

  (b) By either Summit or the Company if the Closing Date shall not have occurred on or before the ninetieth (90/th/) day after the date of this Agreement; or

  (c) By the Company if it receives and delivers a copy to Summit prior to 12:00 p.m., eastern time, on January 5, 2000, a written opinion from Charles E. Falk that the Reorganization does not qualify as a "reorganization" described in
Section 368(a)(2)(E) of the Code.

  SECTION 7.02  Effect of Termination.  Except for Section 5.11 hereof with
                ---------------------
respect to confidentiality, Section 8.02 hereof with respect to certain commissions, fees, expenses and indemnities and Section 8.03 with respect to publicity, all of which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any breach hereof.

  SECTION 7.03  Effect of Breach of Section 5.04.  In the event there occurs (i)
                --------------------------------
a breach of one or more of the covenants set forth at the first sentence of
Section 5.04, (ii) a termination of this Agreement in accordance with Section 7.01(b) or (c), and (iii) within one year of such termination of this Agreement, a sale of 25% or more of the outstanding capital stock or assets of the Company or a Subsidiary or parent corporation in one transaction, or in a series of transactions which commences within such year period, then in such event the Principal Shareholders shall be jointly and severally obligated to pay, and shall pay to Summit within one business day of such sale, the sum of $2,800,000 as liquidated damages in full satisfaction of all liabilities of the Principal Shareholders under this Agreement.


                                 ARTICLE VIII

                                 MISCELLANEOUS

  SECTION 8.01  Survival of Certain Representations and Warranties.  All
                --------------------------------------------------
covenants in this Agreement or instruments delivered pursuant hereto which by their terms contemplate performance after the Closing Date shall survive the Closing. The representations and warranties of the Company and the Principal Shareholders, and covenants of the Company and the Principal Shareholders required to be performed prior to Closing, contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date until the date which is two (2) years after the Closing Date, except that such of the foregoing representations, warranties and covenants of the Company and the Principal Shareholders relating to federal, state or local taxes shall survive until the first to occur of (i) the expiration of the applicable statute of limitations period, as extended by any waiver or consent or (ii) if applicable, the date of a final decision, judgment or decree of a court of competent jurisdiction from which no appeal is allowed; provided, that this Section 8.01
                                              --------
shall not limit any other covenant or agreement of the parties that by its terms contemplates performance beyond the Closing Date or such period.

  SECTION 8.02  Fees and Expenses.
                -----------------

  (a) In the event the transactions contemplated by this Agreement are not consummated, neither the Company nor the Principal Shareholders, on the one hand, nor Summit, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incurred in the negotiation, preparation and execution of this Agreement or in connection with the actions and transactions contemplated by this Agreement, including, without limitation, the fees and expenses of counsel, accountants, advisors, investment bankers and other experts and finders and brokers; provided, however,
                                                              --------  -------
that this Section 8.02(a) is not intended to limit or proscribe damages that would otherwise be recoverable by a party hereto for a breach of this Agreement.

  (b) In the event the transactions contemplated by this Agreement are consummated, the Principal Shareholders, jointly and severally, shall be liable for and shall pay all costs, fees and expenses, including without limitation all counsel, accounting (including the fees payable under Section 5.07(b)), advisors', investment banking, finders' or brokerage commissions, fees and expenses, incurred by the Company or by the Principal Shareholders in connection with the negotiation, preparation and execution of this Agreement or in connection with the actions of the Company and the Principal Shareholders and transactions contemplated by this Agreement; provided, that such fees and
                                             --------
expenses may be paid by the Company if reflected on the Closing Balance Sheet.

  (c) Summit agrees that it shall be liable for and shall pay all costs, fees and expenses, including without limitation, all counsel, accounting, advisors', investment banking, finders' or brokerage commissions, fees and expenses, incurred by Summit or an Affiliate of Summit (other than the Company) in connection with the negotiation, preparation and execution of this Agreement or in connection with the actions of Summit and its Affiliates and transactions contemplated by this Agreement.

  (d) The Principal Shareholders, on the one hand, and Summit, on the other hand, shall indemnify the other and hold it harmless from and against any claims for fees or expenses for which the other is liable under this Section 8.02. The parties agree that any fees or expenses for which the Principal Shareholders are responsible for and which are paid by the Company shall be reflected on the Closing Balance Sheet.

  SECTION 8.03  Publicity.  The Company, the Principal Shareholders and Summit
                ---------
agree that they will not issue any press release or make any other public announcement or disclosure concerning this Agreement or the transactions contemplated hereby (including, without limitation, the fact of the existence of this Agreement or the Purchase Price) without the prior written consent of the other parties granted in their discretion, except that Summit or Bank may make such public disclosure that it believes in good faith to be required by law, including the Registration Statement.

  SECTION 8.04  Execution in Counterparts.  For the convenience of the parties,
                -------------------------
this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  SECTION 8.05  Notices.
                -------

  (a) Each notice, request, demand and other communication required or permitted hereunder shall not satisfy the requirements of the section of this Agreement requiring or permitting such notice, request, demand or other communication unless the notice, request, demand or other communication is in writing. Such notices and other communications hereunder shall be given to the parties at their respective addresses set forth below and shall be sent by
(i) hand delivery, (ii) certified mail, return receipt requested, postage prepaid, (iii) a recognized overnight delivery service, or (iv) telecopy provided written confirmation of receipt of the telecopy is received from the recipient (by telecopy or as otherwise permitted herein) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Notices sent by hand delivery shall be deemed received when delivered to the address and person set forth below; notices sent by certified mail shall be deemed received when accepted; notices sent by overnight delivery service shall be deemed received when delivered and notices sent by telecopy shall be deemed received upon receipt of the confirmation as required by this
Section 8.05:

If to Summit, Bank, or after the Closing, to the Company:

                    Richard F. Ober, Jr.
                    Executive Vice President and General Counsel
                    Summit Bancorp.
                    301 Carnegie Center - P.O. Box 2066
                    Princeton, New Jersey 08543-2066
                    Telecopy:  609-987-3435
                    Telephone: 609-987-3430

with a copy to:     Robert LaRose
                    Thompson Coburn LLP
                    One Mercantile Center
                    St. Louis, MO  63101
                    Telecopy:  314-552-7000
                    Telephone: 314-552-6000

If to the Principal Shareholders, or prior to the Closing, to the Company:

                    Thomas J. Sharkey, Sr.
                    195 High Tor Drive
                    Watchung, NJ 07060
                    Telephone: 908-753-8410

                    Thomas J. Sharkey, Jr.
                    #1 Starlite Drive
                    Clark, NJ 07066
                    Telephone: 732-574-0744

with a copy to:     Paul R. Williams, Jr.
                    Garrubbo, Romankow & Rinaldo
                    53 Cardinal Drive
                    Westfield, NJ 07090
                    (908) 233-5575

                    Kenneth F. Kunzman
                    Connell, Foley & Geiser
                    85 Livingston Avenue
                    Roseland, NJ 07068
                    (973) 535-0500

                    John A. Aiello
                    Giordano, Halleran & Ciesla
                    125 Half Mile Road
                    P.O. Box 190
                    Middletown, NJ 07748
                    (732) 741-3900


  (b) No notice, request, demand or other communication from the Principal Shareholders required or permitted pursuant to this Agreement shall be valid for any purpose under this Agreement unless signed by all Shareholders or one or both of the Sellers Representatives (as defined in Section 8.13).

  SECTION 8.06  Waivers.  The Company and the Shareholders, on the one hand, and
                -------
Summit, on the other hand, may, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions of the other contained in this Agreement, or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

  SECTION 8.07  Entire Agreement.  This Agreement, its Schedules and Exhibits
                ----------------
and the related agreements and documents referenced herein executed on or as of the Closing Date constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or a related agreement or document referenced herein executed on or as of the Closing Date, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

  SECTION 8.08  Applicable Law.  This Agreement shall be governed by and
                --------------
construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.

  SECTION 8.09  Binding Effect, Benefits.  This Agreement shall inure to the
                ------------------------
benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  SECTION 8.10  Assignability.  Neither this Agreement nor any of the parties'
                -------------
rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

  SECTION 8.11  Amendments.  This Agreement may only be amended, varied or
                ----------
supplemented by an instrument in writing, signed by all of the parties hereto.

  SECTION 8.12  Articles and Section Headings.  Article and section headings
                -----------------------------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.13  Shareholder Representative.  Each of the Principal Shareholders
                --------------------------
have made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints Thomas J. Sharkey, Sr. and Thomas J. Sharkey, Jr., and each of them, as the Principal Shareholders representatives (the "Sellers Representatives") as such person's true and lawful attornies in fact and agent, for such person and in such person's name, (i) to receive all notices and communications directed to such Principal Shareholders under this Agreement or the Escrow Agreement and to take any action (or to determine to take no action) with respect thereto, as either of them may deem appropriate as effectively as such Principal Shareholders could act for himself or herself, including, without limitation, the settlement or compromise of any dispute or controversy, and (ii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Principal Shareholders could do personally, and each such Principal Shareholder hereby ratifies and confirms his or her own act, all that either of the Sellers Representatives shall do or cause to be done pursuant to the provisions hereof. Summit may at all times rely on the Sellers Representatives status as attornies in fact and agents of the Principal Shareholders.

  SECTION 8.14  Schedules.  If information is contained in any Schedule hereto,
                ---------
it also shall apply to any other Schedule hereto other than those Schedules which state "none" or "not applicable" or other like phase.

  SECTION 8.15  Gender.  Where required by the context, the gender of personal
                ------
pronouns shall be construed as either masculine, feminine or neuter.

  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Agreement and Plan of Reorganization as of the day and year first above written.

                                  SUMMIT BANCORP.

                                  By: /s/ John R. Feeney
                                     -------------------------------------------
                                      John R. Feeney
                                      Executive Vice President


                                  SUMMIT BANK

                                  By: /s/ John R. Feeney
                                     -------------------------------------------
                                      John R. Feeney
                                      Executive Vice President


                                  MSFG, INC.

                                  By: /s/ Thomas J. Sharkey
                                     -------------------------------------------
                                      Thomas J. Sharkey
                                      Chairman


                                  PRINCIPAL SHAREHOLDERS:

                                  BLOODY FORELAND, L.P.


                                  By: /s/ Thomas J. Sharkey
                                     -------------------------------------------
                                     Thomas J. Sharkey, Sr., its General Partner


                                     /s/ Thomas J. Sharkey
                                     -------------------------------------------
                                     Thomas J. Sharkey, Jr.


                                     /s/ William Dittman
                                     -------------------------------------------
                                     William Dittman


                                     /s/ James Manhardt
                                     -------------------------------------------
                                     James Manhardt


                                     /s/ Edward D. Sharkey
                                     -------------------------------------------
                                     Edward D. Sharkey


                                     /s/ Ann McCormick
                                     -------------------------------------------
                                     Ann McCormick

                                 /s/ Ellen Del Mauro
                                 -----------------------------------------------
                                 Ellen Del Mauro


                                 /s/ Brian Leddy
                                 -----------------------------------------------
                                 Brian Leddy

PROXY

                                  MSFG, INC.
                               14 Commerce Drive
                       Cranford, New Jersey  07016-3505

      For the Special Meeting of Shareholders to be held February 29, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of MSFG, INC. ("MSFG"), does hereby nominate, constitute and appoint Thomas J. Sharkey, Sr. and Thomas J. Sharkey, Jr. or each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of common stock of MSFG standing in the name of the undersigned on the books of MSFG at the close of business on January 15, 2000 at the special meeting of shareholders to be held at the Plainfield Country Club, 1591 Woodland Avenue, Edison, New Jersey 08820, on February 29, 2000, at 10:00 a.m., local time, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated December 31, 1999, by and among Summit Bancorp., Summit Bank (New Jersey), MSFG, Inc. and the shareholders of MSFG, Inc. who are signatories to the Agreement and Plan of Reorganization, and the transactions contemplated thereby, including the merger of a to-be-formed wholly owned subsidiary of Summit Bancorp. into MSFG, Inc., pursuant to which each share of common stock of MSFG, Inc. will be converted into the right to receive 0.4391 of a share of common stock of Summit Bancorp., as more fully described in the accompanying Proxy Statement-Prospectus.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

2. To transact such other business as may properly come before the special meeting.

The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the Agreement and Plan of Reorganization.

          The undersigned hereby revokes any other proxies to vote at such meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the special meeting.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL LISTED ABOVE.

           PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY.
                      RETURN USING THE ENVELOPE PROVIDED

                          MSFG, INC. SPECIAL MEETING

Check appropriate box              Date____________________  NO. OF SHARES
Indicate changes below:
Address Change?       [_]   Name Change?  [_]       ____________________________


                                                    ____________________________
                                                    Signature(s) In Box
                                                    When signing as attorney,
                                                    executor, administrator,
                                                    trustee or guardian, please
                                                    give your full title. If
                                                    more than one person holds
                                                    the power to vote the same
                                                    shares, all must sign. All
                                                    joint owners must sign. The
                                                    undersigned hereby
                                                    acknowledges receipt of the
                                                    Notice of Special Meeting
                                                    and the Proxy Statement-
                                                    Prospectus (with all
                                                    enclosures and attachments),
                                                    dated February __, 2000,
                                                    relating to the Special
                                                    Meeting.

                               PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

     With respect to the indemnification of directors and officers, Section 5 of
Article IX of the By-Laws of Summit Bancorp provides:

     Section 5. Indemnification and Insurance (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that he or she is or was a corporate agent of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a corporate agent or in any other capacity while serving as a corporate agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the State of New Jersey as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses and liabilities in connection therewith, and such indemnification shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of such corporate agent's heirs, executors, administrators and other legal representatives; provided,
                                                                  --------
however, that except as provided in Section 5(c) of this By-Law, the Corporation
-------
shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that the advancement
                                       --------  -------
of counsel fees to a claimant other than a claimant who is or was a director or Executive Vice President or higher ranking officer of the Corporation shall be made only when the Board of Directors or the General Counsel of the Corporation determines that arrangements for counsel are satisfactory to the Corporation; and provided, further, that if the laws of the State of New Jersey so require,
    --------  -------
the payment of such expenses incurred by a corporate agent in such corporate agent's capacity as a corporate agent (and not in any other capacity in which service was or is rendered by such person while a corporate agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such corporate agent to repay all amounts so advanced if it shall ultimately be determined that such corporate agent is not entitled to be indemnified under this By-Law or otherwise.

     (b) To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 5(b), a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by a claimant who is or was a director or Executive Vice President or higher ranking officer of this Corporation, by independent counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or (2) if the claimant is not a person described in
Section 5(b)(1), or is such a person and if no request is made by such a claimant for a determination by independent counsel, (A) by the Board of Directors by a majority vote of a quorum consisting of disinterested directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. In the event the determination of entitlement to indemnification is to be made by independent counsel at the request of the claimant, the independent counsel shall be selected by the Board of Directors and paid by the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 20 days after such determination.

     (c) If a claim under Section 5(a) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 5(b) of this By-Law has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, including attorney's fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the laws of the State of New Jersey for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or independent counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the laws of the State of New Jersey, nor an actual determination by the Corporation (including its Board of Directors or independent counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (d) If a determination shall have been made pursuant to Section 5(b) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 5(c) of this By-Law.

     (e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any corporate agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     (f) The Corporation may maintain insurance, at its expense, to protect itself and any corporate agent of the Corporation or other enterprise against any expense or liability, whether or not the Corporation would have the power to indemnify such person against such expense or liability under the laws of the State of New Jersey.

     (g) If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any section of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     (h)  For purposes of this By-Law:

          (1) "disinterested director" means a director of the Corporation who is not and was not a party to or otherwise involved in the matter in respect of which indemnification is sought by the claimant.

          (2) "independent counsel" means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this By-Law.

          (3) "corporate agent" means any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in an consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any subsidiary of the Corporation or of any other enterprise, serving as such at the request of this Corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

          (4) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

          (5) "expenses" means reasonable costs, disbursements and counsel fees;

          (6) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (7) "proceeding" means any pending, threatened or completed civil, criminal, administrative, legislative, investigative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

          (8) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation."

     (i) Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by facsimile, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

     (j) This By-Law shall be implemented and construed to provide any corporate agent described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law.

     Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of Summit's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

     Article 7 of Summit's Restated Certificate of Incorporation provides that:

     Except to the extent prohibited by law, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders provided that a Director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such persons duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of an improper personal benefit. Neither the amendment or repeal of this Article 7, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 7, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article 7 would have accrued or arisen, prior to such amendment, repeal or adoption.

     Summit carries officers' and directors' liability insurance policies which provide coverage against judgments, settlements and legal costs incurred because of actual or asserted acts or omissions of such officers and directors of Summit arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $50,000,000 in the aggregate.

Item 21.       Exhibits and Financial Statement Schedules.

     (a)       Exhibits

     This registration statement includes the following exhibits:

Exhibit No.    Description
-----------    -----------

   2(a) Agreement and Plan of Reorganization, dated December 31, 1999, among Summit, Summit Bank, MSFG and the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization (included as Appendix A to the Proxy Statement - Prospectus included in this Registration Statement).

   2(b) Form of Escrow Agreement between Summit, the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization and Manchester Trust Bank, as escrow agent.

   2(c)        Annual Report on Form 10-K for the year ended December 31, 1998.*

   2(d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by Form 10-Q/A.**

   2(e)        Quarterly Report on Form 10-Q for the quarter ended June 30,
               1999.***

   2(f) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.****

   4(a) Restated Certificate of Incorporation of Summit, as restated August 16, 1999 (incorporated by reference to Exhibit (3)A on Form 10-Q for the quarter ended June 30, 1999).

   4(b) By-Laws of Summit as amended through October 18, 1995 (incorporated by reference to Exhibit (2)B on Form 10-K for the year ending December 31, 1995).

   4(c) Rights Agreement, dated as of June 16, 1999, by and between Summit Bancorp. and First Chicago Trust Company of New York, as Rights Agent (including as an exhibit thereto the form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 16, 1999).

   4(d) Note Agreement, dated as of August 19, 1993, between Summit Bancorp. (under former name UJB Financial Corp.) and The Northwestern Mutual Life Insurance Company relating to $20,000,000 of 7.95% Senior Notes Due August 25, 2003
               (incorporated by reference to Exhibit (4) D. on Form 10-Q for the quarter ended September 30, 1993).

   4(e) (i) Fiscal and Paying Agency Agreement, dated as of June 30, 1993, between Summit Bank, as issuer, and Summit Bank, as fiscal and paying agent acting through its Trust Department, relating to $50,000,000 of 6 3/4% Subordinated Notes due June 15, 2003 of Summit Bank (incorporated by reference to Exhibit (4) E. (i) on Form 8-K, dated April 11,

               1996) and (ii) Specimen of Global Certificate for 6 3/4% Subordinated Notes due June 15, 2003 of Summit Bank (incorporated by reference to Exhibit (4) E. (ii) on Form 8-K, dated April 11,
               1996).

   4(f) (i) Subordinated Indenture, dated as of December 1, 1992, between Summit Bancorp. (under former name UJB Financial Corp.) and Citibank, N.A., Trustee, relating to $175,000,000 of 8 5/8% Subordinated Notes Due December 10, 2002 of Summit Bancorp. (incorporated by reference to Exhibit (4) G. on Form 10-K for the year ended December 31, 1992) and (ii) Specimen of Summit Bancorp.'s 8 5/8% Subordinated Notes Due December 10, 2002 (incorporated by reference to Exhibit 4 on Form 8-K, dated December 10, 1992).

   4(g)        Indenture, dated as of March 20, 1997, between Summit Bancorp.
               and the First National Bank of Chicago, as Trustee, for Subordinated Debt Securities (incorporated by reference to
               Exhibit 4.1 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   4(h) First Supplemental Indenture, dated as of March 20, 1997, between Summit Bancorp. and the First National Bank of Chicago, as Trustee for $154,640,000 8.40% Junior Subordinated Deferrable Interest Debentures due 2027 (incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-19019 on Form S-4 filed June 12, 1997).

   4(i) Amended and Restated Declaration of Trust for Summit Capital Trust I dated March 20, 1997 (incorporated by reference to
               Exhibit 4.5 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   4(j) Capital Securities Guarantee Agreement for Summit Capital Trust I dated as of March 20, 1997 (incorporated by reference to Exhibit
               4.7 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   5 Opinion of Thompson Coburn LLP regarding legality of securities being issued.

   8           Opinion of Moore Stephens, P.C. regarding tax matters.

   10(a) Converted The Summit Bancorporation (predecessor corporation to Summit Bancorp.) Stock Option Plan of Summit Bancorp. (incorporated by reference to Exhibit 10 to Registration Statement No. 333-02625 on Form S-8, filed April 17, 1996).

   10(b) (i) Master Agreement of Lease, dated January 26, 1982, between Summit Bancorp. (under former name United Jersey Banks) and Sha-Li Leasing Associates, Inc. relating to equipment leases in excess of $10,000,000 in aggregate lease obligations, including form of Equipment Schedule (incorporated by referenced to Exhibit
               (10) B. (i) on Form 10-Q for the quarter ended September 30,
               1993), (ii) Assignment and Assumption of Equipment Lease, effective December 31, 1991, between Summit Bancorp. (under former name UJB Financial Corp.) and UJB Financial Service Corporation (relating to assignment of Master Agreement of Lease) (incorporated by reference to Exhibit (10) B. (ii) on Form 10-Q for the quarter ended September 30, 1993), and (iii) Form of Guaranty Agreement between Summit Bancorp. (under former name UJB Financial Corp.) and various lenders under the Master Agreement of Lease relating to certain equipment leases in excess of $10,000,000 in aggregate lease obligations (incorporated by reference to Exhibit (10) B.
               (iii) on Form 10-Q for the quarter ended September 30, 1993).

   10(c) (i) Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Attachment A to the Proxy Statement of Registrant dated April 12, 1996), (ii) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19, 1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993), (iii) Compensation Committee Interpretation of Section 5 (e) (ii) (F) (incorporated by reference to Exhibit
               (10) C. (iii) on Form 10-Q for the quarter ended March 31, 1994),
               (iv) Compensation Committee Interpretation of Stock Incentive Plans adopted June 19, 1996 (incorporated by reference to Exhibit
               (10) C.(iv) on Form 10-Q for the quarter ended June 30, 1996),
               (v) Compensation Committee Consent adopted February 18, 1998 (incorporated by reference to Exhibit (10) C. (v) on Form 10-K for the year ended December 31, 1997), (vi) Amendment dated April 17, 1998 to Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended March 31, 1998) and (vii) Amendments dated August 18, 1999 to Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Exhibit (10) C. (vii) on Form 10-Q for the quarter ended September 30, 1999).

   10(d) (i) UJB Financial Corp. (former name of Summit Bancorp.) 1990 Stock Option Plan (incorporated by reference to Exhibit (10) to Registration Statement No. 33 -36209 on Form S-8, filed July 26,
               1990), (ii) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19,
               1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter end June 30, 1993), (iii) Compensation Committee Consent dated February 18, 1998 (incorporated by reference to Exhibit (10) C. (v) on Form 10-K for the year ended December 31, 1997) and (iv) Amendment dated April 17, 1998 to UJB Financial Corp. 1990 Stock Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended
               March 31, 1998).

   10(e) Supplemental Executive Retirement Plan of The Summit Bancorporation (predecessor corporation to Summit Bancorp.) (incorporated by reference to Exhibit (10) E. on Form 8-K, dated April 11, 1996).

   10(f) Management Incentive Plan, effective January 1, 1999 (incorporated by reference to Exhibit (10) F. on Form 10-K for the year ended December 31, 1998).

   10(g) (i) Deferred Compensation Plan for Directors, as revised October 17, 1979, (incorporated by reference to Exhibit (10) G. (i) on Form 10-K for the year ended December 31, 1994), and (ii) Amendment adopted April 25, 1994 (incorporated by reference to Exhibit (10) G. (ii) on Form 10-K for the year ended December 31,
               1994).

   10(h) (i) Agreement dated April 2, 1981 between Summit Bancorp. (under former name United Jersey Banks) and T. Joseph Semrod (incorporated by reference to Exhibit (10) H. (i) on Form 10-K for the year ended December 31, 1994), with (ii) Amendment No. 1 dated May 5, 1981 (incorporated by reference to Exhibit (10) H.(ii) on Form 10-K for the year ended December 31, 1994), (iii) Amendment No. 2 dated December 15, 1982 (incorporated by reference to Exhibit (10) H. (iii) on Form 10-K for the year ended December 31, 1994), (iv) Amendment No. 3 dated August 20, 1986 (incorporated by reference to Exhibit (10) H. (iv) on Form 10-K for the year ended December 31, 1994) and (v) Amendment No. 4 dated January 20, 1999 (incorporated by reference to Exhibit
               (10) H. (iv) on Form 10-K for the year ended December 31, 1998).

   10(i) (i) Employment Agreement, dated March 1, 1996, between Summit Bancorp. and Robert G. Cox (incorporated by reference to Exhibit
               (10) I. (i) on Form 10-K for the year ended December 31, 1995),
               (ii) Agreement, dated as of September 1, 1995, between The Summit Bancorporation (predecessor corporation to Summit Bancorp.) and Robert G. Cox assumed by Summit Bancorp. (incorporated by reference to Exhibit (10) I. (ii) on Form 10-K for the year ended December 31, 1995) and (iii) Amendment No. 1 dated March 1, 1999 to Employment Agreement dated March 1, 1996 between Summit Bancorp. and Robert G. Cox (incorporated by reference to Exhibit
               (10) I. (iii) on Form 10-K for the year ended December 31, 1998).

   10(j) Retirement Program for Outside Directors of Franklin State Bank (incorporated by reference to Exhibit (10) J. on Form 10-K for the year ended December 31, 1996).

   10(k) Franklin State Bank Deferred Compensation Plan adopted January 10, 1984 (incorporated by reference to Exhibit (10) K. on
               Form 10-K for the year ended December 31, 1996).

   10(l) (i) United Jersey Banks (former name of Summit Bancorp.) 1982 Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 2-78500 on Form S-8, filed July 21,
               1982) with (ii) Amendment No. 1, dated June 16, 1984 (incorporated by reference to Exhibit (10) L. (ii) on Form 10-K for the year ended December 31, 1994), (iii) Amendment No. 2, dated December 19, 1990 (incorporated by reference to Exhibit
               (10)L.(iii) on Form 10-K for the year ended December 31, 1995) and (iv) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19,
               1993)(incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993) (File No. 1-6451).

   10(m) (i) Retirement Restoration Plan, adopted April 19, 1983 (incorporated by reference to Exhibit (10) M. (i) on Form 10-K for the year ended December 31, 1994), (ii) Supplemental Retirement Plan, adopted August 16, 1989 (incorporated by reference to Exhibit (10) M. (ii) on Form 10-K for the year ended December 31, 1994), (iii) Written Consent of UJB Financial Corp. (former name of Summit Bancorp.) Benefits Committee interpreting the Retirement Restoration Plan, adopted August 30, 1989 (incorporated by reference to Exhibit (10) M. (iii) on Form 10-K for the year ended December 31, 1994), (iv) Amendments to the Retirement Restoration Plan and Supplemental Retirement Plan adopted April 25, 1994 (incorporated by reference to Exhibit (10)
               M. (iv) on Form 10-K for the year ended December 31, 1994) and
               (v) Enhanced Retirement Income Plan effective, July 15, 1998 (incorporated by reference to Exhibit (10) M. (iv) on Form 10-K for the year ended December 31, 1998).

   (10(n) Summit Bancorp. 1999 Non-Executive Option Plan (incorporated by reference to Appendix A to the Registrants Proxy Statement dated March 9, 1999).

   10(o) Agreement of Purchase and Sale between United Trust Limited Partnership, as Purchaser, and Summit Bank, as Seller (relating to Sale and Leaseback of 250 Moore Street, 214 Main Street, 210 Main Street and 210 Moore Street, Hackensack, N.J.) dated November 5, 1999 (incorporated by reference to Exhibit (10) O.
               (i) on Form 10-Q for the quarter ended September 30, 1999).

   10(p) Twenty-year real estate lease executed and dated December 12, 1988 from Hartz Mountain Industries, Inc. for real property located in Ridgefield Park, New Jersey used as a data processing facility (incorporated by reference to Exhibit (10) P. on Form 10-K for the year ended December 31, 1993).

   10(q) (i) Twenty-five year real property lease, dated June 5, 1990, between Summit Bancorp. (under name of predecessor corporation The Summit Bancorporation) and Hartz Mountain Industries, Inc. for data processing and operations center located in Cranford, New Jersey (incorporated by reference to Exhibit (10) Q. (i) on Form 8-K, dated April 11, 1996) and (ii) Lease Modification Agreement, dated February 22, 1995 and effective October 1, 1994, between Summit Bancorp. (under name of predecessor corporation The Summit Bancorporation) and Hartz Mountain Industries, Inc. relating to the twenty-five year lease for data processing and operations center in Cranford, New Jersey (incorporated by reference to Exhibit (10) Q. (ii) on Form 8-K, dated April 11,
               1996).

   10(r) (i) Retirement Plan for Outside Directors of UJB Financial Corp., (former name of Summit Bancorp.), as amended and restated February 20, 1991 (incorporated by reference to Exhibit (10) W.
               (i) on Form 10-K for the year ended December 31, 1995), (ii) Interpretation, dated March 15, 1993, of the Retirement Plan for Outside Directors of UJB Financial Corp. (former name of Summit Bancorp.) (incorporated by reference to Exhibit (10) W. (ii) on Form 10-K for the year ended December 31, 1992) and (iii) Amendment adopted April 25, 1994 (incorporated by reference to Exhibit (10) W. (iii) on Form 10-K for the year ended December 31, 1994).

   10(s) (i) Form of Termination Agreement between Summit Bancorp. and each of T. Joseph Semrod, Robert G. Cox, John G. Collins, Sabry
               J. Mackoul, William J. Wolverton, Larry L. Betsinger, Alfred M. D'Augusta, John R. Feeney, Peter D. Halstead, William J. Healy, Dorinda Jenkins, James S. Little, Stewart McClure, Jr., Joseph A. Micali, Jr., Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg, Timothy S. Tracey, Edmund C. Weiss (incorporated by reference to Exhibit (10) EE. (i) on Form 10-Q for the quarter ended March 31, 1998).

   10(t) (i) Summit Bancorp. Executive Severance Plan, as amended through October 15, 1997 (incorporated by reference to Exhibit (10) FF.
               (i) on Form 10-Q for the quarter ended March 31, 1998), and (ii) Summit Bancorp. Executive Severance Plan Participation

               Letter (incorporated by reference to Exhibit (10) FF. (ii) on Form 10-Q for the quarter ended June 30, 1998).

   10(u) (i) Summit Bancorp. Executive Severance Plan Participation Letter for James J. Lynch (incorporated by reference to Exhibit (10) HH.
               (i) on Form 10-Q for the quarter ended June 30, 1999), and (ii) Termination Agreement between Summit Bancorp. and James J. Lynch (incorporated by reference to Exhibit (10) HH. (ii) on Form 10-Q for the quarter ended June 30, 1999).

   10(v) (i) Retirement Plan for Outside Directors of Commercial Bancshares, Inc. adopted May 1, 1986, (incorporated by reference to Exhibit (10) JJ. on Form 10-K for the year ended December 31,
               1996) and (ii) Compensation Committee Interpretation, dated July 19, 1993 (incorporated by reference to Exhibit (10) JJ. (ii) on Form 10-Q for the quarter ended June 30, 1993).

   10(w) (i) Commercial Bancshares, Inc. Directors Deferred Compensation Plan adopted May 20, 1986 (substantially identical plans were adopted by former subsidiaries of Commercial Bancshares, Inc.) and (ii) related Master Trust Agreement (incorporated by reference to Exhibit (10) KK. (i) and (ii), respectively, on Form 10-K for the year ended December 31, 1996).

   10(x) (i) United Jersey Banks (former name of Summit Bancorp.) 1987 Stock Option Plan, (incorporated by reference to Exhibit (10) LL.
               (i) on Form 10-K for the year ended December 31, 1996) with (ii) Amendment dated April 25, 1989, (incorporated by reference to Exhibit (10) LL. (ii) on Form 10-K for the year ended December 31, 1994), (iii) amendment dated June 30, 1990, (iv) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19, 1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993), (v) Compensation Committee Consent dated February 18, 1998 (incorporated by reference to Exhibit (10) C
               (v) on Form 10-Q for the quarter ended March 31, 1998) and (vi) Amendment dated April 17, 1998 to United Jersey Banks 1987 Stock Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended March 31, 1998).

   10(y) Converted Collective Bancorp, Inc. Stock Option Plan of Summit Bancorp. (incorporated by reference to Exhibit (10) to Registration Statement No. 333-35075 on Form S-8, filed September 5, 1997).

   10(z) Collective Federal Savings and Loan Association Directors Deferred Compensation Plan, Amendment No. 1 effective January 1, 1989, Amendment No. 2 effective July 22, 1997 and Rabbi Trust Agreement under Collective Bancorp. Directors Deferred Compensation Plan dated as of July 15, 1997 (incorporated by reference to Exhibit (10) NN. on Form 10-K for the year ended December 31, 1997).

   23(a)       Consent of KPMG LLP.

   23(b)       Consent of Moore Stephens, P.C.

   23(c) Consent of Thompson Coburn LLP to be included in its opinion filed as Exhibit 5 to this registration statement.

   23(d) Consent of Moore Stephens, P.C. to be included in its opinion filed as Exhibit 8 to this registration statement.

   24 Power of Attorney - included on the signature page of this registration statement.

_______________

    *          Previously filed on March 29, 1999.
   **          Previously filed on May 17, 1999 and June 18, 1999, respectively.
  ***          Previously filed on August 16, 1999.
 ****          Previously filed on November 15, 1999.

          (b)  Financial Statement Schedules.

          All financial statement schedules either are not required or are included in the notes to the financial statements incorporated by reference herein.

Item 22.  Undertakings.

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to
Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor and the State of New Jersey on this 26th day of January, 2000.

                                  SUMMIT BANCORP.


                                  By: /s/ T. Joseph Semrod
                                      -------------------------------------
                                      T. Joseph Semrod
                                      Chairman of the Board of Directors
                                      and Chief Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Joseph Semrod, William J. Healy and Richard F. Ober, Jr., and each of them, the undersigned's true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 26th day of January, 2000 by the following persons in the capacities indicated.


Signatures                          Titles
----------                          ------

/s/ T. Joseph Semrod
---------------------------         Chairman of the Board
T. Joseph Semrod                    of Directors (Chief Executive Officer)

/s/ Robert G. Cox
---------------------------         President and Director
Robert G. Cox

/s/ William J. Healy
---------------------------        Executive Vice President - Finance
William J. Healy                    (Principal Financial Officer)

/s/ Paul V. Stahlin
---------------------------        Senior Vice President and Comptroller
Paul V. Stahlin                     (Principal Accounting Officer)

/s/ Robert L. Boyle
-------------------------------     Director
    Robert L. Boyle

/s/ James C. Brady
-------------------------------     Director
    James C. Brady

/s/ John G. Collins
-------------------------------     Director
    John G. Collins

/s/ T.J. Dermot Dunphy
-------------------------------     Director
    T.J. Dermot Dunphy

-------------------------------     Director
    Anne Evans Estabrook

/s/ Elinor J. Ferdon
-------------------------------     Director
    Elinor J. Ferdon

-------------------------------     Director
    William M. Freeman

-------------------------------     Director
    Thomas H. Hamilton

-------------------------------     Director
    Fred G. Harvey

-------------------------------     Director
    Arthur J. Kania

-------------------------------     Director
    Francis J. Mertz

-------------------------------     Director
    George L. Miles, Jr.

-------------------------------     Director
    William R. Miller

/s/ Raymond Silverstein
-------------------------------     Director
    Raymond Silverstein

/s/ Orin R. Smith
-------------------------------     Director
    Orin R. Smith

/s/ Joseph M. Tabak
-------------------------------     Director
    Joseph M. Tabak

_______________________________     Director
Douglas G. Watson

                               INDEX TO EXHIBITS


Exhibit No.                         Description
-----------                         -----------

   2(a) Agreement and Plan of Reorganization, dated December 31, 1999, among Summit, Summit Bank, MSFG and the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization (included as Appendix A to the Proxy Statement - Prospectus included in this Registration Statement).

   2(b) Form of Escrow Agreement between Summit, the shareholders of MSFG who are signatories to the Agreement and Plan of Reorganization and Manchester Trust Bank, as escrow agent.

   2(c)        Annual Report on Form 10-K for the year ended December 31, 1998.*

   2(d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by Form 10-Q/A.**

   2(e)        Quarterly Report on Form 10-Q for the quarter ended June 30,
               1999.***

   2(f) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.****

   4(a) Restated Certificate of Incorporation of Summit, as restated August 16, 1999 (incorporated by reference to Exhibit (3)A on Form 10-Q for the quarter ended June 30, 1999).

   4(b) By-Laws of Summit as amended through October 18, 1995 (incorporated by reference to Exhibit (2)B on Form 10-K for the year ending December 31, 1995).

   4(c) Rights Agreement, dated as of June 16, 1999, by and between Summit Bancorp. and First Chicago Trust Company of New York, as Rights Agent (including as an exhibit thereto the form of Rights Certificate) (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated June 16, 1999).

   4(d) Note Agreement, dated as of August 19, 1993, between Summit Bancorp. (under former name UJB Financial Corp.) and The Northwestern Mutual Life Insurance Company relating to $20,000,000 of 7.95% Senior Notes Due August 25, 2003
               (incorporated by reference to Exhibit (4) D. on Form 10-Q for the quarter ended September 30, 1993).

   4(e) (i) Fiscal and Paying Agency Agreement, dated as of June 30, 1993, between Summit Bank, as issuer, and Summit Bank, as fiscal and paying agent acting through its Trust Department, relating to $50,000,000 of 6 3/4% Subordinated Notes due June 15, 2003 of Summit Bank (incorporated by reference to Exhibit (4) E. (i) on Form 8-K, dated April 11, 1996) and (ii) Specimen of Global Certificate for 6 3/4% Subordinated Notes due June 15, 2003 of Summit Bank (incorporated by reference to Exhibit (4) E. (ii) on Form 8-K, dated April 11, 1996).

   4(f) (i) Subordinated Indenture, dated as of December 1, 1992, between Summit Bancorp. (under former name UJB Financial Corp.) and Citibank, N.A., Trustee, relating to $175,000,000 of 8 5/8% Subordinated Notes Due December 10, 2002 of Summit Bancorp. (incorporated by reference to Exhibit (4) G. on Form 10-K for the year ended December 31, 1992) and (ii) Specimen of Summit Bancorp.'s 8 5/8% Subordinated Notes Due December 10, 2002 (incorporated by reference to Exhibit 4 on Form 8-K, dated December 10, 1992).

   4(g)        Indenture, dated as of March 20, 1997, between Summit Bancorp.
               and the First National Bank of Chicago, as Trustee, for Subordinated Debt Securities (incorporated by reference to
               Exhibit 4.1 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   4(h) First Supplemental Indenture, dated as of March 20, 1997, between Summit Bancorp. and the First National Bank of Chicago, as Trustee for $154,640,000 8.40% Junior Subordinated Deferrable Interest Debentures due 2027 (incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-19019 on Form S-4 filed June 12, 1997).

   4(i) Amended and Restated Declaration of Trust for Summit Capital Trust I dated March 20, 1997 (incorporated by reference to
               Exhibit 4.5 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   4(j) Capital Securities Guarantee Agreement for Summit Capital Trust I dated as of March 20, 1997 (incorporated by reference to Exhibit
               4.7 to Registration Statement No. 333-29019 on Form S-4 filed June 12, 1997).

   5 Opinion of Thompson Coburn LLP regarding legality of securities being issued.

   8           Opinion of Moore Stephens, P.C. regarding tax matters.

   10(a) Converted The Summit Bancorporation (predecessor corporation to Summit Bancorp.) Stock Option Plan of Summit Bancorp. (incorporated by reference to Exhibit 10 to Registration Statement No. 333-02625 on Form S-8, filed April 17, 1996).

   10(b) (i) Master Agreement of Lease, dated January 26, 1982, between Summit Bancorp. (under former name United Jersey Banks) and Sha-Li Leasing Associates, Inc. relating to equipment leases in excess of $10,000,000 in aggregate lease obligations, including form of Equipment Schedule (incorporated by referenced to Exhibit
               (10) B. (i) on Form 10-Q for the quarter ended September 30,
               1993), (ii) Assignment and Assumption of Equipment Lease, effective December 31, 1991, between Summit Bancorp. (under former name UJB Financial Corp.) and UJB Financial Service Corporation (relating to assignment of Master Agreement of Lease) (incorporated by reference to Exhibit (10) B. (ii) on Form 10-Q for the quarter ended September 30, 1993), and (iii) Form of Guaranty Agreement between Summit Bancorp. (under former name UJB Financial Corp.) and various lenders under the Master Agreement of Lease relating to certain equipment leases in excess of $10,000,000 in aggregate lease obligations (incorporated by reference to Exhibit (10) B. (iii) on Form 10-Q for the quarter ended September 30, 1993).

   10(c) (i) Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Attachment A to the Proxy Statement of Registrant dated April 12, 1996), (ii) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19, 1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993), (iii) Compensation Committee Interpretation of Section 5 (e) (ii) (F) (incorporated by reference to Exhibit
               (10) C. (iii) on Form 10-Q for the quarter ended March 31, 1994),
               (iv) Compensation Committee Interpretation of Stock Incentive Plans adopted June 19, 1996 (incorporated by reference to Exhibit
               (10) C.(iv) on Form 10-Q for the quarter ended June 30, 1996),
               (v) Compensation Committee Consent adopted February 18, 1998 (incorporated by reference to Exhibit (10) C. (v) on Form 10-K for the year ended December 31, 1997), (vi) Amendment dated April 17, 1998 to Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended March 31, 1998) and (vii) Amendments dated August 18, 1999 to Summit Bancorp. 1993 Incentive Stock and Option Plan (incorporated by reference to Exhibit (10) C. (vii) on Form 10-Q for the quarter ended September 30, 1999).

   10(d) (i) UJB Financial Corp. (former name of Summit Bancorp.) 1990 Stock Option Plan (incorporated by reference to Exhibit (10) to Registration Statement No. 33 -36209 on Form S-8, filed July 26,
               1990), (ii) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19,
               1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter end June 30, 1993), (iii) Compensation Committee Consent dated February 18, 1998 (incorporated by reference to Exhibit (10) C. (v) on Form 10-K for the year ended December 31, 1997) and (iv) Amendment dated April 17, 1998 to UJB Financial Corp. 1990 Stock Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended March 31, 1998).

   10(e) Supplemental Executive Retirement Plan of The Summit Bancorporation (predecessor corporation to Summit Bancorp.) (incorporated by reference to Exhibit (10) E. on Form 8-K, dated April 11, 1996).

   10(f) Management Incentive Plan, effective January 1, 1999 (incorporated by reference to Exhibit (10) F. on Form 10-K for the year ended December 31, 1998).

   10(g) (i) Deferred Compensation Plan for Directors, as revised October 17, 1979, (incorporated by reference to Exhibit (10) G. (i) on Form 10-K for the year ended December 31, 1994), and (ii) Amendment adopted April 25, 1994 (incorporated by reference to Exhibit (10) G. (ii) on Form 10-K for the year ended December 31,
               1994).

   10(h) (i) Agreement dated April 2, 1981 between Summit Bancorp. (under former name United Jersey Banks) and T. Joseph Semrod (incorporated by reference to Exhibit (10) H. (i) on Form 10-K for the year ended December 31, 1994), with (ii) Amendment No. 1 dated May 5, 1981 (incorporated by reference to Exhibit (10) H.(ii) on Form 10-K for the year ended December 31, 1994), (iii) Amendment No. 2 dated December 15, 1982 (incorporated by reference to Exhibit (10) H. (iii) on Form 10-K for the year ended December 31, 1994), (iv) Amendment No. 3 dated August 20, 1986 (incorporated by reference to Exhibit (10) H. (iv) on Form 10-K for the year ended December 31, 1994) and (v) Amendment No. 4 dated January 20, 1999 (incorporated by reference to Exhibit
               (10) H. (iv) on Form 10-K for the year ended December 31, 1998).

   10(i) (i) Employment Agreement, dated March 1, 1996, between Summit Bancorp. and Robert G. Cox (incorporated by reference to Exhibit
               (10) I. (i) on Form 10-K for the year ended December 31, 1995),
               (ii) Agreement, dated as of September 1, 1995, between The Summit Bancorporation (predecessor corporation to Summit Bancorp.) and Robert G. Cox assumed by Summit Bancorp. (incorporated by reference to Exhibit (10) I. (ii) on Form 10-K for the year ended December 31, 1995) and (iii) Amendment No. 1 dated March 1, 1999 to Employment Agreement dated March 1, 1996 between Summit Bancorp. and Robert G. Cox (incorporated by reference to Exhibit
               (10) I. (iii) on Form 10-K for the year ended December 31, 1998).

   10(j) Retirement Program for Outside Directors of Franklin State Bank (incorporated by reference to Exhibit (10) J. on Form 10-K for the year ended December 31, 1996).

   10(k) Franklin State Bank Deferred Compensation Plan adopted January 10, 1984 (incorporated by reference to Exhibit (10) K. on Form 10-K for the year ended December 31, 1996).

   10(l) (i) United Jersey Banks (former name of Summit Bancorp.) 1982 Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 2-78500 on Form S-8, filed July 21,
               1982) with (ii) Amendment No. 1, dated June 16, 1984 (incorporated by reference to Exhibit (10) L. (ii) on Form 10-K for the year ended December 31, 1994), (iii) Amendment No. 2, dated December 19, 1990 (incorporated by reference to Exhibit
               (10)L.(iii) on Form 10-K for the year ended December 31, 1995) and (iv) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19,
               1993)(incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993) (File No. 1-6451).

   10(m) (i) Retirement Restoration Plan, adopted April 19, 1983 (incorporated by reference to Exhibit (10) M. (i) on Form 10-K for the year ended December 31, 1994), (ii) Supplemental Retirement Plan, adopted August 16, 1989 (incorporated by reference to Exhibit (10) M. (ii) on Form 10-K for the year ended December 31, 1994), (iii) Written Consent of UJB Financial Corp. (former name of Summit Bancorp.) Benefits Committee interpreting the Retirement Restoration Plan, adopted August 30, 1989 (incorporated by reference to Exhibit (10) M. (iii) on Form 10-K for the year ended December 31, 1994), (iv) Amendments to the Retirement Restoration Plan and Supplemental Retirement Plan adopted April 25, 1994 (incorporated by reference to Exhibit (10)
               M. (iv) on Form 10-K for the year ended December 31, 1994) and
               (v) Enhanced Retirement Income Plan effective, July 15, 1998 (incorporated by reference to Exhibit (10) M. (iv) on Form 10-K for the year ended December 31, 1998).

   (10(n) Summit Bancorp. 1999 Non-Executive Option Plan (incorporated by reference to Appendix A to the Registrants Proxy Statement dated March 9, 1999).

   10(o) Agreement of Purchase and Sale between United Trust Limited Partnership, as Purchaser, and Summit Bank, as Seller (relating to Sale and Leaseback of 250 Moore Street, 214 Main Street, 210 Main Street and 210 Moore Street, Hackensack, N.J.) dated November 5, 1999 (incorporated by reference to Exhibit (10) O.
               (i) on Form 10-Q for the quarter ended September 30, 1999).

   10(p) Twenty-year real estate lease executed and dated December 12, 1988 from Hartz Mountain Industries, Inc. for real property located in Ridgefield Park, New Jersey used as a data processing facility (incorporated by reference to Exhibit (10) P. on Form 10-K for the year ended December 31, 1993).

   10(q) (i) Twenty-five year real property lease, dated June 5, 1990, between Summit Bancorp. (under name of predecessor corporation The Summit Bancorporation) and Hartz Mountain Industries, Inc. for data processing and operations center located in Cranford, New Jersey (incorporated by reference to Exhibit (10) Q. (i) on Form 8-K, dated April 11, 1996) and (ii) Lease Modification Agreement, dated February 22, 1995 and effective October 1, 1994, between Summit Bancorp. (under name of predecessor corporation The Summit Bancorporation) and Hartz Mountain Industries, Inc. relating to the twenty-five year lease for data processing and operations center in Cranford, New Jersey (incorporated by reference to Exhibit (10) Q. (ii) on Form 8-K, dated April 11,
               1996).

   10(r) (i) Retirement Plan for Outside Directors of UJB Financial Corp., (former name of Summit Bancorp.), as amended and restated February 20, 1991 (incorporated by reference to Exhibit (10) W.
               (i) on Form 10-K for the year ended December 31, 1995), (ii) Interpretation, dated March 15, 1993, of the Retirement Plan for Outside Directors of UJB Financial Corp. (former name of Summit Bancorp.) (incorporated by reference to Exhibit (10) W. (ii) on Form 10-K for the year ended December 31, 1992) and (iii) Amendment adopted April 25, 1994 (incorporated by reference to Exhibit (10) W. (iii) on Form 10-K for the year ended December 31, 1994).

   10(s) (i) Form of Termination Agreement between Summit Bancorp. and each of T. Joseph Semrod, Robert G. Cox, John G. Collins, Sabry
               J. Mackoul, William J. Wolverton, Larry L. Betsinger, Alfred M. D'Augusta, John R. Feeney, Peter D. Halstead, William J. Healy, Dorinda Jenkins, James S. Little, Stewart McClure, Jr., Joseph A. Micali, Jr., Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg, Timothy S. Tracey, Edmund C. Weiss (incorporated by reference to Exhibit (10) EE. (i) on Form 10-Q for the quarter ended March 31, 1998).

   10(t) (i) Summit Bancorp. Executive Severance Plan, as amended through October 15, 1997 (incorporated by reference to Exhibit (10) FF.
               (i) on Form 10-Q for the quarter ended March 31, 1998), and (ii) Summit Bancorp. Executive Severance Plan Participation Letter (incorporated by reference to Exhibit (10) FF. (ii) on Form 10-Q for the quarter ended June 30, 1998).

   10(u) (i) Summit Bancorp. Executive Severance Plan Participation Letter for James J. Lynch (incorporated by reference to Exhibit (10) HH.
               (i) on Form 10-Q for the quarter ended June 30, 1999), and (ii) Termination Agreement between Summit Bancorp. and James J.

               Lynch (incorporated by reference to Exhibit (10) HH. (ii) on Form 10-Q for the quarter ended June 30, 1999).

   10(v) (i) Retirement Plan for Outside Directors of Commercial Bancshares, Inc. adopted May 1, 1986, (incorporated by reference to Exhibit (10) JJ. on Form 10-K for the year ended December 31,
               1996) and (ii) Compensation Committee Interpretation, dated July 19, 1993 (incorporated by reference to Exhibit (10) JJ. (ii) on Form 10-Q for the quarter ended June 30, 1993).

   10(w) (i) Commercial Bancshares, Inc. Directors Deferred Compensation Plan adopted May 20, 1986 (substantially identical plans were adopted by former subsidiaries of Commercial Bancshares, Inc.) and (ii) related Master Trust Agreement (incorporated by reference to Exhibit (10) KK. (i) and (ii), respectively, on Form 10-K for the year ended December 31, 1996).

   10(x) (i) United Jersey Banks (former name of Summit Bancorp.) 1987 Stock Option Plan, (incorporated by reference to Exhibit (10) LL.
               (i) on Form 10-K for the year ended December 31, 1996) with (ii) Amendment dated April 25, 1989, (incorporated by reference to Exhibit (10) LL. (ii) on Form 10-K for the year ended December 31, 1994), (iii) amendment dated June 30, 1990, (iv) Compensation Committee Regulations for the Grant and Exercise of Stock Options and Restricted Stock (adopted July 19, 1993) (incorporated by reference to Exhibit (10) C. (ii) on Form 10-Q for the quarter ended June 30, 1993), (v) Compensation Committee Consent dated February 18, 1998 (incorporated by reference to Exhibit (10) C
               (v) on Form 10-Q for the quarter ended March 31, 1998) and (vi) Amendment dated April 17, 1998 to United Jersey Banks 1987 Stock Option Plan (incorporated by reference to Exhibit (10) C. (vi) on Form 10-Q for the quarter ended March 31, 1998).

   10(y) Converted Collective Bancorp, Inc. Stock Option Plan of Summit Bancorp. (incorporated by reference to Exhibit (10) to Registration Statement No. 333-35075 on Form S-8, filed September 5, 1997).

   10(z) Collective Federal Savings and Loan Association Directors Deferred Compensation Plan, Amendment No. 1 effective January 1, 1989, Amendment No. 2 effective July 22, 1997 and Rabbi Trust Agreement under Collective Bancorp. Directors Deferred Compensation Plan dated as of July 15, 1997 (incorporated by reference to Exhibit (10) NN. on Form 10-K for the year ended December 31, 1997).

   23(a)       Consent of KPMG LLP.

   23(b)       Consent of Moore Stephens, P.C.

   23(c) Consent of Thompson Coburn LLP to be included in its opinion filed as Exhibit 5 to this registration statement.

   23(d) Consent of Moore Stephens, P.C. to be included in its opinion filed as Exhibit 8 to this registration statement.

   24 Power of Attorney - included on the signature page of this registration statement.
_______________

     *  Previously filed on March 29, 1999.
    ** Previously filed on May 17, 1999 and June 18, 1999, respectively. *** Previously filed on August 16, 1999.
  ****  Previously filed on November 15, 1999.